As filed with the Securities and Exchange Commission on April 3, 2024

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Nevada	3714	27-2343603
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

10800 Galaxie Avenue

Ferndale, Michigan 48220

(877) 787-6268

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Reinharz

Chief Executive Officer

10800 Galaxie Avenue

Ferndale, Michigan 48220

(877) 787-6268

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick M. Lehrer, P. A.

Frederick M. Lehrer, Esquire

2108 Emil Jahna Road

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment that specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, shall have been declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2024

2,500,000,000 Shares of Common Stock

This prospectus relates to the sale by the Selling Stockholder, GHS Investments, LLC (“GHS”), of Artificial Intelligence Technology Solutions, Inc. (the “Company”) of up to two billion five hundred million (2,500,000,000) shares of common stock, par value $0.00001 per share. We will not receive proceeds from the sale of the shares by the Selling Stockholder. However, we may receive aggregate gross proceeds of up to $5.3 million from the sale of our common stock registered herein to the Selling Stockholder, pursuant to the March 22, 2023 Equity Financing Agreement entered into with GHS (the “Purchase Agreement”).

Our common stock is quoted on the OTC Pink under the symbol “AITX.” On April 1, 2024, the last reported sales price of our common stock on the OTC Pink was $0.0025 per share.

The Purchase Agreement provides that the Company may discretionarily sell to GHS up to $30,000,000 of shares (“Purchase Shares”) of the Company’s common stock upon our issuance of Purchase Notices to GHS (See “Purchase Agreement with GHS Investments, LLC” on page 1 of this prospectus for a description of the GHS Purchase Agreement). The Selling Stockholder will sell its Purchase Shares at prevailing market prices or in privately negotiated transactions, other details of the sales which are contained in the section titled “Plan of Distribution” on page 13.

GHS is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We will bear all costs, expenses and fees in connection with the registration of the common stock. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is April 3, 2024.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The Selling Stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Artificial Intelligence” or the “Company” in this prospectus mean Artificial Intelligence Technology Solutions, Inc. and its wholly-owned subsidiaries.

Company Overview

We apply AI technology to solve enterprise problems that are expensive, repetitive, difficult to staff, and outside of the core competencies of the client organization. Our main focus is disrupting and capturing a significant portion of the global security services market, specifically the human security guard market and the physical security market. RAD solutions are unique in that they start with an AI-driven autonomous response utilizing cellular optimized communications, while easily connecting to a human operator for a manned response as needed. We use purpose-built hardware and deliver our services through RAD-developed software and cloud services allowing enterprises IT groups to focus on their core competencies.

Definitive Information Statement

On March 26, 2024, we filed a Schedule 14C Definitive Information Statement to provide notice that our Board of Directors approving the filing of a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock by two billion five hundred million (2,500,000,000) common stock shares to a total of twelve billion five hundred million (12,500,000,000) common stock shares (the “Authorized Share Increase”) and our consenting shareholder executing a written consent authorizing the Authorized Share Increase.

About this Offering

Equity Financing Agreement with GHS Investments, LLC

On March 22, 2023, we entered into the Equity Financing Agreement with GHS referred to herein as the “Purchase Agreement”.

Pursuant to the Purchase Agreement, we have the right, in our sole discretion, subject to the conditions and limitations contained therein, to direct GHS, by delivery of a purchase notice (a “Purchase Notice”) to purchase (each, a “Purchase”) over the 24 month term of the Purchase Agreement, a minimum of $10,000 and up to a maximum of $1,500,000. The aggregate value of Purchase Shares sold to GHS may not exceed $30,000,000. Each Purchase Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the Purchase Agreement. The maximum dollar amount of each Put will not exceed 250% of the average daily trading volume for the common stock during the 10 consecutive trading days preceding the Put Notice Date.

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The Purchase Price is defined as 80% of the lowest traded market price during the Pricing Period, but if the average Closing Price for the Common Stock during the 3 trading days preceding a Put Notice is equal to or greater than $0.01 per share the applicable Purchase Price will equal 85% of the lowest traded market price during the Pricing Period. The Pricing Period is the nine consecutive business days immediately preceding, but not including, the date a Purchase Notice is delivered. Should we up-list to NASDAQ or an equivalent national exchange, the Purchase Price will be 90% of the lowest VWAP during the Pricing Period, subject to a floor price of $4.50 per share.

The Purchase Agreement prohibits GHS from purchasing any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by GHS would result in GHS having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock. There are no trading volume requirements or restrictions under the Purchase Agreement and we will control the timing and amount of any sales of its common stock to GHS.

We may not deliver a Purchase Notice to GHS and GHS is not obligated to purchase the Purchase Shares unless each of the following conditions are satisfied: there is an effective Registration Statement; the Common Stock is listed or quoted for trading on the Principal Market; we are not in breach of in default of the Purchase Agreement or Registration Rights Agreement; no injunction has been issued prohibiting the purchase of the or the issuance of the Securities; and the issuance of the Securities does not violate the Principal Market requirements.

The Purchase Agreement is for a term of twenty four months but may terminate earlier on the date that GHS has purchased the aggregate Offering Amount of $30,000,000 of the Purchase Shares that are sold to GHS. We and GHS each have the right to terminate the Purchase Agreement at any time upon thirty days-notice. The Purchase Agreement will be suspended and remain suspended if any of the following events occur: if our Common Stock is suspended by the applicable authority, our Common Stock ceases to be quoted; we breach a representation, warranty, covenant in the Purchase Agreement;, and upon the occurrence of bankruptcy proceedings by or against us.

Subject to the foregoing, actual sales of Purchase Shares to GHS under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our operations.

Prior Issuances with GHS

From July 11, 2023 to April 1, 2024, we issued 3,292,073,252 common stock shares to GHS.

Agreement with JH Darbie & Company

September 24, 2023 Placement Agent Agreement

We have a September 24, 2023 Placement Agreement with JH Darbie & Company (“Darbie”) to introduce third party investors to us for which we are obligated to pay Darbie: (a) upon consummation of the closing of a financing on our behalf, a finder’s fee in cash equal to 8% of the gross proceeds of an equity/convertible security (4% of for Equity Lines of Credit) and/or cash equal to 3% of the gross proceeds of a non-convertible debt transaction; (b) pay Darbie non-callable warrants equal to 8% warrant coverage of the amount raised (0% warrant coverage for Equity Lines of Credit. In conjunction with (b), the warrants will entitle the holder to purchase our securities at a purchase price equal to 120% of the introduced party’s exercise price of the transaction or the public market closing price of our common stock on the date of the transaction, whichever is lower.

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RISK FACTORS

Risks Related to Our Business

Our business is at an early stage, and we have not yet generated any profits.

RAD I, our primary operating subsidiary, was formed in 2016 and made its first sale in 2016. Accordingly, we have a limited operating history upon which to evaluate its performance and prospects. Our current and proposed operations are subject to all the business risks associated with young enterprises. These include likely fluctuations in operating results as we make significant investments in research, development and product opportunities, we react to developments in our market, including purchasing patterns of customers, and the entry of competitors into the market. We cannot assure you that we will generate enough revenue to be profitable in the next three years or at all, which could lead to a loss of part or all of an investment.

Our auditor has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements of which this prospectus is a part have been prepared on a going concern basis. We may be unable to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and pay liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Our financial results may fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon our past financial results as indicators of future performance. In addition, you should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including, but not limited to the following:

●	our ability to maintain and grow our client base;

●	clients suffering downturns, financial instability or becoming subject to mergers or acquisitions;

●	our ability to develop and introduce new products and the ability of our competitors to do the same;

●	our ability to maintain gross margins and operating margins;

●	increases in marketing, sales, service and other operating expenses incurred in expanding our operations and remaining competitive;

●	changes affecting our suppliers and other third-party service providers;

●	adverse litigation judgments, settlements, or other litigation-related costs; and

●	changes in business or macroeconomic conditions, including regulatory changes.

We have a limited number of deployments and our success depends on an unproven market.

The market for advanced physical security technology is relatively new and unproven and is subject to risks and uncertainties. In order to grow our business and extend our market position, we will need to place into service additional robots, expand our service offerings, and expand our presence. Our ability to expand the market for our products depends on a number of factors, including the cost, performance and perceived value associated with our products and services. Furthermore, the public’s perception of the use of robots to perform tasks traditionally reserved for humans may negatively affect demand for our products and services. Ultimately, our success will depend largely on our customers’ acceptance that security services can be performed more efficiently and cost effectively through the use of our robots and ancillary services, of which there can be no assurance.

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We cannot assure you that we can effectively manage our growth.

Our business growth and expansion and additional products, which create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As we continue to grow, our information technology systems, internal management processes, internal controls and procedures and production processes may be inadequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we implement more complex organizational and management structures consistent with our growth, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our business performance.

Our costs may grow more quickly than our revenues, harming our business and profitability.

We expect our expenses to continue to increase in the future as we expand our product offerings, expand production capabilities and hire additional employees. We expect to continue to incur increasing costs, in particular for working capital to purchase inventory, marketing and product deployments as well as costs associated with customer support in the field. Our expenses may be greater than we anticipate which would have a negative impact on our financial position, assets and ability to invest further in the growth and expansion of our business.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We depend on the continued services and performance of key members of the management team, in particular, founder and Chief Executive Officer, Steven Reinharz, Chief Financial Officer, Anthony Brenz, and RAD I Chief Executive Officer, Mark Folmer. While we currently have employment agreements with Messrs. Reinharz and Brenz, we do not have any employment agreements in place with our other officers. If we cannot call upon Messrs. Reinharz and Mr. Brenz or Mark Folmer or other key management personnel for any reason, our operations and development could be harmed. We have not yet developed a succession plan. Furthermore, as we grow, we will be required to hire and attract additional qualified professionals such as accounting, legal, finance, production, service and engineering experts. We may be unable to locate or attract qualified individuals for such positions, which will affect our ability to grow and expand our business.

Because our Board of Directors does not currently have an audit committee, compensation committee, nomination committee, or any other form of corporate governance committee, shareholders will have to rely on our only director, who is not independent, to perform these functions.

We do not have an audit committee, compensation committee, nomination committee, or any form of corporate governance committees that includes any independent members. Instead, the Board of Directors performs these functions as a whole. As a result, we do not receive the independent advice of other persons.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. As of the date of this report, there are no patents filed on our behalf. We plan to file various applications in the United States for protection of certain aspects of its intellectual property. However, third parties may knowingly or unknowingly infringe our proprietary rights, may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we plan to take measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to those offered through RAD I and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have a material adverse effect on our business and financial results.

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Economic factors generally may negatively affect our operations.

We are subject to the general risks of the marketplace where we conduct business. Our results of operations will depend on a number of factors over which we have no control, including changes in general economic or local economic conditions, changes in supply of or demand for similar and/or competing products and services, and changes in tax and governmental regulations that may affect demand for such products and services. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect industrial and consumer spending could have a material adverse effect on our business. For these and other reasons, no assurance of profitable operations can be given.

General political, social and economic conditions can adversely affect our business.

Demand for our products and services depends, to a significant degree, on general political, social and economic conditions in our markets. Worsening economic and market conditions, downside shocks, or a return to recessionary economic conditions could serve to reduce demand for our products and services and adversely affect our operating results. In addition, an economic downturn could impact the valuation and collectability of certain long-term receivables held by us. Additionally, the global economy and financial markets may be adversely affected by geopolitical events, including the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s recent invasion of Ukraine.

Our businesses may be materially adversely affected by the recent coronavirus (COVID-19) outbreak or the related market decline and volatility.

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (“COVID-19”) a “Public Health Emergency of International Concern.” On March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that adversely affected economies and financial markets worldwide during 2020 and 2021, including the businesses which we operate and own a percentage of. The recent market decline and volatility in connection with the COVID-19 pandemic could also materially and adversely affect any future potential acquisitions. Furthermore, with restrictions on travel, the limited ability to have meetings with personnel, vendors and services providers are expected to have an adverse effect on our businesses. While we expect the effects of the pandemic to negatively impact our results from operations, cash flows and financial position, the current level of uncertainty over the economic and operational impacts of COVID-19 means the related financial impact cannot be reasonably estimated at this time. We have experienced customer delays and extensions for projects, supply chain delays, furloughs of personnel, increased utilization of telework, increased safety protocols to address COVID-19 risks, decreased installations and other impacts from the COVID-19 pandemic. We have experienced workforce shortages in connection with the COVID-19 pandemic. Our ability to attract and retain additional employees may limit its ability to grow across its businesses.

We are proactively working to adjust our operations to properly reflect the market environment during the immediate pandemic while maintaining sufficient resources for the expected rebound later this year. The extent to which COVID-19 impacts our businesses will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our operations may be materially adversely affected.

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The future reoccurrence of the COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

A future COVID-19 pandemic, including the emergence of variants for which vaccines may not be effective, may negatively affect our business by causing or contributing to, among other things:

●	Higher shipping costs and longer shipping times, especially for shipments from China and Europe;

●	Limited access to parts needed for our products due to the ongoing issues with global chip supply, which may affect our ability to meet our production goals;

●	Higher labor costs due to a diminished supply of potential employees and higher employee recruitment and retention costs; and

●	Disruptions in production due to employees becoming ill from Covid.

The extent of COVID-19’s effect on our operational and financial performance in the future will depend on future developments, including the duration, spread and intensity of the pandemic, our continued ability to manufacture and distribute our products, any future government actions affecting consumers and the economy generally, changing economic conditions and any resulting inflationary impacts, as well as timing and effectiveness of global vaccines, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. Although the potential effects that COVID-19 may continue to have on us are not clear, these effects could materially adversely affect our business, financial condition and results of operations.

Our business is subject to data security risks, including security breaches.

Our products employ technologies that are subject to various data security risks including security breaches and hacking, and we cannot guarantee that our products may not be negatively affected by these risks causing them to suffer damages. We use wireless data carrier providers to transmit data and information of all kinds, and those wireless providers may suffer security breaches that release our confidential information. The occurrence of the foregoing may damage our brand and increase our costs. Any of these events or circumstances could materially adversely affect our business, financial condition, and results of operations.

Our business success depends on large part on the success of our efforts to lease our products through dealerships.

Although we engage in some direct sales to potential customers, our primary focus is on leasing its robots to end-users through dealers that market to firms providing security guard and integrated security services. We believe our model based on partnerships with these dealers is valuable and currently has such partnerships with over twenty dealers, with plans to sign on additional dealers. However, there can be no assurance that we can successfully secure agreements with dealerships for the use of our products, which could materially impair our sales, financial condition, and business prospects.

We currently face competition and may face additional competition in the future; if we are unable to compete effectively, our business prospects and operations would be harmed.

RAD I’s re-entry into the mobile security robotics market presents us with two potential competitors. Knightscope, Inc., states that it has available one outdoor security robot called the ‘K5’ and has another outdoor robotic device under development, the ‘K9’. Cobalt Robotics Inc., offers an indoor robotic device that is designed to perform various security functions. Although either or both of these companies may create direct competition to RAD I’s products, neither of these companies has a mobile robot that performs the breadth of duties that can be performed by ROAMEO. We are also aware of other companies that are already active in our industry and other companies that are developing physical security technology in the U.S. and abroad that may potentially compete with our technology and services. These, or additional new, competitors may have more resources than we do or may be better capitalized, which may give them a significant advantage because they may be able to offer better pricing, survive an economic downturn or reach profitability compared with us. We cannot guarantee that we will be able to compete successfully against existing or emerging competitors. In addition, existing private security firms may also compete on price by lowering their operating costs, developing new business models or providing other incentives. We cannot give any assurance that we can adequately compete with existing or new competitors, and additional attempts to compete could lead us to expend additional funds toward our marketing efforts and further adversely affect our business operations.

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Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our machines operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

Our robots collect, store, and analyze certain types of personal or identifying information regarding individuals that interact with the machines. While we maintain stringent data security procedures, the regulatory framework for privacy and security issues is rapidly evolving worldwide and is likely to remain uncertain for the foreseeable future. Federal and state government bodies and agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, which in turn affect the breadth and type of features that we can offer to our clients. In addition, our clients have separate internal policies, procedures and controls regarding privacy and data security with which we may be required to comply. Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted or applied in a manner that is inconsistent with our current data management practices or the features of our products. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws and regulations, our business may be harmed.

Our success depends on the growth of our industry, most specifically on the growing adoption and use of physical security technology in general and the adoption and use of our products.

The market for our products and for physical security technology in general is relatively new and unproven and is subject to many risks and uncertainties. Our ability to gain growing market acceptance and adoption of our products depends on the market’s acceptance of physical security technology in general. If we are unable to increase acceptance of our products, and if the market for physical security technology generally does not develop as we hope, we will not be able to sell our products, which would adversely affect our financial performance.

Risks Related to our Securities

An investment in our securities is extremely speculative, and there can be no assurance of any return on the investment.

An investment in our securities is extremely speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks, including the risk of losing their entire investment in our securities. For example, the market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, many of which we have little or no control over. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Our common stock shareholders do not have voting control over us due to the rights granted to holders of our Series E Convertible Preferred Stock.

Steven Reinharz, our Chief Executive Officer, is currently the holder of all 3,350,000 shares of our Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock holds 2/3rds of the voting power of all shareholders at any time that corporate action requires a vote of shareholders. As a result, holders of common stock do not have voting control over the Company.

Because we are a “smaller reporting company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less information than they would receive from a public company that is not a smaller reporting company.

We are a “smaller reporting company” as defined in the Exchange Act. As a smaller reporting company, we may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or(ii) our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may make it harder for investors to analyze our results of operations and financial prospectus in comparison with other public companies.

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To fund our operations, we may conduct further offerings in the future, in which case our common stock may be diluted.

To fund our business operations, we anticipate continuing to rely on sales of its securities, which may include common stock, preferred stock, convertible debt and/or warrants convertible or exercisable into shares of common stock. Common stock may be issued in return for additional funds or upon conversion or exercise of outstanding convertible debentures or warrants. If additional common stock is issued, the price per share of the common stock could be lower than the price paid by existing holders of common stock, and the percentage interest of those shareholders will be lower. This result is referred to as “dilution,” which could result in a reduction in the per share value of your shares of common stock. Our failure or inability to raise capital when needed or on terms acceptable to us and our shareholders could have a material adverse effect on our business, financial condition and results of operations and would also have a negative adverse effect on the price of our common stock.

We have and may in the future utilize debt financing to fund our operations.

If we undertake debt financing to fund our operations, the financing may involve significant restrictive covenants. In addition, there can be no assurance that such financing will be available on terms satisfactory to us, if at all. Our failure or inability to obtain financing when needed or on terms acceptable to us and our shareholders could have a material adverse effect on our business, financial condition and results of operations and would also have a negative adverse effect on the price of our common stock.

The trading price of our common stock may fluctuate significantly.

Volatility in the trading price of shares of our common stock may prevent shareholders from being able to sell shares of common stock at prices equal to or greater than their purchase price. The trading price of our common stock could fluctuate significantly for various reasons, including:

●	our operating and financial performance and prospects;

●	our quarterly or annual earning or those of other companies in the same industry;

●	sales of our common stock by our management;

●	public reaction to our press releases, public announcements and filing with the SEC;

●	changes in earnings estimates or recommendations by research analysts who track common stock or the stock of other companies in the same industry;

●	strategic actions by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations or principles; and

●	changes in general economic conditions in the U.S. and in global economies and financial markets, including changes resulting from war or terrorist incidents.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a substantial impact on the trading price of securities issued by many companies. The changes frequently occur irrespective of the operating performance of the affected companies. As a result, the trading price of our common stock could fluctuate based upon factors that have little or nothing to do with our business.

Because we are a small company with a limited operating history, holders of common stock may find it difficult to sell their stock in the public markets.

The number of persons interested in purchasing our common stock at any given time may be relatively small. This situation is attributable to a number of factors. One factor is that we are a small company that is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume. Another factor is that, even if we came to the attention of these persons, they tend to be risk-averse and would likely be reluctant to follow an unproven company such as ours. Furthermore, many brokerage firms may not be willing to effect transactions in our securities, including our common stock. As a consequence, there may be periods when trading activity in our common stock is minimal or even non-existent, as compared to trading activity in the securities of a seasoned issuer with a large and steady volume of trading activity. We cannot give you any assurance that an active public trading market for our common stock or other securities will develop or be sustained, or that, if developed, the trading levels will be sustained.

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Our shares of common stock are subject to the SEC’s “penny stock” rules that limit trading activity in the market, which may make it more difficult for holders of common stock to sell their shares.

Penny stocks are generally defined as equity securities with a price of less than $5.00. Because our common stock trades at less than $5.00 per share, we are subject to the SEC’s penny stock rules that require a broker-dealer to deliver extensive disclosure to its customers before executing trades in penny stocks not otherwise exempt from the rules. The broker-dealer must also provide its customers with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, and provide monthly account statements showing the market value of each penny stock held by the customer. Under the penny stock regulations, unless the broker-dealer is otherwise exempt, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction before the sale. As a general rule, an individual with a net worth over $1,000,000 or an annual income over $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. The additional burdens from the penny stock requirements may deter broker-dealers from effecting transactions in our securities, which could limit the liquidity and market price of shares of our common stock. These disclosure requirements may reduce the trading activity of our common stock, which may make it more difficult for shareholders of our common stock to resell their securities.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted Rule 2111 that requires a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending the investment. Before recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell shares of common stock and may have an adverse effect on the market for our securities.

We do not anticipate paying dividends in the future.

We have never declared or paid any cash dividends on our common stock. Our current policy is to retain earnings to reinvest in our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future. Our dividend policy will be reviewed from time to time by our Board of Directors in the context of its earnings, financial condition and other relevant factors. Until we pay dividends, which we may never do, the holders of shares of common stock will not receive a return on those shares unless they are able to sell those shares at the desired price, if at all, of which there can be no assurance. In addition, there is no guarantee that our common stock will appreciate in value or even maintain the price at which holders purchased their common stock.

We will continue to incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We will continue to incur significant costs associated with our public company reporting requirements, including costs associated with applicable corporate governance requirements such as those required by the Sarbanes-Oxley Act of 2002, and with other rules issued or implemented by the SEC. We expect all of these applicable rules and regulations will result in significant legal and financial compliance costs and to make some activities more time consuming and costly. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our business is at an early stage, and we have not yet generated any profits.

RAD I, our primary operating subsidiary, was formed and made its first sale in 2016. Accordingly, we have a limited operating history upon which to evaluate its performance and prospects. Our current and proposed operations are subject to all the business risks associated with young enterprises. These include likely fluctuations in operating results as we makes significant investments in research, development and product opportunities, and reacts to developments in its market, including purchasing patterns of customers, and the entry of competitors into the market. We cannot assure you that we will generate enough revenue to be profitable in the next three years or at all, which could lead to a loss of part or all of an investment in us.

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Due to his ownership of Series E Preferred Stock, our Chief Executive Officer has voting rights equal to 66-2/3% of the voting rights held by all of our outstanding capital stock, giving him substantial control over our business and affairs and creating actual or potential conflicts of interests between his interests and the interests of the shareholders.

Our Chief Executive Officer holds 3,350,000 shares of Series E Preferred Stock. Because the Series E Preferred Stock has voting rights equal to 66-2/3% of the voting rights held by all of our outstanding capital stock, he has voting control over any matter to be voted upon by the shareholders of the Company, allowing him to exercise substantial control over our business and affairs. Moreover, his ownership of the Series E Preferred Stock creates the potential for conflicts of interest between his interests and the interests of the shareholders holding junior shares, including those holding common shares.

The Chief Executive Officer’s ownership of Series F Preferred Stock permits him to convert the Series F Preferred Shares into a multiple of shares of the then-outstanding common stock. Any such conversion of his Series F Preferred Shares would cause substantial dilution of the shares of common stock held by our common stock shareholders.

The Chief Executive Officer owns 2,450 shares of Series F Preferred Stock. The Series F Preferred Stock is convertible at the option of the holder into a multiple of the then-outstanding shares of common stock. The Chief Executive Officer’s conversion of shares of Series F Preferred Stock into common stock would substantially dilute the outstanding shares of common stock held by the common stock shareholders.

RISKS RELATED TO THE EQUITY FINANCING AGREEMENT WITH GHS

Should GHS sell the ___ 2.5 Billion shares being registered herein or some lesser material amount, sales of our Shares into the open market may cause material decreases in our stock price and decrease the percentage ownership of shares held by our other  shareholders.

The one billion shares of our common stock that are being registered herein may be sold into the market by GHS, thereby causing dilution of the shares and material  stock price declines.  Additionally, the respective percentage ownership held by each of our shareholders will materially decrease as a result of GHS sale of one billion shares  or a lesser material share amount.

Funding from the Purchase Agreement may be limited or insufficient to fund our operations or to implement our strategy.

Under our Purchase Agreement with GHS, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct GHS to purchase up to 1,000,000 shares of our common stock over a 24-month period. Factors may negatively affect the amount of proceeds we receive, including our share price, discount to market, and other factors relating to our common stock.

There can be no assurance that we will be able to receive all or any of the total commitment from GHS because the Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause GHS to buy common stock from us. For instance, we are prohibited from issuing a Draw Down Notice if the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, or the sale of Shares pursuant to the Draw Down Notice would cause us to sell or GHS to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by GHS of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). Moreover, there are limitations with respect to the frequency with which we may provide Draw Down Notices to GHS under the Purchase Agreement. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Purchase Agreement, and the registration statement of which this prospectus is a part, which covers the resale of up to 1,000,000,000 shares that may be issuable pursuant to draw downs under the Purchase Agreement.

The extent to which we rely on GHS as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from GHS were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all 1,000,000,000 shares of common stock under the Purchase Agreement with GHS, we will still need additional capital to fully implement our current business, operating plans, and development plans.

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You may experience future dilution as a result of this offering or future equity offerings.

We are registering for resale one billion shares that we may sell to GHS under the Purchase Agreement, which GHS may sell in the open market or in private transactions. Sales of our common stock shares under the Purchase Agreement may cause the material declines in the trading price of our common stock.

The Selling Stockholder will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Selling Stockholder GHS pursuant to the Purchase Agreement will be purchased at a discount to the closing price of the shares of our common stock during the applicable pricing period. The Selling Stockholder has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If GHS sells the shares, the price of our common stock could decrease. If our stock price decreases, GHS may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

We may use the net proceeds from sales of our common stock to GHS pursuant to the EFA in ways with which you may disagree.

We intend to use the net proceeds from sales of our common stock to GHS pursuant to the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from sales of common stock to GHS pursuant to the Purchase Agreement. Accordingly, we will have significant discretion in the use of the net proceeds of sales of common stock to GHS pursuant to the Purchase Agreement. It is possible that we may allocate the proceeds differently than investors in this offering desire or that we will fail to maximize our return on these proceeds. We may, subsequent to this offering, modify our intended use of the proceeds from sales of common stock to GHS pursuant to the Purchase Agreement to pursue strategic opportunities that may arise, such as potential acquisition opportunities. You will be relying on the judgment of our management with regard to the use of the net proceeds from the sales of common stock to GHS pursuant to the Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Any failure to apply the proceeds from sales of common stock to GHS pursuant to the Purchase Agreement effectively could have a material adverse effect on our business and cause a decline in the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the Selling Stockholder. However, we will receive proceeds from the sale of our common stock to Selling Stockholder pursuant to the Financing Agreement. The proceeds from our exercise of the Put right pursuant to the Financing Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for such other corporate purposes as the Board deems to be in our best interests. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for the proceeds we may receive. Accordingly, we will have broad discretion in the way that we use these proceeds.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time by the selling stockholder identified herein of up to an aggregate of one billion shares of our common stock.

The Purchase Shares are being registered to permit public sales of such securities, and the selling stockholder may offer the Purchase Shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their Purchase Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering the sale of such securities.

The following table sets forth, based on information provided to us by the selling stockholder or known to us, the name of the selling stockholder, and the number of shares of our common stock beneficially owned by the selling stockholder before and after this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. The selling stockholder has not had any material relationship with us or any of our predecessors or affiliates within the past three years.

We have assumed all of the Purchase Shares reflected offered hereunder will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the Purchase Shares listed in the table below, no estimate can be given as to the amount of those Purchase Shares covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Offered	Number of Shares owned After Offering		Percentage of Shares Owned After Offering
GHS Investments, LLC		2,500,000,000	0	*	0	*

*	Assumes that all of the Purchase Shares held by the selling stockholder covered by this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of their Purchase Shares, no definitive estimate can be given as to the number of Purchase Shares that the selling stockholders will ultimately offer or sell under this prospectus. Mark Grober exercises dispositive power over the shares. The address of GHS is 420 Jericho Turnpike, Suite 102, Jericho, NY 11753.

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PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of our common stock on OTC Pink or any other stock exchange, market officers existing as of the time of such repeal or modification trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

●	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions.

GHS is an underwriter within the meaning of the Securities Act, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We will receive proceeds from the sale of our common stock to GHS under the GHS Purchase Agreement. Neither the GHS Purchase Agreement with GHS nor any rights of the parties under the GHS Purchase Agreement may be assigned or delegated to any other person.

The Purchase Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Purchase Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Purchase Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF BUSINESS

Business and Historical Overview

Robotic Assistance Devices, LLC was incorporated in the State of Wyoming on July 26, 2016, as an LLC and was founded by current President Steve Reinharz. Mr. Reinharz, has 25+ years in various leadership/ownership roles in the security industry and was part of a successful exit to a global multinational security company in 2004. Mr. Reinharz started his first security integration company in 1996, which he grew to 30+ employees before closing that company in 2003. In 2017, Robotic Assistance Devices LLC converted to a C Corporation, Robotic Assistance Devices, Inc. (“RAD”), through the issuance of 10,000 common shares to its sole shareholder.

Artificial Intelligence Technology Solutions Inc. (formerly known as On the Move Systems Corp.) (“AITX” or the “Company”) was incorporated in Florida on March 25, 2010, and reincorporated in Nevada on February 17, 2015. On August 24, 2018, On the Move Systems Corp. changed its name to Artificial Intelligence Technology Solutions Inc. (“AITX”).

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In 2017, AITX acquired all the ownership and equity interests in RAD (the “Acquisition”). Before the Acquisition, AITX’s business focus had been transportation services, and AITX was exploring the on-demand logistics market by developing a network of logistics partnerships. After the Acquisition, AITX shifted its business focus to align with RAD’s mission. Since that time, AITX has been engaged in pursuing the delivery of artificial intelligence (AI) and robotic solutions for operational, security, and monitoring needs. More specifically, we is focused on applying advanced AI-driven technologies, paired with multi-use hardware and supported by custom software and cloud services, to intelligently automate and integrate a variety of high-frequency security, concierge, and operational tasks.

Since substantially all of AITX’s operations were disposed of with the transaction’s consummation, the Acquisition was treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes. AITX recorded no goodwill or other intangible assets as a result of the Acquisition. RAD is treated as the accounting acquirer as its stockholders control over us after the Acquisition, even though AITX was the legal acquirer. Therefore, the assets, liabilities, and historical operations reflected in these financial statements are those of RAD as if RAD had always been the reporting company.

RAD’s solutions are offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract. RAD’s solutions are expected to earn over 75% gross margin over the life of each deployed asset when under subscription. RAD also sells units which generally limits gross margin to the 50% range. Specifically, RAD provides workflow automation solutions delivered through a system of hardware, software and cloud services. All elements of hardware and software design offered by RAD are 100% designed, developed and owned by RAD.

Company Strategies

We apply our Artificial Intelligence (AI) technology to solve enterprise problems categorized as expensive, repetitive, difficult to staff, and outside of the core competencies of our client or prospective client organizations.

A short list of basic examples include:

1.	Typical security guard-related functions such as monitoring a parking lot during and after hours and responding appropriately. This scenario applies to perimeters, interior yard areas, and related similar environments.

2.	Integrated hardware/software with AI-driven responses, simulating and expanding on what legacy or manned solutions could perform.

3.	Automation of common access control functions through technology utilizing facial recognition and machine vision, leapfrogging most legacy solutions in use today.

RAD’s first industry focus is the more than $100 billion global security services market.1 RAD’s current goal is to disrupt and capture a significant portion of both the human security guard market (over $30 billion)2 and “physical security” (video surveillance, access control, visitor management, etc.) market (over $20 billion) through its innovative RAD solution ecosystem.

RAD solutions are unique because they:

1.	Start with an AI-driven autonomous response utilizing cellular-optimized communications, while easily connecting to a human operator for a manned response, as needed.

2.	Use unique hardware purpose-built by RAD for delivery of these solutions. Various form factors have been customized to deliver this new functionality.

3.	Deliver services through RAD-developed software and cloud services, allowing enterprise IT groups to focus on core competencies instead of maintenance of complex video and security platforms.

1 https://www.statista.com/statistics/323113/distribution-of-the-security-services-market-worldwide/

2 https://www.statista.com/statistics/294206/revenue-of-security-services-in-the-us/

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AITX Subsidiaries

AITX owns and operates three (3) wholly-owned subsidiaries.

1.	Robotic Assistance Devices, Inc. (RAD I) is the primary operating company of AITX. We hold holds the dealer and end-user contracts, employs all US employees, operates the California and Michigan facilities, and is the primary industry-facing entity of AITX. RAD I owns all intellectual property related to RADSoC™, RAD Mobile SOC™, RADGuard™, and their core operating architecture. RAD I owns everything related to AITX’s line of stationary devices and their manufacturing. RAD I also implements and services the devices.

2.	Robotic Assistance Devices Group, Inc. (RAD G) is RAD G is an AITX subsidiary, separate from RAD I and RAD M, created for the purposes of expected future sales through a channel that is incompatible and non-competitive with RAD I’s existing channel. RAD G is focused on the development of advanced software and electronics solutions and hopes to have a solution in the marketplace by the end of 2022. We expect s that this first solution, which will be software-only, will be marketed through RAD I. Additional solutions under development are likely to have a direct go-to-market strategy that complements RAD I’s strategy. Development efforts for these entities are highly confidential and will remain so until marketable solutions are ready to launch.

3.	Robotic Assistance Devices Mobile, Inc. (RAD M) is RAD M is an AITX subsidiary, separate from RAD I and RAD G, created for the purposes of future developments, partnerships, and marketing in which we may engage in the future. RAD M is focused on the development of autonomous mobile devices, both ground-based and airborne. RAD M’s first solution, the ROAMEO™ unmanned ground vehicle, incorporates RAD M technologies related to the development of custom chassis, drive train, power management, perception, and prediction. ROAMEO features technology from RAD I to perform its functions. We believe that ROAMEO will bring the first outdoor, rugged, commercial security and facility robot to market. This mobile solution will complement the stationary systems. ROAMEO is manufactured, implemented, and maintained by RAD I. ROAMEO began serial production in RAD’s Michigan facility in July 2021. RAD M will continue developing additional mobility solutions that RAD I will bring to market.

Background - First Commercial Rugged Outdoor Security Robot

Steven Reinharz started RAD in the summer of 2016. RAD originally partnered with SMP Robotics Systems Corp. (SMP) and commercialized the SMP S5 Robot for the security market. RAD’s commercialization of the platform focused on integrating traditional security industry manufacturers’ solutions onto the robotics platform. After two paid proofs-of-concept for large utility companies (under NDA) and over 18 months of development and testing, RAD began deployments with various Fortune 500 customers. These deployments were scheduled to start in October 2017 but were delayed until December 2017 due to various supply chain challenges.

By March 2018 it was apparent that S5 platform was not sustainable and RAD began to pull robots out of service.

The robots were rejected by customers due to unsatisfactory reliability and some technical flaws that could not be solved, despite full efforts by SMP and RAD. RAD now considers this phase of the company ‘Phase 1’ into robotics. The Company attempted over 40 deployments during this period.

RAD has had no contact with SMP Robotics since April 2018.

Much of RAD’s existing convertible debt was acquired in support of the RAD/SMP robotics program. This convertible debt has largely been converted to long-term debt and warrants as shown in these financial filings.

ROAMEO will deliver on AITX’s goal of bringing the first outdoor, rugged, commercial security and facility robot to market. This mobile solution will complement the stationary systems AITX already has operating in physical security applications serving customers in a wide range of environments.

Background – RAD’s 2nd Generation Ecosystem

RAD’s primary strategy has always been to use AI technology and modern systems to transform the security industry. Mobile robots, indoor and outdoor, are a part of that strategy. However, to ultimately realize the delivery of these solutions, a set of “stationary robots” required development.

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These stationary robots launched in April 2018 with the Security Control and Observation Tower (SCOT), development of which began in August 2017. SCOT performs many of the same functions as a stationary human security guard, plus many tasks that human guards cannot, and does so at approximately 15% of the cost. There is no known comparable solution available today that blends technology, usability, unique features, and price. SCOT received an enthusiastic response from the security market and industry accolades. SCOT’s positive reception reinvigorated RAD, which accelerated the development of the software and cloud services that support SCOT. SCOT runs on the RAD Software Suite™. This software suite is a cloud and mobile platform at the heart of all RAD security solutions.

A beta version SCOT was first shown to potential customers at the end of February 2018 in an exposition held in Ohio that tested customer reception and elicited voice-of-the-customer input. SCOT and the preliminary RAD Software Suite received a favorable customer response. Customer feedback was incorporated into SCOT, and ideas on SCOT derivatives were added to the hardware development roadmap.

In April 2018, at the ISC West, a large annual physical security event held in the United States, SCOT won three awards: (1) The Security Industry Association’s (SIA) New Product Award for Law Enforcement/Guarding3, (2) A 2018 Secure Campus Award from Campus Security and Life Safety Magazine, and (3) A ‘Govie’ award for government security solutions from Security Today Magazine.

RAD has since won numerous awards for its solutions, including:

RAD Light My Way™, Secure Campus 2022 Awards, in the categories of ‘Security & Personal Safety Devices’ & ‘Artificial Intelligence’

AVA™ 3.0 with STAN™, Security Industry Association NPS Awards, in the category of ‘Access Control Software, Hardware, Devices and Peripherals’

ROSA™ with RAD Light My Way, CBRE Innovation Challenge 2021, in the category of ‘Best Workplace Experience Solution Award’

ROSA 180™, American Security Today 2021 ASTORS Awards, in the categories of ‘Best Robotic Perimeter Protection’ & ‘Best Motion Detection Solution’

RAD’s pivot to SCOT and its future derivatives is complete, and RAD’s current facilities can produce a mix of up to 100 units per month with moderate additional investment in equipment and manpower.

Software Solutions

RAD has created a variety of front-end and back-end software solutions to power its ecosystem. RADGUARD is customer-facing software (on the touchscreens of RAD’s field devices), and management solutions include RADSOC (Security Operations Center) and RADPMC (Property Management Center).

RAD has developed a variety of utilities that allow automatic over-the-air updates, most of which are within a back-end application called SCOT Manager.

RAD has developed Visitor Management, Access Control, and other applications itself instead of seeking to partner with legacy manufacturers. It is RAD’s opinion that the legacy paradigm in the physical space underserves the markets in terms of cost, functionality, and integration.

RAD recently introduced its own Video Management System into RADSOC, delivering a fully integrated solution that facilitates robust security and property management capabilities.

We believe that RAD’s ability to deliver easy-to-use, easy-to-obtain, and easy-to-support software, combined with custom workflow-automation applications, is key to our success.

3 SIA’s New Product Showcase recognizes innovative products, services and solutions in electronic physical security, and SCOT™’s award comes in the Law Enforcement/Guarding Systems category. Technologies within the program are used in the protection of life and property in residential, commercial, and institutional settings, displaying SCOT™’s importance in long-range human detection and acting as a force multiplier for safety and defense against outside threats.

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Manufacturing & Assembly

RAD uses various domestic and overseas machine shops for raw material procurement and machining of the required plastic and metal pieces that build RAD devices. RAD’s sourcing has redundancy through use of multiple machine shops producing the same products for RAD. In addition, all pieces within any RAD device can be procured from a choice of suppliers.

RAD’s margins are based on current small batch production and assembly. We expect that economies of scale will drive greater gross margin as quantities and efficiencies increase.

Roadmap

RAD expects to introduce new products and updates to several products during the remainder of 2022 and early 2023, including the following:

1.	ROAMEO 3.0. This release will have an updated physical design in line with the general ‘RAD 3.0 look’ as well as feature several custom components that will significantly improve the robot’s long term autonomy.

2.	RAD-dogs. Further details to be released throughout the fiscal year.

3.	‘RIO’, RAD’s entry into an existing market that we value between $ 250 million and $ 500 million per year.

RAD’s hardware and software have benefited from continuous significant improvements and to date has over 1,500,000 paid operating hours.

Team and Culture

AITX has built a strong start-up culture based on performance, sacrifice, and rewards. Attracting employees who can thrive in this environment requires a different approach to corporate growth and development. RAD’s governing philosophy centers around the principles of “Emotional Intelligence. Self-awareness, composure, internal motivation, empathy, and social skills are prerequisites for joining the RAD team, and each candidate interview begins with a review of the foundational elements that comprise RAD culture.

Team members are open to multitasking and wearing multiple hats, as situations demand. This allows management to focus on larger goals and long-term strategies. We try to ensure that our entire staff shares the same core beliefs and values , allowing us to adapt and adjust quickly to changes that might grind other companies to a halt. Members have been no stranger to the difficulties that face a startup, including unexpected setbacks, delays in funding, or a cash crunch, but they have persevered with dedication and enthusiasm for our greater mission. They have met incredibly tight deadlines, volunteered to make financial sacrifices, and assisted wherever and however they can.

We believe that RAD’s high-EQ work culture creates productive, motivated employees that has allowed us to weather the difficult period of robot deployments and our transition to 2nd generation solutions.

Market Environment

RAD believes that its experience has shown that the security market is ripe for disruption. It has captured the interest of many Fortune 500 companies. We belief that no other company operating in the physical security space has the solutions, distribution channel, reputation, sales or support model to rival RAD in the near term. In addition, we expect that the launch of RAD’s mobile solutions will significantly increase the gap between it and would-be competitors. RAD will be a one-stop-shop for proven and comprehensive mobile and stationary workflow improvement devices and systems.

RAD’s technology model includes a “new paradigm” for the security industry: Security in a Box. Every RAD solution features connection to the RAD Software Suite, a platform for AI processing, usage analytics, cloud-sided video, communications interface, audit logs, and much more.

Prospective ROAMEO Impact

Our release of ROAMEO positions it as a near-competitor to Knightscope, a Palo Alto based robotics company in business since 2012. RAD’s approach is different from Knightscope’s on many elements of technology.

RAD expects that a small number of expected ROAMEO orders will make a substantial impact on RAD’s financial performance and create momentum for significant adoption of the entire RAD lineup.

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Customer Acceptance of RAD Solutions

RAD end-users include one Fortune Top 10 company and a number of other Fortune 500 companies. RAD is currently deployed in logistics, commercial real estate, healthcare, amusement, manufacturing and retail industries. We believe that if RAD is ultimately deployed to only 5% of the facilities within any of these industries, we will be profitable.

RAD’s batch production of SCOTs & WALLYs have all been committed prior to the completion of the production cycle, with an average delivery time of 45 days. RAD has set a goal, predicated on steady demand, to reduce delivery time to 15 days.

RAD Industry Leadership Role

Steven Reinharz has earned a prominent role as a spokesperson for AI and change in the security industry. He has lectured and participated in several panels for some of the security industry’s largest events and organizations. Mr. Reinharz sits on the SIA’s Autonomous Working Group committee, which is dedicated to helping shape the industry and support progressive legislation. Most recently, Mr. Reinharz provided a lecture to NYC’s ASIS CPP group that qualified as a continuing education credit.

It is expected that Steven Reinharz will continue his promotion of the new paradigm for the next few years until adoption is widespread.

Go To Market Strategy

RAD’s strategy continues to focus on the creation and support of a strong dealer channel. This approach affords multiple benefits to RAD with few downsides. RAD has successfully integrated through the largest U.S. guarding company and recently signed another top-three guarding company as a RAD dealer. Furthermore, RAD has been signing up and developing mid-sized and smaller dealers. RAD is on track to establish a focused group of dealers, most of whom will exclusively represent RAD solutions.

Supplemental to nurturing a solid dealer channel, RAD will, under certain circumstances, accept subscriptions directly from end-users. These situations are largely characterized by the end-user not having a guarding company, having a guarding company that RAD does not want as a dealer, or other extenuating circumstances. RAD has no desired ratio of dealer vs. direct subscriptions. Dealer subscriptions remain the primary focus.

Competition

We may be subject to competition by competitors that have greater operating histories, cash and operational resources than we do.

Employees

As of March 23, 2023, we have a headcount of 90 fully dedicated full-time equivalents, including 42 RAD Inc. employees, 18 overseas contractors, and 30 employees of a Canadian research and development company. None of our employees are represented by a union. We consider our employee relations to be excellent. AITX’ principle shareholder owns a minority interest in the Canadian research and develop company but has not received any compensation of any kind from that company to date.

Accomplishments & Highlights

AITX, and its subsidiaries RAD I, RAD M, and RAD G, list of accomplishments highlights successes in adding to the strength of its executive leadership team, expanding its sales and distribution channels, launching new products, while growing its presence, visibility and profile within its existing marketplaces. Milestones and accomplishments over the past 12 months include:

SOC 2 Compliance

The SOC 2 Report has become a benchmark standard, and now an often-specified requirement, in the software procurement process. Established by the American Institute of Certified Public Accountants (AICPA), criteria and reporting principles are outlined as a means for organizations to create a documented framework of policies and procedures to prove how they manage and secure data in the cloud and ensure protection of customer privacy and ensure internal communications are suitably handled. This achievement reflects our stated goals of best-in-class data protection and internal processes.

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●	Implementation of ERP (enterprise resource planning) System

During the fiscal year the Company made a strategic investment in state-of-the-art ERP software to optimize its business process management, production capabilities and to better serve customers. We expect to have greater visibility on sales activities, trends, lead management and sales forecasting utilizing the new ERP.

●	Announced Strategic Alliances and Partnerships

We took steps to integrate its technology portfolio with other tech companies, working to bring solutions to market in a faster, more financially efficient manner. Announced alliances include:

March 24, 2021 - RAD to Integrate EAGL Gunshot Detection Technology into All Security Devices

https://radsecurity.com/robotic-assistance-devices-to-integrate-eagl-gunshot-detection-technology-into-all-security-devices/

August 19, 2021 - AITX Announces Details of Strategic Relationship with Ghost Robotics Corporation

https://radsecurity.com/aitx-announces-details-of-strategic-relationship-with-ghost-robotics-corporation/

●	Authorized Dealers Added to Dealer Network

RAD has more than 40 authorized dealers across the United States, Canada, and the EU, with plans for continued expansion. Dealers include the largest security companies in the world, including Allied Universal and Securitas. The ongoing addition of authorized dealers introduces and delivers RAD products to new markets. Dealer announcement and highlights include:

●	Discussion on Sales

The sales funnel has grown significantly over the course of this fiscal year. During the second half of the year the sales group increased substantially to five full time sales people lead by a Senior VP of sales. The first few months of any new employee are focused on training and results sometimes take 6 months from date of hire.

In the fiscal year ended February 29, 2022 RAD added 311 sales opportunities to the sales funnel. An opportunity is mostly defined as an account that is exhibiting a pain that can be solved by RAD, has a budget, and has reached the point in the sales process where they have a quote they can sign. Management has identified that conversion of accounts from opportunities to clients is low and has identified some of the reasons for the low conversion rate:

●	Buyer fear of deploying new technology and the perceived risks associated with trying something new

●	Compliance questionnaires can take up 18 months, slowing down final approvals

●	Slow adoption of structural changes to Dealers sales processes and internal compensation programs

Despite this the sales funnel continues to grow in size and quality. Management continues to ‘chip away’ at these change-related obstacles to sales by taking a high profile approach to existing client success, continuously improving the hardware and software to continue to increase the value of our solutions to end users.

Management expects device count deployments may be between 250 and 1250 devices this fiscal year. As of March 1, 2023 total devices deployed is approximately 301.

Uniformly end users and dealers report significant problems with recruiting and retaining manned labor. This fact is the primary driver of clients’ and dealers interest in RAD solutions. Management feels that the labor problem is going to increase in severity as inflationary pressures continue to drive up employee wages (making guard services more expensive) and reduce economic activity (presumably forcing companies to search out lower cost solutions to existing problems).

Management, based on daily conversations with clients, dealers and prospects, feels very strongly that there will be continued increasing demand for our solutions.

●	Additional Points of Interest

Management expects that as volume production grows, starting with ROSA, the company can achieve significant improvements in cost of goods sold. Part of these savings will be passed to the market in the form of reduced costs. Timing is dependent on parts costs reduction and timing of improvement of production efficiencies.

Management has registered a portfolio of Trademarks. Management may, depending on budget and finance, seek to acquire utility patents for a few innovations that the Company feels desire patent protection and are easily defensible.

Management suggests that revenue from device monitoring from RAD partners could, over time, become up to 15% of company revenues. There is little to no cost associated with this revenue stream.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock trades on the OTC Pink under the symbol “AITX”.

Holders

As of April 2, 2024, there were approximately 32 holders of our common stock, not including shares held in “street name” in brokerage accounts, which are unknown.

Dividends

We have not declared or paid any cash dividends on its common stock and does not anticipate paying dividends for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management Discussion and Analysis

Results of Operations for the 3 and 9 Months Ended November 30, 2023 and 2022

Forward-Looking Statements

The following discussion of our financial condition and results of operations for the three and nine months ended November 30, 2023 and Noveember 30, 2022 should be read in conjunction with our unaudited consolidated financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under Item 1A. Risk Factors appearing in our Annual Report on Form 10-K for the year ended February 28, 2023, as filed on June 14, 2023 with the SEC. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Unless expressly indicated or the context requires otherwise, the terms “AITX”, the “Company”, “we”, “us”, and “our” refer to Artificial Intelligence Technology Solutions Inc.

Overview

AITX was incorporated in Florida on March 25, 2010. AITX reincorporated into Nevada on February 17, 2015. AITX’s fiscal year end is February 28 (February 29 during leap year). AITX is located at 10800 Galaxie Ave., Ferndale Michigan, 48220, and our telephone number is 877-767-6268.

AITX’s mission is to apply Artificial Intelligence (AI) technology to solve enterprise problems categorized as expensive, repetitive, difficult to staff, and outside of the core competencies of the client organization.

A short list of basic examples include:

1.	Typical security guard-related functions such as monitoring a parking lot during and after hours and responding appropriately. This scenario applies to perimeters, interior yard areas, and related similar environments.

2.	Integrated hardware/software with AI-driven responses, simulating and expanding on what legacy or manned solutions could perform.

3.	Automation of common access control functions through technology utilizing facial recognition and machine vision, leapfrogging most legacy solutions in use today.

RAD solutions are unique because they:

1.	Start with an AI-driven autonomous response utilizing cellular-optimized communications, while easily connecting to a human operator for a manned response, as needed.

2.	Use unique hardware purpose-built by RAD for delivery of these solutions. Various form factors have been customized to deliver this new functionality.

3.	Deliver services through RAD-developed software and cloud services, allowing enterprise IT groups to focus on core competencies instead of maintenance of complex video and security platforms.

We encourage everyone to ensure they have the most up to date news by visiting AITX at AITX News - AITX - Artificial Intelligence Technology Solutions.

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Management Discussion and Analysis

Results of Operations for the Three Months Ended November 30, 2023 and 2022

The following table shows our results of operations for the three months ended November 30, 2023 and 2022. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Period
	Three Months Ended	Three Months Ended	Change
	November 30, 2023	November 30, 2022	Dollars	Percentage
Revenues	$596,980	$402,399	$194,581	48%
Gross profit	461,066	276,439	184,627	67%
Operating expenses	2,846,017	3,090,941	(244,924)	(8)%
Loss from operations	(2,384,951)	(2,814,502)	429,551	(15)%
Other income (expense), net	(1,581,533)	(1,271,158)	(310,375)	24%
Net Loss	$(3,966,484)	$(4,085,660)	$(119,176)	(3)%

Revenue

The following table presents revenues from contracts with customers disaggregated by product/service:

	Three Months Ended	Three Months Ended	Change
	November 30, 2023	November 30, 2022	Dollars	Percentage
Device rental activities	$416,062	$154,628	$261,434	169%
Direct sales of goods and services	180,918	247,771	(66,853)	(27)%
	$596,980	$402,399	$194,581	48%

Total revenue for the three-month period ended November 30, 2023 was $596,980 which represented an increase of $194,581 compared to total revenue of $402,399 for the three months ended November 30, 2022. This increase is a result of higher rental activities in the current year’s quarter due to 84 new deployments this quarter.

Gross profit

Total gross profit for the three-month period ended November 30, 2023 was $461,066, which represented an increase of $184,627 compared to gross profit of $276,439 for the three months ended November 30, 2022. The gross profit increased due to the higher sales and higher proportion of rental activities at higher margins than direct sales. The gross profit % of 77% for the three-month period ended November 30, 2022 was higher than the gross profit % of 69% for the prior year’s corresponding period.

Operating Expenses

	Period
	Three Months Ended	Three Months Ended	Change
	November 30, 2023	November 30, 2022	Dollars	Percentage
Research and development	$557,126	$813,313	$(256,187)	(31)%
General and administrative	2,009,047	2,123,768	(114,721)	(5)%
Depreciation and amortization	215,763	92,855	122,908	132%
Operating lease cost and rent	64,081	61,005	3,076	5%
Operating expenses	$2,846,017	$3,090,941	$(244,924)	(8)%

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Our operating expenses were comprised of general and administrative expenses, research and development, and depreciation. General and administrative expenses consisted primarily of professional services, automobile expenses, advertising, salaries and wages, travel expenses and consultants. Our operating expenses during the three-month period ended November 30, 2023 and November 30, 2022, were $2,847,017 and $3,090,941, respectively. The overall decrease of $244,924 was primarily attributable to the following changes in operating expenses of:

●	General and administrative expenses decreased by $114,721. In comparing the three months ended November 30, 2023 and November 30, 2022 this decrease was primarily due to the following decreases: stock based compensation by $28,598, sales and marketing by $79,451, travel by $30,478, insurance $35,606 and bad debts expense $77,135. These were partially offset by increases in the following accounts: subcontractors by $37,415, wages and salaries $72,071 and other G& A increases.

●	Research and development decreased by $256,187 due to due to a reduction in funding on development of future products.

●	Depreciation and amortization increased by $122,908 due to large increases in revenue earning devices, demo devices, tooling and computer equipment.

●	Operating lease cost and rent increased by $3,076 due to one less lease in the current period.

Other Income (Expense)

Other income (expense) during the three months ended November 30, 2023 and November 30, 2022, was ($1,581,533) and ($1,271,158), respectively. The $310,375 increase in other expense was primarily attributable to the increase in interest and debt amortization expense which is a result of higher loans in 2023.

Net loss

We had a net loss of $3,966,484 for the three months ended November 30, 2023, compared to a net loss of $4,085,660 for the three months ended November 30, 2022. The decrease in net loss of $119,176 is due to a number of factors: higher gross profit and lower general and administrative and other expense offset by higher other expenses in the three months ended November 30, 2023.

Results of Operations for the Nine Months Ended November 30, 2023 and 2022

The following table shows our results of operations for the nine months ended November 30, 2023 and 2022. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

Revenue

	Period
	Nine Months Ended	Nine Months Ended	Change
	November 30, 2023	November 30, 2022	Dollars	Percentage
Revenues	$1,368,551	$1,055,040	$313,511	30%
Gross profit	1,052,112	601,142	450,970	75%
Operating expenses	9,431,292	10,090,732	(659,440)	(7)%
Loss from operations	(8,379,180)	(9,489,590)	1,110,410	(12)%
Other income (expense), net	(4,902,225)	(3,440,621)	(1,461,604)	42%
Net loss	$(13,281,405)	$(12,930,211)	$(351,194)	3%

The following table presents revenues from contracts with customers disaggregated by product/service:

	Nine Months Ended	Nine Months Ended	Change
	November 30, 2023	November 30, 2022	Dollars	Percentage
Device rental activities	$997,754	$622,647	$375,107	60%
Direct sales of goods and services	370,797	432,393	(61,596)	(14)%
	$1,368,551	$1,055,040	$313,511	30%

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Total revenue for the nine-month period ended November 30, 2023 was $1,368,551 which represented an increase of $313,511 compared to total revenue of $1,055,040 for the nine months ended November 30, 2022. This 30% increase was because of higher rental activities due to 220 new deployments year to date November 30, 2023.

Gross profit

Total gross profit for the nine-month period ended November 30, 2023 was 1,052,112 which represented an increase of $450,970, compared to gross profit of $601,142 for the nine months ended November 30, 2022. The gross profit increased due to the 30% higher sales and higher proportion of rental activities at higher margins than direct sales. The gross profit % of 77% for the nine-month period ended November 30, 2023 was higher than the gross profit % of 57% for the prior year’s corresponding period.

Operating Expenses

	Period
	Nine Months Ended	Nine Months Ended	Change
	November 30, 2023	November 30, 2022	Dollars	Percentage
Research and development	$2,243,431	$2,800,834	$(557,403)	(20)%
General and administrative	6,423,951	6,762,602	(338,651)	(5)%
Depreciation and amortization	574,746	332,643	242,103	73%
Operating lease cost and rent	189,164	194,653	(5,489)	(3)%
Operating expenses	$9,431,292	$10,090,732	$(659,440)	(7)%

General and administrative expenses consisted primarily of professional services, automobile expenses, advertising, salaries and wages, travel expenses and consultants. Our operating expenses during the six-month period ended November 30, 2023 and November 30, 2022, were $9,431,292 and $10,090,732, respectively. The overall decrease of $659,440 was primarily attributable to the following changes in operating expenses of:

●	General and administrative expenses decreased by $338,651. In comparing the six months ended November 30, 2023 and November 30, 2022 the decrease may be partially explained by the following decreases: wages and salaries by $18,426, stock based compensation by $143,104, sales and marketing by $128,797, travel by $70,449 and bad debts expense $197,405. These were partially offset by increases in the following accounts: professional fees by $68,350, subcontractors by $63,956 , dues and subscriptions by $ $25,977 and other G& A increases.

●	Research and development decreased by $557,493 due to a reduction in funding on development of future products.

●	Depreciation and amortization increased by $242,103 due to the acquisition of ERP computer software, computer equipment tooling, and 220 new revenue earning devices.

●	Operating lease cost and rent decreased by $5,489 due to one less lease in the current period.

Other Income (Expense)

Other income (expense) during the nine months ended November 30, 2023 and November 30, 2022, was ($4,902,225) and (3,440,621), respectively. The 1,461,604 increase in other expense was primarily attributable to the increase in interest and debt amortization expense which is a result of higher loans in 2023.

Net loss

We had a net loss of $13,281,405 for the nine months ended November 30, 2023, compared to a net loss of $12,930,211 for the nine months ended November 30, 2022. The increase in net loss of $351,194 is primarily a result of higher other expenses consisting of interest and debt amortization costs. This increase was partially offset by higher gross profit and lower operating expenses.

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Liquidity, Capital Resources and Cash Flows

Management believes that we will continue to incur losses for the immediate future. Therefore, we will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements do not include and adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern.

As of November 30, 2023, we had a cash balance of $97,478, accounts receivable of $505,438, device parts inventory of $2,220,159 and $16,459,125 in current liabilities. At the current cash consumption rate, we will need to consider additional funding sources going forward. We are taking proactive measures to reduce operating expenses and drive growth in revenue.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

Capital Resources

The following table summarizes total current assets, liabilities and working capital (deficit) for the periods indicated:

	November 30, 2023	February 28, 2023
Current assets	$3,514,315	$3,438,992
Current liabilities	16,459,125	16,049,593
Working capital	$(12,944,810)	$(12,610,601)

As of November 30, 2023 and February 28, 2023, we had a cash balance of $97,478 and $939,759, respectively.

Summary of Cash Flows

Summary of Cash Flows	Nine Months Ended November 30, 2023	Nine Months Ended November 30, 2022
Net cash used in operating activities	$(9,378,427)	$(9,883,272)
Net cash used in investing activities	$(10,044)	$(217,601)
Net cash provided by financing activities	$8,546,190	$6,166,220

Net cash used in operating activities.

Net cash used in operating activities for the nine months ended November 30, 2023 was $9,378,427 which included a net loss of $13,281,405, non-cash activity such as the bad debts expense of $26,730, reduction of right of use asset of $88,378, accretion of lease liability $99,248, stock based compensation of $337,896, gain on settlement of debt of ($38,740) , change in operating assets and liabilities of $966,052, amortization of debt discount of $1,755,897, increase in related party accrued payroll and interest of $92,770 and depreciation and amortization of $574,746 to derive the uses of cash in operations.

Net cash used in investing activities.

Net cash used in investing activities for the nine months ended November 30, 2023 was $10,044 which was the purchase of fixed assets of $13,903 offset by reimbursement of security deposit $3,859.

Net cash provided by financing activities.

Net cash provided by financing activities was $8,546,100 for the nine months ended November 30, 2023. This consisted of share proceeds net of issuance costs of 7,527,190, proceeds from loans payable of $1,400,000, reduced by repayments on loans payable of $381,000.

Off-Balance Sheet Arrangements

None.

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Critical Accounting Policies and Estimates

Critical accounting policies and estimates are further discussed in our Annual Report on Form 10-K for the year ended February 28, 2023, as filed on June 14, 2023.

Related Party Transactions

For both the three months ended November 30, 2023 and November 30, 2022 , the Company had no repayments of net advances from its loan payable-related party At November 30, 2023, the loan payable-related party was $299,286 and $206,516 at February 28, 2023. Included in the balance due to the related party at November 30, 2023 is $222,754 of deferred salary and interest, $183,625 of which bears interest at 12%. At February 28, 2023, included in the balance due to the related party is $108,000 of deferred salary with $108,000 bearing interest at 12%. The accrued interest included in loan at November 30, 2023 and February 28, 2023 was $28,267 and $15,660 respectively.

Pursuant to the amended Employment Agreement with its Chief Executive Officer, for the three months and nine ended November 30, 2023, the Company accrued $62,000 (2022-$138,000) and $187,000 (2022-$362,500) of incentive compensation plan payable with a corresponding recognition of stock based compensation due to the expectation of additional awards being met. This will be payable in Series G Preferred Shares which are redeemable at the Company’s option at $1,000 per share. At November 30, 2023 and February 28, 2023 there was $1,166,000 and $979,000 of incentive compensation payable.

During the three months ended November 30, 2023 and 2022, the Company was charged $526,723 and $794,460, respectively for fees for research and development from a company partially owned by a principal shareholder.

During the nine months ended November 30, 2023 and 2022, the Company was charged $2,185,998 and $2,735,589, respectively for fees for research and development from a company partially owned by a principal shareholder.

Management Discussion and Analysis – February 28, 2023 and 2022

Results of Operations

The following table shows our results of operations for the years ended February 28, 2023 and February 28, 2022. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Period
	Year Ended	Year Ended	Change
	February 28, 2023	February 28, 2022	Dollars	Percentage

Revenues	$1,331,956	$1,447,109	$(115,153)	(8)%
Gross profit	653,883	974,183	(320,300)	(33)%
Operating expenses	13,344,563	14,346,069	(1,001,506)	(7)%
Loss from operations	(12,690,680)	(13,371,886)	681,206	(5)%
Other income (expense), net	(5,418,777)	(48,825,598)	43,406,821	89%
Net loss	$(18,109,457)	$(62,197,484)	$44,088,027	71%

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The following table presents revenues from contracts with customers disaggregated by product/service:

	Year Ended	Year Ended	Change
	February 28, 2023	February 28, 2022	Dollars	Percentage
Device rental activities	$754,126	$592,401	$161,725	27%
Direct sales of goods and services	577,830	854,708	(276,878)	(32)%
	$1,331,956	$1,447,109	$(115,153)	(8)%

Revenue

Total revenue for the year ended February 28, 2023 was $1,331,956, which represented a decrease of $115,153 compared to total revenue of $1,447,109 for the year ended February 28, 2022. This decrease was a result of higher unit sales in fiscal 2022 which were $688,180 as compared to unit sales of $376,546, this $311,634 increase was partially offset by increases in training revenue in 2023 so as to yield an overall decrease in direct sales of goods and services of $ 276,878. Rental activities increased by $161,725 or 27%, as the Company continues to grow its product line and customer base.

Gross profit

Total gross profit for the year ended February 28, 2023 was $653,883, which represented a decrease of $320,300, compared to total gross profit of $974,183 for the year ended February 28, 2022. The decrease is a result of the decrease in revenues above, higher amount of overhead allocated to cost of sales in fiscal 2023 by approximately $ 257,000 due to full year’s allocation in 2023 partially as compared to only a partial year’s allocation ion 2022. Although the factory lease started in May 2021 it took many months to ramp up factory capacity and personnel. Cost of sales also increased due to more staff being allocated to production work overt R&D work and a higher inventory provision in 2023.

Operating expenses

Operating expenses for the years ended February 28, 2023 and February 28, 2022 comprised of the following:

	Period
	Year Ended	Year Ended	Change
	February 28, 2023	February 28, 2022	Dollars	Percentage

Research and development	$3,625,468	$2,961,394	$664,074	22%
General and administrative	8,980,709	10,905,129	(1,924,420)	(18)%
Depreciation and amortization	478,115	232,886	245,229	105%
Operating lease cost and rent	260,271	275,785	(15,514)	(6)%
(Gain) loss on disposal of fixed assets	—	(29,125)	29,125	100%
Operating expenses	$13,344,563	$14,346,069	$(1,001,506)	(7)%

Our operating expenses were comprised of general and administrative expenses, research and development, depreciation and amortization, operating lease and rent and a (gain) loss on disposal of fixed assets. General and administrative expenses consisted primarily of professional services, automobile expenses, advertising, salaries and wages, travel expenses and rent. Our operating expenses during the years ended February 28, 2023 and February 28, 2022 were $13,344,563 and 14,346,069, respectively. The overall $1,001,506 decrease in operating expenses was primarily attributable to the following changes in operating expenses:

●	Research and development expenses increased by $664,074 which was due funding development of new products,(such as the ROAMEO, RIO, RADDOG,and new RAD software solutions ) as well as upgrades of existing products.

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●	General and administrative expenses decreased by $1,924,420 primarily due to the following changes:

—	For the year ended February 28, 2023 stock based compensation to CEO in equity awards was $499,500 with $118,500 fees paid to consultants, and a charge of $ 122,050 all totaling $740,050 compare with stock based compensation to CEO in equity awards was $2,048,850 with $109,200 fees paid to consultants all totaling $2,158,050 for the year ended February 28, 2022. This represents a decrease of $1,418,000 in stock based compensation.

—	Professional fees decreased by $401,687 due to decreases in financial reporting of $167,321, decrease in legal of $143,044, decrease in professional fees from former director of $282,946 with the remaining offsetting increase due to changes in regulatory, investor relations and consulting costs.

—	Wages, salaries and payroll levies decreased by $499,661 with a reduction in CEO compensation of $1,093,758 offset by the increase in staff.

—	Office expense increased by $113,610.

—	Freight, duty and brokerage increased by $84,725 due to higher purchases in 2023.

—	Insurance cost increase by $210,985 due to health plan and liability insurance increases.

—	Advertising and marketing costs increased by $385,919 as the Company increased efforts to promote its products.

—	Bad debts expense increased by $173,859 due to write off of uncollectible accounts.

—	Supplies decreased by $224,703 as a higher amount was used in manufacturing and part of capital cost of revenue earning devices in 2023.

—	Trade shows and travel increased by $133,098 as a result of promotional and business travel in fiscal 2023.

—	The remaining offsetting increases were distributed amongst other general and administrative accounts such as website design warehouse expense, repairs and maintenance, and utilities amongst others. In general, these increases in general and administrative expenses may be explained due to a ramp up in personnel and production and the full year of the manufacturing facility in 2023.

●	Operating lease cost and rent decreased by $15,514 due to the expiration of a lease in the current period.

●	Depreciation and amortization increased by $245,229 due to the increase in revenue earning devices and new computer equipment, tooling ,furniture and fixtures and manufacturing equipment in fixed assets.

●	(Gain) loss on disposal of fixed assets decreased by $29,125 due to a vehicle disposal in 2022 that yielded a gain.

Other income (expense)

Other income (expense) consisted of the change of fair value of derivative instruments interest expense and gain on settlement of debt. Other income (expense) during the years ended February 28, 2023 and February 28, 2022, was ($5,418,777) and ($48,825,598), respectively.

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The change in other income (expense) was due to the following:

●	Change in fair value of derivative liabilities decreased by $368,621 due to the re-valuation of derivative liability on convertible notes based on the change in the market price of the Company’s common stock and the reduction in convertible notes payable through debt conversions to common stock and settlements. At February 28, 2023 there was no longer any convertible debt.

●	Interest expense decreased by $10,703,135 due to lower amortization of debt discounts for the year ended February 28, 2023 of 1,980,033 (2022-$7,597,242). Interest expense in 2022 was higher due to interest expense related to the issuance of warrants for debt extensions of $5,415,000 for which there was no charge in 2023. Loans payable increased by approximately $5 million in 2023, with most of that increase occurring in the latter part of the year and related interest increased by approximately $570,000.

●	Gain on settlement of debt increased by $33,072,305 due to the fiscal 2022 valuation of Series F shares and warrants given in exchange for an amendment to a deferred variable payment obligation that resulted in a loss of $33,015,215. There was no corresponding charge for the year ended February 29, 2023. The difference can be attributed to smaller gains and losses on other debt settlements. In 2023 the $3,992 gain is resultant from the settlement of convertible notes.

The Company’s loss from operations for the year ended February 28, 2023 was $12,690,680, which represented a decrease in loss of $681,206 compared to a loss of $13,371,886 for the year ended February 28, 2022. The lower revenues and gross profit in 2023 were offset by significantly lower operating expenses for the reasons set out above. Note that the Company had a net loss of $18,109,457 for the year ended February 28, 2023, as compared to net loss of $62,197,484 for the year ended February 28, 2022. This change is mostly attributable to the loss on settlement of debt, decrease in interest expense and a decrease in general and administrative costs.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

For the year ended February 28, 2023, the Company had negative cash flow from operating activities of $12,577,395. As of February 28, 2023 the Company has an accumulated deficit of $112,253,711 and negative working capital of $12,610,601. Management does not anticipate having positive cash flow from operations in the near future. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

The Company does not have the resources at this time to repay all its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business. At the same time management points to its successful history with maintaining Company operations and reminds all with reasonable confidence this will continue. Management has plans to address the Company’s financial situation as follows:

Management is committed to raise either non-dilutive funds or minimally dilutive funds. There is no assurance that these funds will be able to be raised nor can we provide assurance that these possible raises may not have dilutive effects. In March 2023, the Company entered into an equity financing agreement whereby an investor will purchase up to $30,000,000 of the Company’s common stock at a discount over a two year period. In March and April the Company reduced personnel that were working on far-future solutions as well as other department reductions. Combined with other cost cutting measures management estimates it reduced the monthly expense burn by $ 200,000 - $ 300,000 with little impact on short and medium term operations. Management believes that it has the necessary support to continue operations by continuing its funding methods in the following ways : growing revenues ,equity proceeds and non-convertible debt. Management has had many recent conversations with the Company’s primary debt holder and believes that the non-convertible debt on the balance sheet will be extended. Management notes that non-convertible debt on the books has been extended by this debt holder twice in the past and notes that this debt holder has been a strong supporter of the Company.

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Capital Resources

The following table summarizes total current assets, liabilities and working capital for the period indicated:

	February 28, 2023	February 28, 2022

Current assets	$3,438,992	$7,050,436
Current liabilities(1)	16,049,593	4,547,718
Working capital	$(12,610,601)	$2,502,718

(1)	As February 28, 2023 and February 28, 2022, current liabilities included approximately $0 and $7,587, respectively, of derivative liabilities that are expected to be settled in shares of the Company in accordance with the various conversion terms.

As of February 28, 2023 and February 28, 2022, we had a cash balance of $939,759 and $4,648,146, respectively.

Summary of Cash Flows

	Year Ended February 28, 2023	Year Ended February 28, 2022

Net cash used in operating activities	$(12,577,395)	$(14,825,442)
Net cash used in investing activities	$(308,402)	$(129,200)
Net cash provided by financing activities	$9,177,410	$18,558,370

Net cash used in operating activities for the year ended February 28, 2023 was $12,577,395, which included a net loss of $18,109,457, non-cash activity such as the change in fair value of derivative liabilities of ($3,595), gain on settlement of debt of ($3,992), amortization of debt discount of $1,980,033, stock based compensation of $740,050, reduction in right of use asset $112,396, accretion of lease liability $141,631, increase in related party accrued payroll and interest $12,960, inventory provision of $130,000, bad debts expense $45,110, depreciation and amortization of $478,115 and change in operating assets and liabilities of $1,899,354.

Net cash used in investing activities.

Net cash used in investing activities for the year ended February 28, 2023 was $308,402. This consisted of the purchase of fixed assets and investment of $258,402 and $50,000, respectively..

Net cash provided by financing activities.

Net cash provided by financing activities was $9,177,410 for the year ended February 28, 2023. This consisted of share proceeds net of issuance costs of $7,771,169 ,and proceeds from loans payable $3,300,000 and convertible notes payable of $619,250 offset by repayments of convertible notes payable and loans payable of $750,000 and $1,763,009, respectively.

Off-Balance Sheet Arrangements

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Significant Accounting Policies

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates , judgements and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any , are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value derivative liabilities.

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Revenue Earning Devices

Revenue earning devices are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of 48 months. The Company continually evaluates revenue earning devices to determine whether events or changes in circumstances have occurred that may warrant revision of the estimated useful life or whether the devices should be evaluated for possible impairment. The Company uses a combination of the undiscounted cash flows and market approaches in assessing whether an asset has been impaired. The Company measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the respective assets which range from three to five years. Major repairs or improvements are capitalized. Minor replacements and maintenance and repairs which do not improve or extend asset lives are expensed currently.

Computer equipment	3 years
Furniture and fixtures	3 years
Office equipment	4 years
Warehouse equipment	5 years
Demo Devices	4 years
Vehicles	3 years
Leasehold improvements	5 years, the life of the lease

The Company periodically evaluates the fair value of fixed assets whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized in income.

Research and Development

Research and development costs are expensed in the period they are incurred in accordance with ASC 730, Research and Development unless they meet specific criteria related to technical, market and financial feasibility, as determined by Management, including but not limited to the establishment of a clearly defined future market for the product, and the availability of adequate resources to complete the project. If all criteria are met, the costs are deferred and amortized over the expected useful life or written off if a product is abandoned. At February 28, 2023 and February 28, 2022, the Company had no deferred development costs.

Sales of Future Revenues

The Company has entered into transactions, as more fully described in footnote 11, in which it has received funding from investors in exchange for which it will make payments to those investors based on the level of sales of certain revenue categories, generally based on a percentage of sales for those certain revenues. The Company determines whether these agreements constitute sales of future revenues or are in substance debt based on the facts and circumstances of each agreement, with the following primary criteria determinative of whether the agreement constitutes a sale of future revenues or debt:

●	Does the agreement purport, in substance, to be a sale
●	Does the Company have continuing involvement in the generation of cash flows due the investor
●	Is the transaction cancellable by either party through payment of a lump sum or other transfer of assets
●	Is the investors rate of return implicitly limited by the terms of the agreement
●	Does the Company’s revenue for a reporting period underlying the agreement have only a minimal impact on the investor’s rate of return
●	Does the investor have recourse relating to payments due

In the event a transaction is determined to be a sale of future revenues, it is recorded as deferred revenue and amortized using the sum-of-the-revenue method. In the event a transaction is determined to be debt, it is recorded as debt and amortized using the effective interest method. As of the date of these financial statements, the Company has determined that all such agreements are debt.

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Revenue Recognition

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, supersedes the revenue recognition requirements and industry specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Topic 606 defines a five-step process that must be evaluated and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Our CEO and Chairman holds sufficient shares of the Company’s voting stock that give sufficient voting rights under the articles of incorporation and bylaws of the Company such that the CEO and Chairman can at any time unilaterally vote to increase the number of authorized shares of common stock of the Company without the need to call a general meeting of common shareholders of the Company

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other income (expenses).

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

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The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Inputs that are unobservable for the asset or liability.

Measured on a Recurring Basis

The following table presents information about our liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fell:

	Amount at	Fair Value Measurement Using
	Fair Value	Level 1	Level 2	Level 3
February 28, 2023
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$979,000	$—	$—	$979,000

February 28, 2022
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$479,500	$—	$—	$479,500
Derivative liability – conversion features pursuant to convertible notes payable	$7,587	$—	$—	$7,587

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and advances, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

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Recently Adopted Accounting Standards

In December 2019, the Financial Accounting Standards Board (FASB) issued amended guidance on the accounting and reporting of income taxes. The guidance is intended to simplify the accounting for income taxes by removing exceptions related to certain intraperiod tax allocations and deferred tax liabilities; clarifying guidance primarily related to evaluating the step-up tax basis for goodwill in a business combination; and reflecting enacted changes in tax laws or rates in the annual effective tax rate. The Company adopted the new guidance effective February 1, 2021. There was no impact to the Company’s consolidated financial statements upon adoption.

In January 2020, the FASB issued new guidance intended to clarify certain interactions between accounting standards related to equity securities, equity method investments and certain derivatives. The guidance addresses accounting for the transition into and out of the equity method of accounting and measuring certain purchased options and forward contracts to acquire investments. The Company adopted the new guidance effective February 1, 2021. There was no impact to the Company’s consolidated financial statements upon adoption.

In August 2020, the FASB issued amended guidance on the accounting for convertible instruments and contracts in an entity’s own equity. The guidance removes the separation model for convertible debt instruments and preferred stock, amends requirements for conversion options to be classified in equity as well as amends diluted earnings per share (EPS) calculations for certain convertible debt instruments. The amended guidance is effective for interim and annual periods in 2022. The application of the amendments in the new guidance are to be applied either on a modified retrospective or a retrospective basis. We are currently assessing the effect that the adoption of this standard will have on the Company’s consolidated financial statements upon adoption.

Recently Issued Accounting Standards Not Yet Adopted

In March 2020, the FASB issued optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting and subsequently issued clarifying amendments. The guidance provides optional expedients and exceptions for accounting for contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. The optional guidance is effective upon issuance and can be applied on a prospective basis at any time between January 1, 2020 through December 31, 2022. The Company is currently evaluating the impact of adoption on its consolidated financial statements.

In October 2021, the FASB issued amended guidance that requires acquiring entities to recognize and measure contract assets and liabilities in a business combination in accordance with existing revenue recognition guidance. The amended guidance is effective for interim and annual periods in 2023 and is to be applied prospectively. Early adoption is permitted on a retrospective basis to the beginning of the fiscal year of adoption. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements for prior acquisitions; however, the impact in future periods will be dependent upon the contract assets and contract liabilities acquired in future business combinations.

In November 2021, the FASB issued new guidance to increase the transparency of transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The guidance requires annual disclosures of such transactions to include the nature of the transactions and the significant terms and conditions, the accounting treatment and the impact to the company’s financial statements. The guidance is effective for annual periods beginning in 2022 and is to be applied on either a prospective or retrospective basis. The Company is currently evaluating the impact of adoption on its consolidated financial statements.

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MANAGEMENT

Directors and Executive Officers

Our business and affairs are managed under the direction of our Board and committees of the Board. Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve until serve at the pleasure of the Board, subject to all rights, if any, of such officer under any contract of employment. The following table presents information regarding our executive officers and directors as of the date of this prospectus(1):

Name	Age	Position
Steven Reinharz (1)	48	Chief Executive Officer, Secretary and Director (2)
Anthony Brenz	62	Chief Financial Officer

(1)	Director as of March 2, 2021
(2)	All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

There are no agreements with respect to electing directors. Except as set forth below, none of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Executive Officers

Biographical information concerning our director and executive officers listed above is set forth below.

Steven Reinharz. RAD was founded by Mr. Reinharz in July of 2016, and he has been continuously employed by RAD and its affiliated companies since that time. He is the holder of a majority of our capital stock. Mr. Reinharz has served as a member of the Board of Directors since March 2, 2021 and as our Chief Executive Officer, Chief Financial Officer, and Secretary of the Company since March 2, 2021 and resigned as our Chief Financial Officer as of April 26, 2021 upon Anthony Brenz’s appointment as our Chief Financial Officer. As our Chief Executive Officer and President of RAD, Mr. Reinharz leverages his extensive knowledge and interest in robotics and artificial intelligence to design and develop robotic solutions that increase business efficiency and deliver immediate and impressive cost savings. Mr. Reinharz is an active voice in both the security and artificial intelligence industries. He started and ran his own security integration company from the age of 24 to 31, becoming one of California’s leading system integrators. Mr. Reinharz later was part of a team that successfully sold an integrator to a global security firm for $42 million and has held various other security industry roles. Mr. Reinharz speaks and contributes to panels at ISC East and West, and ASIS. Mr. Reinharz is a leading member of several industry association committees, mostly through the Security Industry Association. Mr. Reinharz has called Orange County, California home since 1995, having grown up in Montreal and Toronto. He earned a dual Bachelor of Science degree in Political Science and Commercial Studies.

Anthony Brenz was appointed as our Chief Financial Officer on April 26, 2021. He is an accomplished senior financial and operational executive for over 20 years of experience in finance and operations, including corporate strategy, procurement and supply chain, human resources, and customer service. From April 2018 to December 2020, Anthony Brenz was the Vice President/Director Finance of AirBoss Flexible Products Company. From September 2014 to April 2018, he was the Chief Financial Officer/Vice President of Finance of Thomson Aerospace and Defense (a Parker Meggitt Company). From August 2012 to September 2014, he was the Vice President/Director of Finance of M B Aeospace US Holdings, Inc. Anthony Brenz received a Bachelor of Accountancy from Walsh College in Troy Michigan in 1989 and has been licensed as a Certified Public Accountant in Michigan since 1989.

There are no family relationships between any of the executive officers and directors.

Board Committees and Director Independence

Mr. Reinharz serves as director, and we do not have a separately designated audit committee, compensation committee or nominating and corporate governance committee. The functions of those committees are being undertaken by our directors. Since we do not have any independent directors and have only two directors, our directors believes that the establishment of committees of the Board would not provide any benefits to us and could be considered more form than substance.

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We currently have an employee director, Mr. Reinharz, but no independent directors, as such term is defined in the listing standards of The NASDAQ Stock Market, and we do not anticipate appointing additional directors in the near future.

Our directors are not “audit committee financial experts” within the meaning of Item 401(e) of Regulation S-K. As with most small, early stage companies, until such time that we further develop our business, achieves a stronger revenue base and has sufficient working capital to purchase directors and officer’s insurance, the Company does not have any immediate prospects to attract independent directors. When we are s able to expand our Board of Directors to include one or more independent directors, we intend to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and the Company is not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

Procedures for Nominating Directors

There have been no material changes to the procedures by which security holders may recommend nominees to the Board since the most recently completed fiscal quarter. We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our sole director established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our sole director has not considered or adopted any of these policies, as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future.

While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

Director Qualifications

Steven Reinharz is our sole director and was appointed on March 2, 2021. He is the founder of our operating company, Robotic Assistance Devices, Inc. (see Steven Reinharz’ biography on page 34).

Code of Ethics and Business Conduct

We have adopted a code of ethics meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely, and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of ethics.

Director Compensation

Apart from a settlement paid upon Garett Parsons resignation on June 22, 2021 totaling $265,700 no other compensation was paid for his services as a director. We reimburse our directors for all reasonable ordinary and necessary business-related expenses, but we did not pay any other director’s fees or any other cash compensation for services rendered as a director during the years ended February 28, 2023 and February 28, 2022 to any of the individuals serving on our Board during that period.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, or written representations that no other reports were required, and to the best of our knowledge, we believe that all of our officers, directors, and owners of 10% or more of our common stock filed all required Forms 3, 4, and 5.

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EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years for Mr. Reinharz , our President and Chief Executive Officer , Anthony Brenz, our Chief Financial Officer and Garret Parsons our former President, Chief Executive Officer and Chief Financial Officer.

2023 AND 2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary or Fees ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Reinharz	2023	300,000	280,908	499,500	—	—	—	—	1,080,408
Chief Executive Officer, Chief Financial Officer, Secretary (1)	2022	240,000	1,429,328	1,979,500	69,350	—	—	—	3,718,178

Anthony Brenz	2023	190,000	1,500	—	—	—	—	—	191,500
Chief Financial Officer (1)	2022	155,928	6,000	—	—	—	—	—	161,928

(1)	Steven Reinharz was appointed Chief Executive Officer, Chief Financial Officer and Secretary on March 2, 2021.Mr.Reinharz ceased being Chief Financial Officer on June 24, 2021 and on that date appointed Anthony Brenz as Chief Financial Officer

Employment Agreements

On March 1, 2021 Mr. Parsons entered into a consulting agreement with us whereby he would provide services for a three-year term. The consulting agreement sets his annual compensation as $96,000 for the first year, $108,000 for the second year, and $120,000 for the third year. On June 22, 2021, Mr. Garett Parsons submitted his resignation as our director effective as of June 22, 2021 as a result of personal reasons. In connection with the resignation of Mr. Parsons, we and Mr. Parsons entered into a resignation letter agreement which cancels the previous consulting agreement. Pursuant to the terms of this letter, Mr. Parsons will receive, among other things, a lump sum payment equal to $265,700 which was paid in June 2021.This payment was a settlement as director of the company and not included as executive compensation above.

On April 9, 2021 Mr. Reinharz entered into an employment agreement with us in connection with his service as Chief Executive Officer. The agreement began on April 9, 2021 and has a three-year term, renewable thereafter on an annual basis if neither party files a notice of termination 90 days prior to the term renewal date. The agreement provides for compensation of $240,000 base salary (to be reviewed annually by the Board of Directors) and bonuses to be granted at the discretion of the Board of Directors. In addition, we will grant stock options to Mr. Reinharz under the following conditions:

Award #1 Mr. Reinharz shall be granted an award of 10,000,000 million shares/options/warrants if Objective #1 is achieved. Objective #1: the price per share of our common stock has increased in value to an average of $0.30 for ten (10) days in a thirty-day trading period. For example, pursuant to our Stock Plan, if one is adopted, Mr. Reinharz may elect to exercise Award #1 on a cash or cashless basis at an exercise price of $0.15 per share/option/warrant.

Award #2 Mr. Reinharz shall be granted an award of 30,000,000 million shares/options/warrants if Objective #2 is achieved. Objective #2: the price per share of our Company’s common stock has increased in value to an average of $0.50 for ten (10) days in a thirty-day trading period. For example, pursuant to our Company Stock Plan, if one is adopted, Mr. Reinharz may elect to exercise Award #2 on a cash or cashless basis at an exercise price of $0.25 per share/option/warrant.

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On July 12, 2021 the Company and CEO amended the April 9, 2021 Employment Agreement effective July 1, 2021 whereby the following objectives and awards were added to the two existing ones:

Objective #3:	Sales in any fiscal quarter exceed the total sales in fiscal year 2021 for the first time.

Award #3:	Five hundred (500) shares of Series G preferred stock

Objective #4:	One hundred fifty (150) devices are deployed in the marketplace.

Award #4:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #5:	Year-to-date sales at any point in fiscal year 2022 exceed One Million Dollars ($1,000,000).

Award #5:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #6:	The price per share of common stock has increased to and maintains a price of Ten Cents ($0.10) or more for ten (10) days in a thirty (30) day period.

Award #6:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #7:	The price per share of common stock has increased to and maintains a price of Twenty Cents ($0.20) or more for ten (10) days in a thirty(30) day period.

Award #7:	Five hundred (500) shares of Series G preferred stock.

Objective #8:	The RAD 3.0 products are launched into the marketplace by November 30, 2022

Award #8:	Five hundred (500) shares of Series G preferred stock

Objective #9	RAD receives an order for fifty (50) units from a single customer.

Award #9:	Five hundred (500) shares of Series G preferred stock.

The fair value of the first two awards was obtained through the use of the Monte Carlo method was $69,350 with a charge to stock- based compensation and a corresponding charge to paid in capital. The fair value of the remaining rewards was determined by calculating the vesting amounts of each reward and then determining for each reporting period the requisite service rendered and applying that against the cash redemption value of the number of shares of Series G issuable for each tier in the agreement. For the period ended January 31, 2022 that amount totaled $1,979,500 with a charge to stock-based compensation and a corresponding charge to incentive compensation plan payable. With the achievement of objectives 3,4,5 and 8 of the equity awards described above the CEO was granted 1,500 Series G Preferred shares which were redeemed in the reporting period for $1,500,000 in cash. As part of the grant, we are responsible for grossing up the award value and has accrued additional compensation for the estimated taxes to be paid by the executive.

On April 20,2021 an offer letter was agreed with Anthony Brenz for a base salary of $180,000, a discretionary quarterly bonus and future participation in the Employee Stock Option Plan. Employment commenced on April 26, 2021 and Mr. Brenz was appointed as our Chief Financial Officer on June 24, 2021. The base salary was amended to $190,000 on January 1, 2022.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for Steven and Anthony Brenz, our sole executive officers outstanding as of February 28, 2023:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unearned Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven Reinharz	0	10,000,000	10,000,000	$0.15	April 9, 2024	0	$0	770.5	$770,500
Steven Reinharz	0	30,000,000	30,000,000	$0.25	April 9, 2024
Anthony Brenz	0	0	4,500,000	$0.02	Sept. 1, 2027	4,500,000	$26,550	0	$0

On April 14, 2021, the Shareholders of Series E Preferred Stock and the Board of Directors (“Board”) approved and adopted the 2021 Incentive Stock Plan (the “2021 Plan”).

The purpose of the 2021 Plan is to promote our success by authorizing incentive awards to retain Directors, executives, selected Employees and Consultants, and reward participants for making major contributions to our success. The 2021 Plan authorizes the granting of stock options, restricted stock, restricted stock units, stock appreciation rights and stock awards. A total of five million (5,000,000) shares of common stock may be issued under the 2021 Plan. All awards under the 2021 Plan, whether vested or unvested, are subject to the terms of any recoupment, clawback or similar policy of the Company in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any shares of stock or other cash or property received with respect to the awards, including any value received from a disposition of the shares acquired upon payment of the awards. The 2021 Plan will be administered by the Board or any Committee authorized by the Board, if applicable, which will have the sole authority to, among other things: construe and interpret the 2021 Plan; make rules and regulations relating to the administration of the 2021 Plan; select participants; and establish the terms and conditions of awards, all in accordance with the terms of the 2021 Plan. The 2021 Plan will remain in effect until April 14, 2031, unless sooner terminated by the Board. Termination will not affect awards then outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At April 1, 2024, we had 9,757,216,475 of Common Stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 1, 2024, and reflects:

●	each of our executive officers;

●	each of our directors;

●	all of our directors and executive officers as a group; and

●	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

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Information on beneficial ownership of securities is based upon a record list of our shareholders. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) under the Exchange Act. Based on the information furnished to us, the Company believes that each of the persons and entities named in the table below has sole voting and investment power with respect to all shares of Common Stock that he beneficially owns, subject to applicable community property laws, except as otherwise provided below.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock (2)

Named Executive Officers and Directors:
Steven Reinharz (3)	32,559,365,294	74.99%
Anthony Brenz	0	0
Mark Folmer	0	0

All executive officers and directors as a group (3 persons)	32,559,365,294	74.99%

5% Shareholders:
Steven Reinharz	32,559,365,294	74.99%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. In determining the percent of Common Stock owned by a person or entity as of the date of this proxy statement, (a) the numerator is the number of shares of Common Stock beneficially owned by the person, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of Common Stock outstanding on as of April 1, 2024, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2)	Based on 9,757,216,475 shares of Common Stock outstanding as of April 1, 2024.

(3)	Mr. Reinharz holds (a) 2,450 shares of Series F Convertible Preferred Stock and (b) 3,350,000 shares of Series E Preferred Stock. If Mr. Reinharz converted the 2,450 shares of the Series F Convertible Preferred Stock, he would receive 32,559,365,294 shares of Common Stock, which is reported in the table as if the conversion has occurred. In addition, the outstanding 3,350,000 shares of Series E Preferred Stock held by Mr. Reinharz have a vote equal to twice the number of votes of all outstanding shares of Common Stock. As a result, Mr. Reinharz holds 2/3rds of the voting power of all shareholders at any time a corporate action requires a shareholder vote.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Except as set out below, since the beginning of our last two fiscal years, there have been no transactions, or currently proposed transactions, in which he was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following people had or will have a direct or indirect material interest:

●	Any of our directors or executive officers;

●	Any immediate family member of our directors or executive officers; and

●	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

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Related Party Transactions

For both the three months ended November 30, 2023 and November 30, 2022 , the Company had no repayments of net advances from its loan payable-related party At November 30, 2023, the loan payable-related party was $299,286 and $206,516 at February 28, 2023. Included in the balance due to the related party at November 30, 2023 is $222,754 of deferred salary and interest, $183,625 of which bears interest at 12%. At February 28, 2023, included in the balance due to the related party is $108,000 of deferred salary with $108,000 bearing interest at 12%. The accrued interest included in loan at November 30, 2023 and February 28, 2023 was $28,267 and $15,660 respectively.

Pursuant to the amended Employment Agreement with its Chief Executive Officer, for the three months and nine ended November 30, 2023, the Company accrued $62,000 (2022-$138,000) and $187,000 (2022-$362,500) of incentive compensation plan payable with a corresponding recognition of stock based compensation due to the expectation of additional awards being met. This will be payable in Series G Preferred Shares which are redeemable at the Company’s option at $1,000 per share. At November 30, 2023 and February 28, 2023 there was $1,166,000 and $979,000 of incentive compensation payable.

During the three months ended November 30, 2023 and 2022, the Company was charged $526,723 and $794,460, respectively for fees for research and development from a company partially owned by a principal shareholder.

During the nine months ended November 30, 2023 and 2022, the Company was charged $2,185,998 and $2,735,589, respectively for fees for research and development from a company partially owned by a principal shareholder.

PRINCIPAL ACCOUNTING FEES AND SERVICES

On October 31, 2019, our Board of Directors approved and ratified the engagement (“Engagement”) of LJ Soldinger & Associates LLC (“LJ Soldinger”) as our new independent registered public accounting firm..

The following table shows the fees that were billed for the audit and other services provided by LJ Soldinger for the fiscal years ended February 28, 2023 and 2022.

2023
Audit Fees	$298,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$298,000

2022
Audit Fees	$298,698
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$298,698

Audit Fees - This category includes the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees - This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category would include consultation regarding correspondence with the SEC, other accounting consulting and other audit services.

Tax Fees - This category consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees - This category consists of fees for other miscellaneous items.

As part of its responsibility for oversight of the independent registered public accountants, the Board has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved by the Board. All of the services provided by LJ Soldinger described above were approved by our Board.

Our principal accountant did not engage any other persons or firms other than the principal accountant’s full-time, permanent employees.

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Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Committees of the Board

We do not currently have a standing audit, nominating, or compensation committee of the Board of Directors, or any committee performing similar functions. Our Board of Directors performs the functions of nominating and compensation committees

Meetings of the Board

During its fiscal year ended February 28, 2023, the Board met six times and acted by written consent on numerous occasions.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Ethics”). The Code of Ethics is intended to document the principles of conduct and ethics to be followed by all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Its purpose is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF OUR CAPITAL STOCK

Our Articles of Incorporation, as amended, authorizes us to issue up to 10,000,000,000 shares of common stock, $0.00001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. There is only one class of common stock. There are three classes of preferred stock. See “—Preferred Stock,” below. Our board of directors may establish the rights and preferences of additional series of preferred stock from time to time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transhare, Bayside Center 1, 17755 North US Highway 19, Suite 140, Clearwater, Florida 33764, Phone: (303) 662-1112.

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Common Stock

Rights of Shareholders

All shares of our common stock that we offer will be fully paid and nonassessable upon issuance. Holders of our common stock are entitled to one vote per share of common stock on all matters submitted to a vote of shareholders. They do not have cumulative voting rights. Electing a director requires a plurality of the votes cast by shareholders that are entitled to vote in the election. However, it should be noted that the Series E Convertible Preferred Stock has voting rights equal to twice the number of votes of all outstanding shares of capital stock; that is, the holders of Series E Convertible Preferred Stock will always have 2/3rds of our voting power. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

If we are liquidated or dissolved, the holders of common stock are entitled to receive a proportionate share of our net assets that are available for distribution to shareholders after the payment of all our debts and other liabilities and subject to the senior rights of the holders of Series F Convertible Preferred Stock and Series G Preferred Stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. See “—Preferred Stock” below.

Nevada Law

Nevada law contains provisions that govern an “acquisition of controlling interest” in a Nevada corporation. The control share provisions generally provide that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore those voting rights in whole or in part. However, our securities are not subject to these control share provisions because our articles of incorporation, as permitted by Nevada law, specifically exempt us from the control share provisions.

In addition, Nevada law contains a provision that prevents an “ “interested stockholder” and a resident domestic Nevada corporation from entering into a business “combination,” unless certain conditions are met. Nevertheless, our articles of incorporation, as permitted by Nevada law, specifically exempt us from these “interested stockholder” provisions.

Preferred Stock

We have three series of preferred stock, none of which have voting rights on any matters other than those directly affecting the respective series:

Series E Convertible Preferred Stock: There are 3,350,000 shares of Series E Convertible Preferred Stock (“Series E Preferred Shares”) authorized, issued and outstanding. Despite its title, the Series E Preferred Shares have no conversion rights. Moreover, they have no dividend rights, no preemptive rights, no redemption rights, and no liquidation rights. As noted above, the Series E Preferred Shares hold voting rights equal to twice the number of votes of all outstanding shares of capital stock; that is, the holders of Series E Preferred Shares will always have 2/3rds of our voting power. The Series E Preferred Shares vote together with the common stock and not as a separate class. All of the Series E Preferred Shares are held by Steven Reinharz.

The Series E Preferred Shares must unanimously approve any changes to increase the authorized number of shares or the rights, preferences, and privileges of the Series E Preferred Shares. In addition, the Series E Preferred Shares must unanimously approve the following actions :

●	alteration of or change to the rights, preferences or privileges of any of our capital stock that would adversely affect the Series E Preferred Shares;

●	create or designate any series or class of shares;

●	issue any shares of any series of preferred stock;

●	increase the authorized number of shares of any series or class of our stock;

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●	amend, repeal or modify our bylaws

●	sell or otherwise dispose of any of our assets not in the ordinary course of business;

●	elect members of the Board of Directors;

●	incur debt not in the ordinary course of business; or

●	effect or undergo any change of our control.

Series F Convertible Preferred Stock: There are 4,350 shares of Series F Convertible Preferred Stock (“Series F Preferred Shares”) authorized, of which 2,532 Shares are issued and outstanding. The Series F Preferred Shares have no dividend rights, no preemptive rights, and, unless and until they are converted into common stock, no voting rights (other than as to changes to any class or series of our capital stock that could adversely affect the Series F Preferred Shares or as required by Nevada law). The Series F Preferred Shares have liquidation rights senior to those of the common stock, the Series E Preferred Shares and Series G Preferred Shares. Steven Reinharz owns 2,450 Series F Preferred Shares, and the remaining 82 Series F Preferred Shares are held by two other persons who are not employed by us We have also issued a “Warrant to Purchase Stock,” which gave the holder of the Warrant the right to purchase 367 Series F Preferred Shares at any time. After prior exercises, the holder currently holds the right to purchase 329 Series F Preferred Shares.

After August 23, 2023, each holder of Series F Preferred Shares has the right to convert all, but not less than all, of the holder’s Series F Preferred Shares into shares of common stock that would be a multiple of the number of then-outstanding shares of common stock. At that time, there would be a substantial dilution of our common stock.

Series G Preferred Stock: There are 100,000 shares of Series G Preferred Stock (“Series G Preferred Shares”) authorized but no shares have been issued. The Series G Preferred Shares have no dividend rights, no voting rights, and no preemptive rights. The Series G shares have liquidation rights senior to those of the common stock but junior to those of the Series F Preferred Shares. At any time, we may at our option, redeem any or all of the outstanding Series G Preferred Shares at $1,000 per share.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock. We may offer warrants separately or together with one or more additional warrants or common stock, as described in the related prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the common stock in the unit before the expiration date of the warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the related prospectus supplement and any related free writing prospectus as well as the complete warrant agreements and warranty certificates that contain the terms of the warrants. Each related prospectus supplement will describe the terms of any warrants being offered, including but not limited to the following:

●	the specific designation and total number of warrants and the offering price at which the warrants will be issued;

●	the date on which the right to exercise the warrants will begin and will end, or if the warrants are not continuously exercisable, the specific dates or periods in which you may exercise the warrants;

●	whether the warrants will be sold separately or with common stock as parts of units;

●	if the warrants are issued as part of a unit, the date, if any, on which the common stock will be separately transferable;

●	a description of the common stock purchasable upon exercise of the warrants;

●	the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	any redemption or call provisions of the warrants;

●	if any, the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants;

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●	information with respect to book-entry procedures, if any;

●	the identity of the warrant agent for the warrants;

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants; and

●	any applicable material U.S. federal income tax consequences.

It should be noted that holders of warrants will not be entitled to:

●	vote, consent or receive dividends;

●	receive notice of shareholders with respect to any meeting of shareholders on any matter; and

●	exercise any rights as shareholders of the Company.

Dividend Policy

To date we have never declared a dividend for our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon Frederick M. Lehrer, P. A.

EXPERTS

The audited consolidated financial statements for AITX, as of February 28, 2023 and 2022 and for the years then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report, which contains an explanatory paragraph describing the conditions which raise substantial doubt about the ability of the Company to continue as a going concern, of L J Soldinger Associates, LLC, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete.

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: 10800 Galaxie Avenue, Ferndale, Michigan 48220. Our website address is www.aitx.ai The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus.

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Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Amended Bylaws provides that the Company shall indemnify its directors and officers from and against any liability arising out of their service as a director or officer of the Corporation or any subsidiary or affiliate of which they serve as an officer or director at the request of the Corporation to the fullest extent not prohibited by NRS Chapter 78.

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F-1

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30, 2023	February 28, 2023*
ASSETS
Current assets:
Cash	$97,478	$939,759
Accounts receivable, net	505,438	265,024
Device parts inventory, net	2,220,159	1,637,899
Prepaid expenses and deposits	691,240	596,310
Total current assets	3,514,315	3,438,992
Operating lease asset	1,115,447	1,208,440
Revenue earning devices, net of accumulated depreciation of $1,209,664 and $779,839, respectively	2,111,896	1,235,219
Fixed assets, net of accumulated depreciation of $326,921 and $182,002, respectively	300,300	315,888
Trademarks	27,080	27,080
Investment at cost	50,000	50,000
Security deposit	17,380	21,239
Total assets	$7,136,418	$6,296,858
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,539,601	$1,343,379
Advances payable- related party	1,594	1,594
Customer deposits	78,467	9,900
Current operating lease liability	229,016	248,670
Current portion of deferred variable payment obligation	764,702	542,177
Loan payable - related party	299,286	206,516
Incentive compensation plan payable	1,166,000	979,000
Current portion of loans payable, net of discount of $1,129,801 and $1,651,597	8,349,678	9,918,389
Vehicle loan - current portion	38,522	38,522
Current portion of accrued interest payable	3,992,259	2,761,446
Total current liabilities	16,459,125	16,049,593
Non-current operating lease liability	881,816	950,541
Loans payable, net of discount of $4,305,396 and $4,130,291, respectively	18,688,471	15,554,069
Deferred variable payment obligation	2,525,000	2,525,000
Accrued interest payable	4,774,660	3,060,656
Total liabilities	43,329,072	38,139,859

Commitments and Contingencies
Stockholders’ deficit:
Preferred Stock, undesignated; 15,545,650 shares authorized; no shares issued and outstanding at November 30, 2023 and February 28, 2023, respectively	—	—
Series G Convertible Preferred Stock. $0.001 par value; 100,000 shares authorized, no shares issued and outstanding at November 30, 2023 and February 28, 2023, respectively	—	—
Series E Preferred Stock, $0.001 par value; 4,350,000 shares authorized; 3,350,000 and 3,350,000 shares issued and outstanding, respectively	3,350	3,350
Series F Convertible Preferred Stock, $1.00 par value; 4,350 shares authorized; 2,533 and 2,533 shares issued and outstanding, respectively	2,533	2,533
Common Stock, $0.00001 par value; 10,000,000,000 shares authorized 7,715,143,227 and 5,848,741,599 shares issued, issuable and outstanding, respectively	77,152	58,489
Additional paid-in capital	89,160,341	80,247,252
Preferred stock to be issued	99,086	99,086
Accumulated deficit	(125,535,116)	(112,253,711)
Total stockholders’ deficit	(36,192,654)	(31,843,001)
Total liabilities and stockholders’ deficit	$7,136,418	$6,296,858

*	Derived from audited information

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended November 30, 2023	Three Months Ended November 30, 2022	Nine Months Ended November 30, 2023	Nine Months Ended November 30, 2022

Revenues	$596,980	$402,399	$1,368,551	$1,055,040

Cost of Goods Sold	135,914	125,960	316,439	453,898

Gross Profit	461,066	276,439	1,052,112	601,142

Operating expenses:
Research and development (Note 10)	557,126	813,313	2,243,431	2,800,834
General and administrative	2,009,047	2,123,768	6,423,951	6,762,602
Depreciation and amortization	215,763	92,855	574,746	332,643
Operating lease cost and rent	64,081	61,005	189,164	194,653
Total operating expenses	2,846,017	3,090,941	9,431,292	10,090,732

Loss from operations	(2,384,951)	(2,814,502)	(8,379,180)	(9,489,590)

Other income (expense), net:
Change in fair value of derivative liabilities	—	—	—	3,595
Interest expense	(1,581,533)	(1,271,158)	(4,940,965)	(3,448,208)
Gain (loss) on settlement of debt	—	—	38,740	3,992
Total other income (expense), net	(1,581,533)	(1,271,158)	(4,902,225)	(3,440,621)

Net Loss	$(3,966,484)	$(4,085,660)	$(13,281,405)	$(12,930,211)

Net income (loss) per share - basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Net income ( loss) per share - diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average common share outstanding - basic	7,294,775,879	5,140,405,652	6,606,988,956	4,969,080,716

Weighted average common share outstanding - diluted	7,294,775,879	5,140,405,652	6,606,988,956	4,969,080,716

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

(Unaudited)

	Series E		Series F				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at February 28, 2022	3,350,000	$3,350	2,532	$101,618	4,735,210,360	$47,353	$73,015,576	$(94,144,254)	$(20,976,357)
Issuance of shares, net of $117,157 issuance costs	—	—	—	—	133,881,576	1,339	1,643,883	—	1,645,222
Rounding	—	—	—	—	—	—	(1)	—	(1)
Net income	—	—	—	—	—	—	—	(4,671,686)	(4,671,686)
Balance at May 31, 2022	3,350,000	$3,350	2,532	$101,618	4,869,091,936	$48,692	$74,659,458	$(98,815,940)	$(24,002,822)
Issuance of shares, net of $95,293 issuance costs	—	—	—	—	191,691,135	1,917	1,889,350	—	1,891,267
Cashless exercise of warrants	—	—	—	—	9,688,179	97	(97)	—	—
Relative fair value of warrants issued with debt	—	—	—	—	—	—	404,374	—	404,374
Cancelled shares	—	—	—	—	(17,116,894)	(171)	171	—	—
Exchange of 955,000,000 warrants for debt	—	—	—	—	—	—	(2,960,500)		(2,960,500)
Shares as payment for services	—	—	—	—	10,000,000	100	118,400	—	118,500
Net income	—	—	—	—	—	—	—	(4,172,865)	(4,172,865)
Balance at August 31, 2022	3,350,000	$3,350	2,532	$101,618	5,063,354,356	$50,635	$74,111,156	$(102,988,805)	$(28,722,046)
Issuance of shares, net of $68,732 issuance costs	—	—	—	—	197,161,536	1,972	1,119,518	—	1,121,490
Relative fair value of Series F warrants issued with debt	—	—	1	1	—	—	1,201,127	—	1,201,128
Relative fair value of warrants issued with debt	—	—	—	—	—	—	(10,424)	—	(10,424)
Net income	—	—	—	—	—	—	—	(4,085,660)	(4,085,660)
Balance at November 30, 2022	3,350,000	$3,350	2,533	$101,619	5,260,515,892	$52,607	$76,421,377	$(107,074,465)	$(30,495,512)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

(Unaudited)

	Series E		Series F				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at February 28, 2023	3,350,000	$3,350	2,533	$101,619	5,848,741,599	$58,489	$80,247,252	$(112,253,711)	$(31,843,001)
Issuance of shares, net of $81,285 issuance costs	—	—	—	—	280,929,190	2,809	1,316,100	—	1,318,909
Relative fair value of Series F warrants issued with loans payable	—	—	—	—	—	—	947,447		947,447
Stock based compensation	—	—	—	—	—	—	52,721	—	52,721
Net income	—	—	—	—	—	—	—	(4,555,193)	(4,555,193)
Balance at May 31, 2023	3,350,000	$3,350	2,533	$101,619	6,129,670,789	$61,298	$82,563,520	$(116,808,904)	$(34,079,117)
Issuance of shares, net of $176,672 issuance costs	—	—	—	—	903,636,004	9,036	4,787,087	—	4,796,123
Shares as payment for services	—	—	—	—	6,500,000	65	44,395	—	44,460
Stock based compensation	—	—	—	—	—	—	50,713	—	50,713
Net income	—	—	—	—	—	—	—	(4,759,728)	(4,759,728)
Balance at August 31, 2023	3,350,000	$3,350	2,533	$101,619	7,039,806,793	$70,399	$87,445,715	$(121,568,632)	$(33,947,549)
Issuance of shares, net of $56,320 issuance costs	—	—	—	—	675,336,434	6,753	1,405,405	—	1,412,158
Relative fair value of Series F warrants issued with debt	—	—	—	—	—	—	261,759		261,759
Stock based compensation	—	—	—	—	—	—	47,462	—	47,462
Net income	—	—	—	—	—	—	—	(3,966,484)	(3,966,484)
Balance at November 30, 2023	3,350,000	$3,350	2,533	$101,619	7,715,143,227	$77,152	$89,160,341	$(125,535,116)	$(36,192,654)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended November 30, 2023	Nine Months Ended November 30, 2022
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(13,281,405)	$(12,930,211)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	574,746	332,643
Bad debts expense	26,730	224,215
Inventory provision	—	90,000
Reduction of right of use asset	88,378	84,298
Accretion of lease liability	99,248	107,187
Stock based compensation	337,896	481,000
Change in fair value of derivative liabilities	—	(3,595)
Amortization of debt discounts	1,755,897	1,094,388
(Gain) loss on settlement of debt	(38,740)	(3,992)
Increase in related party accrued payroll and interest	92,770	9,720
Changes in operating assets and liabilities:
Accounts receivable	(267,144)	(258,790)
Prepaid expenses	(90,315)	(224,476)
Device parts inventory	(2,004,189)	(805,257)
Accounts payable and accrued expenses	266,666	197,317
Customer deposits	68,567	(7,617)
Operating lease liabilities	(174,874)	(191,485)
Current portion of deferred variable payment obligation for payments	222,525	171,550
Accrued interest payable	2,944,817	1,749,833
Net cash used in operating activities	(9,378,427)	(9,883,272)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of fixed assets	(13,903)	(217,601)
Acquisition of trademarks	—	—
Reimbursement of security deposit	3,859	—
Net cash used in investing activities	(10,044)	(217,601)

CASH FLOWS FROM FINANCING ACTIVITIES:
Share proceeds net of issuance costs	7,527,190	4,657,979
Proceeds from loans payable	1,400,000	2,600,000
Repayment of loans payable	(381,000)	(1,711,009)
Proceeds from convertible debt and warrants issued	—	619,250
Net cash provided by financing activities	8,546,190	6,166,220

Net change in cash	(842,281)	(3,934,653)

Cash, beginning of period	939,759	4,648,146

Cash, end of period	$97,478	$713,493

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$17,726	$405,117
Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Transfer from device parts inventory to revenue earning devices	$1,421,979	$672,534
Shares issued for services	$44,460	$—
Exchange of warrants for debt	$—	$3,000,000
Discount applied to face value of loans	$200,000	$434,500
Warrants issued as part of debt	$1,209,206	$—
Exercise of warrants	$—	$97
Series F preferred shares and warrants issued for debt	$—	$1,240,628
Cancellation of Series E preferred shares and common shares	$—	$171

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. GENERAL INFORMATION

Artificial Intelligence Technology Solutions Inc. (“AITX” or the “Company”) was incorporated in Florida on March 25, 2010 and reincorporated in Nevada on February 17, 2015. On August 24, 2018, Artificial Intelligence Technology Solutions Inc., changed its name from On the Move Systems Corp (“OMVS”).

Robotic Assistance Devices, LLC (“RAD”), was incorporated in the State of Nevada on July 26, 2016 as a Limited Liability Company. On July 25, 2017, Robotic Assistance Devices LLC converted to a C Corporation, Robotic Assistance Devices, Inc., through the issuance of 10,000 common shares to its sole shareholder.

On August 28, 2017, AITX completed the acquisition of RAD (the “Acquisition”), whereby AITX acquired all the ownership and equity interest in RAD for 3,350,000 shares of AITX Series E Preferred Stock and 2,450 shares of Series F Convertible Preferred Stock. AITX’s prior business focus was transportation services, and was exploring the on-demand logistics market by developing a network of logistics partnerships. As a result of the closing of the Acquisition, AITX has succeeded to the business of RAD, and AITX’s business going forward will consist of one segment activity, which is the delivery of artificial intelligence and robotic solutions for operational, security and monitoring needs.

The Acquisition was treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of AITX’s operations were disposed of as part of the consummation of the transaction. Therefore, no goodwill or other intangible assets were recorded by AITX as a result of the Acquisition. RAD is treated as the accounting acquirer as its stockholders control the Company after the Acquisition, even though AITX was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of RAD as if RAD had always been the reporting company.

2. GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

For the nine months ended November 30, 2023, the Company had negative cash flow from operating activities of $9,378,427. As of November 30, 2023, the Company has an accumulated deficit of $125,535,116, and negative working capital of $12,944,810. Management does not anticipate having positive cash flow from operations in the near future. These factors raise a substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

The Company does not have the resources at this time to repay its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business.

Management has plans to address the Company’s financial situation as follows:

Management is committed to raise either non-dilutive funds or minimally dilutive funds. There is no assurance that these funds will be able to be raised nor can we provide assurance that these possible raises may not have dilutive effects. In March 2023, the Company entered into an equity financing agreement whereby an investor will purchase up to $30,000,000 of the Company’s common stock at a discount over a two-year period. In March and April 2023 the Company reduced personnel that were working on far-future solutions as well as other department reductions. Combined with other cost cutting measures management estimates it reduced the monthly expense burn by $ 200,000 - $ 300,000 with little impact on short and medium term operations. Management believes that it has the necessary support to continue operations by continuing its funding methods in the following ways : growing revenues ,equity proceeds and non-convertible debt. Management has had many recent conversations with the Company’s primary debt holder and believes that the non-convertible debt on the balance sheet will be extended. Management notes that non-convertible debt on the books has been extended by this debt holder twice in the past and notes that this debt holder has been a strong supporter of the Company.

Management is committed to raise either non-dilutive funds or minimally dilutive funds. There is no assurance that these funds will be able to be raised nor can we provide assurance that these possible raises may not have dilutive effects. The Company year to date November 30, 2023 has raised an additional $7.5 million net of issuance costs through the sale of its common shares and an additional $1.4 million through the issuance of debt. The Company has raised an additional $1.5 million net of issuance costs through the sale of its common shares subsequent to quarter end through to reporting date.

F-7

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in conformity with the condensing instructions on Form 10-Q and Rule 8-03 of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited financial statements and notes thereto in the Company’s latest Annual Report filed with the SEC on Form 10-K as filed on June 14, 2023. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Robotic Assistance Devices, Inc., Robotic Assistance Devices Group , Inc, Robotic Assistance Devices Mobile, Inc., On the Move Experience, LLC and On the OMV Transports, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of such statements. The results of operations for the nine months ended November 30, 2023 are not necessarily indicative of the results that may be expected for the entire year.

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgements and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value preferred stock and derivative liabilities.

Concentrations

Loans payable

At November 30, 2023 there were $32,473,345 of loans payable, $28,190,506 or 87% of these loans to companies controlled by one individual. At February 28, 2023 there were $31,254,345 of loans payable $26,540,506 or 85% of these loans to companies controlled by the same individual.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market instruments. The Company places its cash and cash equivalents with high-quality, U.S. financial institutions and, to date has not experienced losses on any of its balances.

Accounts Receivable

Accounts receivable are comprised of balances due from customers, net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. There was an allowance of $61,000 and $39,000 provided as of November 30, 2023 and February 28, 2023, respectively. For the three months ended November 30, 2023 , three customers account for 61% of total accounts receivable. For the three months ended November 30, 2022, two customers account for 62% of total accounts receivable.

Device Parts Inventory

Device parts inventory is stated at the lower of cost or net realizable value using the weighted average cost method. The Company records a valuation reserve for obsolete and slow-moving inventory, relying principally on specific identification of such inventory. The Company uses these device parts in the assembly of revenue earning devices (and demo devices) as well as research and development. Depending on use, the Company will transfer the parts to the corresponding asset or expense if used in research and development. A charge to income is taken when factors that would result in a need for an increase in the valuation, such as excess or obsolete inventory, are noted. As of November 30, 2023 and February 28, 2023 there was a valuation reserve of $195,000 and $195,000, respectively.

F-8

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Revenue Earning Devices

Revenue earning devices are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of 48 months. The Company continually evaluates revenue earning devices to determine whether events or changes in circumstances have occurred that may warrant revision of the estimated useful life or whether the devices should be evaluated for possible impairment. The Company uses a combination of the undiscounted cash flows and market approaches in assessing whether an asset has been impaired. The Company measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the respective assets which range from two to five years. Major repairs or improvements are capitalized. Minor replacements and maintenance and repairs which do not improve or extend asset lives are expensed currently.

Computer equipment and software	2 or 3 years
Office equipment	4 years
Manufacturing equipment	7 years
Warehouse equipment	5 years
Tooling	2 years
Demo Devices	4 years
Vehicles	3 years
Leasehold improvements	5 years, the life of the lease

The Company periodically evaluates the fair value of fixed assets whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized in income.

Research and Development

Research and development costs are expensed in the period they are incurred in accordance with ASC 730, Research and Development unless they meet specific criteria related to technical, market and financial feasibility, as determined by Management, including but not limited to the establishment of a clearly defined future market for the product, and the availability of adequate resources to complete the project. If all criteria are met, the costs are deferred and amortized over the expected useful life or written off if a product is abandoned. At November 30, 2023 and February 28, 2023, the Company had no deferred development costs.

Contingencies

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

Sales of Future Revenues

The Company has entered into transactions, as more fully described in footnote 8, in which it has received funding from investors in exchange for which it will make payments to those investors based on the level of sales of certain revenue categories, generally based on a percentage of sales for those certain revenues. The Company determines whether these agreements constitute sales of future revenues or are in substance debt based on the facts and circumstances of each agreement, with the following primary criteria determinative of whether the agreement constitutes a sale of future revenues or debt:

F-9

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

●	Does the agreement purport, in substance, to be a sale
●	Does the Company have continuing involvement in the generation of cash flows due the investor
●	Is the transaction cancellable by either party through payment of a lump sum or other transfer of assets
●	Is the investors rate of return is implicitly limited by the terms of the agreement
●	Does the Company’s revenue for a reporting period underlying the agreement have only a minimal impact on the investor’s rate of return
●	Does the investor have recourse relating to payments due

In the event a transaction is determined to be a sale of future revenues, it is recorded as deferred revenue and amortized using the sum-of-the-revenue method. In the event a transaction is determined to be debt, it is recorded as debt and amortized using the effective interest method. As of the date of these financial statements, the Company has determined that all such agreements are debt.

Revenue Recognition

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, supersedes the revenue recognition requirements and industry specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Topic 606 defines a five-step process that must be evaluated and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The Company adopted Topic 606 on March 1, 2018, using the modified retrospective method. Under the modified retrospective method, prior period financial positions and results will not be adjusted. There was no cumulative effect adjustment recognized as a result of this adoption. Refer to Note 4 – Revenue from Contracts with Customers for additional information. For the nine months ended November 30, 2023, four customers accounted for 58% of total revenue and for the nine months ended November 30, 2022, two customers accounted for 41% of total revenue.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carryforward and valuation allowance. The Company will continue to analyze the Tax Act to assess its full effects on the Company’s financial results, including disclosures, for the Company’s fiscal year ending February 28, 2024, but the Company does not expect the Tax Act to have a material impact on the Company’s consolidated financial statements.

Leases

Lease agreements are evaluated to determine if they are sales/finance leases meeting any of the following criteria at inception: (a) transfer of ownership of the underlying asset; (b) purchase option that is reasonably certain of being exercised; (c) the lease term is greater than a major part of the remaining estimated economic life of the underlying asset; or (d) if the present value of the sum of lease payments and any residual value guaranteed by the lessee that has not already been included in lease payments in accordance with ASC 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset.

F-10

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

If at its inception, a lease meets any of the four lease criteria above, the lease is classified by the Company as a sales/finance; and if none of the four criteria are met, the lease is classified by the Company as an operating lease.

Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term, whereby an equal amount of rent expense is attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in the later years. The difference between rent expense recognized and actual rental payments is recorded as deferred rent and included in liabilities.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Our Chief Executive Officer/ Chairman holds sufficient shares of the Company’s voting preferred stock that give sufficient voting rights under the articles of incorporation and bylaws of the Company such that the CEO/ Chairman can at any time unilaterally vote to increase the number of authorized shares of common stock of the Company, without the need to call a general meeting of common shareholders of the Company.

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other income (expenses).

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

F-11

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Inputs that are unobservable for the asset or liability.

Measured on a Recurring Basis

The following table presents information about our liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fell:

	Amount at	Fair Value Measurement Using
	Fair Value	Level 1	Level 2	Level 3
November 30, 2023
Liabilities
Incentive compensation plan payable- revaluation of equity awards payable in Series G shares	$1,166,000	$—	$—	$1,166,000

February 28, 2023
Liabilities
Incentive compensation plan payable- revaluation of equity awards payable in Series G shares	$979,000	$—	$—	$979,000

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and advances, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

F-12

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Recently Issued Accounting Pronouncements

Recently Issued Accounting Standards Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. Under ASU 2020-06, the embedded conversion features are no longer separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost, as long as no other features require bifurcation and recognition as derivatives. The new guidance also requires the if-converted method to be applied for all convertible instruments. The amendments in ASU 2020-06 are effective for public entities, excluding smaller reporting companies as defined, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted. A reporting entity is not permitted to adopt the guidance in an interim period, other than the first interim period of its fiscal year. Adoption of the standard requires using either a modified retrospective or a full retrospective approach. Management is currently evaluating the effect of these provisions on the Company’s financial position and results of operations.

4. REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue is earned primarily from two sources: 1) direct sales of goods or services and 2) short-term rentals. Direct sales of goods or services are accounted for under Topic 606, and short-term rentals are accounted for under Topic 842 (which addresses lease accounting and was adopted on March 1, 2019).

As disclosed in the revenue recognition section of Note 3 – Accounting Polices, the Company adopted Topic 606 in accordance with the effective date on March 1, 2018. Note 3 includes disclosures regarding the Company’s method of adoption and the impact on the Company’s financial statements. Revenue is recognized on direct sales of goods or services when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

After adopting Topic 842, also referred to above in Note 3, the Company is accounting for revenue earned from rental activities where an identified asset is transferred to the customer and the customer has the ability to control that asset. The Company recognizes revenue from its device rental activities when persuasive evidence of a contract exists, the performance obligations have been satisfied, the transaction price is fixed or determinable and collection is reasonably assured. Performance obligations associated with device rental transactions are satisfied over the rental period. Rental periods are short-term in nature. Therefore, the Company has elected to apply the practical expedient which eliminates the requirement to disclose information about remaining performance obligations. Payments are due from customers at the completion of the rental, except for customers with negotiated payment terms, generally net 30 days or less, which are invoiced and remain as accounts receivable until collected.

The following table presents revenues from contracts with customers disaggregated by product/service:

	Three Months Ended November 30, 2023	Three Months Ended November 30, 2022	Nine Months Ended November 30, 2023	Nine Months Ended November 30, 2022
Device rental activities	$416,062	$154,628	$997,754	$622,647
Direct sales of goods and services	180,918	247,771	370,797	432,393
	$596,980	$402,399	$1,368,551	1,055,040

F-13

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. LEASES

We lease certain warehouses, and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

There is no lease renewal. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at November 30, 2023 and February 28, 2023.

Leases	Classification	November 30, 2023	February 28, 2023
Assets
Operating	Operating Lease Assets	$1,115,447	$1,208,440
Liabilities
Current
Operating	Current Operating Lease Liability	$229,016	$248,670
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	881,816	950,541
Total lease liabilities		$1,110,832	$1,199,211

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 10% which for the leases noted above was based on the information available at commencement date in determining the present value of lease payments. We compare against loans we obtain to acquire physical assets and not loans we obtain for financing. The loans we obtain for financing are generally at significantly higher rates and we believe that physical space or vehicle rental agreements are in line with physical asset financing agreements. CAM charges were not included in operating lease expense and were expensed in general and administrative expenses as incurred.

Rent expense and operating lease cost was $64,081 and $189,164 for the three and nine months ended November 30, 2023, respectively, and $61,005 and $194,653 for the three and nine months ended November 30, 2022, respectively.

6. REVENUE EARNING DEVICES

Revenue earning devices consisted of the following:

	November 30, 2023	February 28, 2023
Revenue earning devices	$3,321,560	$2,015,058
Less: Accumulated depreciation	(1,209,664)	(779,839)
	$2,111,896	$1,235,219

During the three and nine months ended November 30, 2023 the Company made total additions to revenue earning devices of $521,037 and $1,306,501, respectively, which were transfers from inventory. During the three and nine months ended November 30, 2022 the Company made total additions to revenue earning devices of $199,047 and $625,094, respectively, which were transfers from inventory.

Depreciation expense was $165,370 and $429,825 for the three and nine months ended November 30, 2023, respectively, and $54,418 and $241,957 for the three and nine months ended November 30, 2022, respectively.

F-14

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

7. FIXED ASSETS

Fixed assets consisted of the following:

	November 30, 2023	February 28, 2023
Automobile	$101,680	$101,680
Demo devices	184,438	69,010
Tooling	101,322	101,322
Machinery and equipment	8,825	8,825
Computer equipment	150,387	150,387
Office equipment	15,312	15,312
Furniture and fixtures	21,225	21,225
Warehouse equipment	17,076	14,561
Leasehold improvements	26,956	15,568
	627,221	497,890
Less: Accumulated depreciation	(326,921)	(182,002)
	$300,300	$315,888

During the three months ended November 30, 2023, the Company made additions of $22,101, $11,661 which were transfers from inventory with remaining additions of $ 10,440. During the nine months ended November 30, 2023, the Company made additions of $129,331 of which $115,428 were transfers from inventory with remaining additions of $13,903. During the three months ended November 30, 2022, the Company made additions of $31,365 of which $19,961 were transfers from inventory with remaining additions of $11,404. During the nine months ended November 30, 2022, the Company made additions of $265,041 of which $47,440 were transfers from inventory with remaining additions of $217,601.

Depreciation expense was $50,393 and $144,921 for the three and nine months ended November 30, 2023, respectively, and $38,437 and $90,686 for the three and nine months ended November 30, 2022, respectively.

8. DEFERRED VARIABLE PAYMENT OBLIGATION

On February 1, 2019 the Company entered into an agreement with an investor whereby the investor would pay up to $900,000 in exchange for a perpetual 9% rate payment (Payments) on the Company’s reported quarterly revenue from operations excluding any gains or losses from financial instruments (Revenues). At February 29, 2020 the investor has advanced the full $900,000.

On May 9, 2019 the Company entered into two similar arrangements with two investors:

(1)	The investor would pay up to $400,000 in exchange for a perpetual 4% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $400,000 has been paid to the Company.

(2)	The investor would pay up to $50,000 in exchange for a perpetual 1.11% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $50,000 has been paid to the Company.

These variable payments (Payments) are to be made 30 days after the end of each fiscal quarter. If the Payments would deplete RAD’s available cash by more than 30%, the Payments may be deferred for up to 12 months after the quarterly report at an interest rate of 6% per annum on the unpaid amount.

In the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 30% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 30% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments.

F-15

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On November 18, 2019, the Company entered into another similar arrangement with the (February 1, 2019) investor above whereby the investor would advance up to $225,000 in exchange for a perpetual 2.25% rate Payment on the Company’s quarterly Revenues (commencing on quarter ending May 31, 2020). At February 29, 2020, the investor has advanced $109,000 and the investor advanced the $116,000 remainder as of May 2020.

On December 30, 2019, the Company entered into another similar arrangement with a new investor whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues (commencing quarter ended November 30, 2020). At February 29, 2020, the investor has advanced $50,000 with the remainder to be advanced no later than June 30, 2020. If the total investor advances turns out to be less than $100,000, this would not constitute a breach of the agreement, rather the 1.00% rate would be adjusted on a pro-rata basis.

On April 22, 2020, the Company entered into another similar arrangement with the (first May 9, 2019) investor above whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues. At May 31, 2020, the investor has fully funded this commitment.

On July 1, 2020, the Company entered into a similar agreement with the first investor whereby the investor would pay up to $800,000 in exchange for a perpetual 2.75% rate payment (Payment) on the Company’s reported quarterly revenue. These Payments are to be made 90 days after the fiscal quarter with the first payment being due no later than May 31, 2021. If the Payments would deplete RAD’s available cash by more than 20%, the payment may be deferred. The investor had agreed to pay $100,000 per month over an 8 month period with the first payment due July 2020 and the final payment no later than February 28, 2021. As at August 31, 2020 the investor had fully funded the $800,000 commitment.

On August 27, 2020, the Company and the first investor referred to above consolidated the three separate agreements of February 1, 2019 for $900,000, November 18, 2019 for $225,000 and July 1, 2020 for $800,000 into a new agreement for a total of $1,925,000. This new agreement is for similar terms as the above agreements save for the following: the rate payment is revised to 14.25% payable on revenues commencing the quarter ended August 31, 2020. Upon an event of default that we are unable to cure in the time allotted under the agreements, these Payments may be secured with a priority lien by UCC filing against all of our assets, but is subordinated to equipment financing or leasing agreements on the products the Company leases to its customers.

In summary of all agreements mentioned above if in the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 43.77% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 43.77% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments. As of March 1, 2021 as a result of the amendment with the first investor noted below. This aggregate asset disposition % was reduced from 43.77 % to 33.77%.

The Payments first become payable on June 30, 2019 (unless otherwise indicated) based on the quarterly Revenues for the quarter ended May 31, 2019 and accrue every quarter thereafter. As of November 30, 2023, the Company has accrued $764,702 in Payments of which $497,149 are in arrears. As of February 28, 2023, the Company has accrued $542,177 in Payments of which $325,600 are in arrears. No notices have been sent to the Company.

On March 1, 2021, the first investor referred to above whose aggregate investment is $1,925,000 revised his agreements as follows:

1)	The rate payment was reduced from 14.25 % to 9.65%
2)	The asset disposition % (see below) was reduced from 31 % to 21%

In consideration for the above changes, the investor received 40 Series F Convertible Preferred Stock and a warrant to purchase 367 shares of its Series F Convertible Preferred Stock with a five-year term and an exercise price of $1.00. During the three months ended May 31, 2021, the warrant holder exercised warrants to acquire 38 shares of Series F Convertible Preferred Stock. The Company attributed a fair value based on recent transactions for the Series F Preferred stock and warrants of $33,015,214 and recorded a loss on settlement of debt with a corresponding adjustment to paid in capital.

F-16

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company retains total involvement in the generation of cash flows from these revenue streams that form the basis of the payments to be made to the investors under this agreement. Because of this, the Company has determined that the agreements constitute debt agreements. As of November 30, 2023, and February 28, 2023, the long-term balances other than Payments already owed is the cash received of $2,525,000 and $2,525,000, respectively.

For both the three months and nine months ended November 30, 2023 and year ended February 28, 2023, the Company has received $0 related to the deferred payment obligation since there were no new agreements during this period. The balance remains $2,525,000 at both November 30, 2023 and February 28, 2023.

9. RELATED PARTY TRANSACTIONS

For both the three months ended November 30, 2023 and November 30, 2022 , the Company had no repayments of net advances from its loan payable-related party At November 30, 2023, the loan payable-related party was $299,286 and $206,516 at February 28, 2023. Included in the balance due to the related party at November 30, 2023 is $222,754 of deferred salary and interest, $183,625 of which bears interest at 12%. At February 28, 2023, included in the balance due to the related party is $108,000 of deferred salary with $108,000 bearing interest at 12%. The accrued interest included in loan at November 30, 2023 and February 28, 2023 was $28,267 and $15,660 respectively.

Pursuant to the amended Employment Agreement with its Chief Executive Officer, for the three months and nine ended November 30, 2023, the Company accrued $62,000 (2022-$138,000) and $187,000 (2022-$362,500) of incentive compensation plan payable with a corresponding recognition of stock based compensation due to the expectation of additional awards being met. This will be payable in Series G Preferred Shares which are redeemable at the Company’s option at $1,000 per share. At November 30, 2023 and February 28, 2023 there was $1,166,000 and $979,000 of incentive compensation payable.

During the three months ended November 30, 2023 and 2022, the Company was charged $526,723 and $794,460, respectively for fees for research and development from a company partially owned by a principal shareholder.

During the nine months ended November 30, 2023 and 2022, the Company was charged $2,185,998 and $2,735,589, respectively for fees for research and development from a company partially owned by a principal shareholder.

10. OTHER DEBT – VEHICLE LOAN

In December 2016, RAD entered into a vehicle loan for $47,704 secured by the vehicle. The loan is repayable over 5 years maturing November 9, 2021, and repayable $1,019 per month including interest and principal. In November 2017, RAD entered into another vehicle loan secured by the vehicle for $47,661. The loan is repayable over 5 years, maturing October 24, 2022 and repayable at $923 per month including interest and principal. The principal repayments made were $0 for both the year ended February 28, 2022 and February 28, 2021. Regarding the second vehicle loan, the vehicle was returned at the end of fiscal 2019 and the car was subsequently sold by the lender for proceeds of $21,907 which went to reduce the outstanding balance of the loan. A loss of $3,257 was recorded as well. A balance of $21,578 remains on this vehicle loan at both February 28, 2021 and February 29, 2020. For the first vehicle loan, the vehicle was retired in 2020, the proceeds of the disposal of $18,766 was applied against the balance of the loan with a $5,515 gain on the remaining asset value of $13,251. A balance of $16,944 remains on this vehicle loan at both February 28, 2022 and February 28, 2021. The remaining total balances of the amounts owed on the vehicle loans were $38,522 and $38,522 as of November 30, 2023 and February 28, 2023, respectively, of which all were classified as current.

F-17

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

11. LOANS PAYABLE

Loans payable at November 30, 2023 consisted of the following:

					Annual
Date	Maturity	Description		Principal	Interest Rate
July 18, 2016	July 18, 2017	Promissory note	(1)*	$3,500	22%
December 10, 2020	March 1, 2025	Promissory note	(2)	3,921,168	12%
December 10, 2020	March 1, 2025	Promissory note	(3)	2,754,338	12%
December 10, 2020	December 10, 2023	Promissory note	(4)	165,605	12%
December 14, 2020	December 14, 2023	Promissory note	(5)	310,375	12%
December 30, 2020	March 1, 2025	Promissory note	(6)	350,000	12%
January 1, 2021	March 1, 2025	Promissory note	(7)	25,000	12%
January 1, 2021	March 1, 2025	Promissory note	(8)	145,000	12%
January 14, 2021	March 1, 2025	Promissory note	(9)	550,000	12%
February 22, 2021	March 1, 2025	Promissory note	(10)	1,650,000	12%
March 1, 2021	March 1, 2024	Promissory note	(11)	6,000,000	12%
June 8, 2021	June 8, 2024	Promissory note	(12)	2,750,000	12%
July 12, 2021	July 26, 2026	Promissory note	(13)	3,803,360	7%
September 14, 2021	September 14, 2024	Promissory note	(14)	1,650,000	12%
July 28, 2022	March 1, 2025	Promissory note	(15)	170,000	15%
August 30, 2022	August 30,2024	Promissory note	(16)	3,000,000	15%
September 7, 2022	March 1, 2025	Promissory note	(17)	400,000	15%
September 8, 2022	March 1, 2025	Promissory note	(18)	475,000	15%
October 13, 2022	March 1, 2025	Promissory note	(19)	350,000	15%
October 28, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
November 9, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
November 10, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
November 15, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
January 11, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
February 6, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
April 5. 2023	October 31, 2026	Promissory note	(20)	400,000	15%
April 20, 23	October 31, 2026	Promissory note	(20)	400,000	15%
May 11, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
October 27, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
November 30, 2023	October 31, 2025	Purchase Agreement	(21)**	—	35%
				$32,473,346

Less: current portion of loans payable				(9,479,479)
Less: discount on non-current loans payable				(4,305,396)
Non-current loans payable, net of discount				$18,688,471

Current portion of loans payable				$9,479,479
Less: discount on current portion of loans payable				1,129,801
Current portion of loans payable, net of discount				$8,349,678

*	In default
**	Funds received December 1 , 2023, after reporting period.

F-18

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1)	This note was transferred from convertible notes payable because in August 2022 it was no longer convertible due to restrictions placed on the lender.

(2)	This promissory note was issued as part of a debt settlement whereby $2,683,357 in convertible notes and associated accrued interest of $1,237,811 totaling $3,921,168 was exchanged for this promissory note of $3,921,168, and a warrant to purchase 450,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a relative fair value of $990,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from December 10, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

(3)	This promissory note was issued as part of a debt settlement whereby $1,460,794 in convertible notes and associated accrued interest of $1,593,544 totaling $3,054,338 was exchanged for this promissory note of $3,054,338, and a warrant to purchase 250,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a relative fair value of $550,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. $100,000 and $300,000 has been repaid the three and nine months ended November 30, 2023. The balance at November 30,2023 is now $2,754,338. On November 28, 2023, the parties extended the maturity date from December 10, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

(4)	This promissory note was issued as part of a debt settlement whereby $103,180 in convertible notes and associated accrued interest of $62,425 totaling $165,605 was exchanged for this promissory note of $165,605, and a warrant to purchase 80,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $176,000.

(5)	This promissory note was issued as part of a debt settlement whereby $235,000 in convertible notes and associated accrued interest of $75,375 totaling $310,375 was exchanged for this promissory note of $310,375, and a warrant to purchase 25,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $182,500.

(6)	The note, with an original principal amount of $350,000, may be pre-payable at any time. The note balance includes an original issue discount of $35,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $271,250. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $271,250 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. For the three and nine months ended November 30, 2023, 2023, the Company recorded amortization expense of $12,878 and $105,538, respectively, with an unamortized discount of $31,106 at November 30, 2023. On November 28, 2023, the parties extended the maturity date from December 10, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

(7)	This promissory note was issued as part of a debt settlement whereby $9,200 in convertible notes and associated accrued interest of $6,944 totaling $16,144 was exchanged for this promissory note of $25,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from January 1, 2024 to March 1, 2025 with all other terms and conditions remaining the same.

(8)	This promissory note was issued as part of a debt settlement whereby $79,500 in convertible notes and associated accrued interest of $28,925 totaling $108,425 was exchanged for this promissory note of $145,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from January 1, 2024 to March 1, 2025 with all other terms and conditions remaining the same.

(9)	The note, with an original principal amount of $550,000, may be pre-payable at any time. The note balance includes an original issue discount of $250,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $380,174. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $380,174 with a corresponding adjustment to paid in capital. For the three and nine months ended November 30, 2023, 2023, the Company recorded amortization expense of $16,718 and $129,906 respectively, with an unamortized discount of $50,493 at November 30, 2023. On November 28, 2023, the parties extended the maturity date from January 14, 2024 to March 1, 2025 with all other terms and conditions remaining the same.

F-19

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(10)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 100,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $1,342,857. The discount and warrant are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,342,857 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. The maturity date was extended from February 22, 2022 to February 22, 2024 on February 28, 2022 in exchange for warrants to purchase 50,000,000 at an exercise price of $.0164 and a 3-year term. These warrants have a fair value of $950,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $82,499 and $462,320 respectively, with an unamortized discount of $426,061 at November 30, 2023. On November 28, 2023, the parties extended the maturity date from February 22, 2024 to March 1, 2025 with all other terms and conditions remaining the same.

(11)	The unsecured note may be pre-payable at any time. Cash proceeds of $5,400,000 were received. The note balance of $6,000,000 includes an original issue discount of $600,000 and was issued with a warrant to purchase 300,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $4,749,005 using Black-Scholes with assumptions described in note 13. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $4,749,005 with a corresponding adjustment to paid in capital for the relative value of the warrant.. The maturity was extended from March 1, 2022 to March 1, 2024 on February 28, 2022 in exchange for warrants to purchase 150,000,000 shares of common stock at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $2,850,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. This note has been fully amortized.

(12)	The note, with an original principal balance of $2,750,000, may be pre-payable at any time. The note balance includes an original issue discount of $50,000 and was issued with a warrant to purchase 170,000,000 shares at an exercise price of $0.064 per share with a 3-year term and having a relative fair value of $2,035,033. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $2,035,033 with a corresponding adjustment to paid in capital. The maturity date was extended from June 8, 2022 to June 8, 2024 on February 28, 2022 in exchange for warrants to purchase 85,000,000 at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $1,615,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. For the three and nine months ended November 30, 2023, 2023, the Company recorded amortization expense of $199,482 and $530,181 respectively, with an unamortized discount of $264,037 at November 30, 2023.

(13)	This loan, with an original principal balance of $4,000,160, was in exchange for 184 Series F preferred shares from a former director. The interest and principal are payable at maturity. The loan is unsecured. For the three and nine months ended November 30, 2023 there were repayments of $27,000 and $81,000. respectively on the note.

(14)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 250,000,000 shares at an exercise price of $0.037 per share with a 3-year term and having a relative fair value of $1,284,783, The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,284,783 with a corresponding adjustment to paid in capital. For the three and nine months ended November 30, 2023, 2023, the Company recorded amortization expense of $146,393 and $348,667 respectively, with an unamortized discount of $865,764 at November 30, 2023.

(15)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $0 and $9,026 respectively, with an unamortized discount of $0 at November 30, 2023. This loan is in default. No notices have been sent by lender. On November 29, 2023, the parties extended the maturity date from July 28, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

F-20

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(16)	A warrant holder exchanged 955,000,000 warrants for a promissory note of $3,000,000, bearing interest at 15% with a two year maturity. The fair value of the warrants was determined to be $2,960,500 with a corresponding adjustment to paid-in capital and a debt discount of $39,500 which will be amortized over the term of the loan. Principal and interest due at maturity. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $4,923 and $14,216 respectively, with an unamortized discount of $16,552 at November 30, 2023.

(17)	Original $400,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $0 and $27,821 respectively, with an unamortized discount of $0 at November 30, 2023. This loan is in default. No notices have been sent by lender. On November 29, 2023, the parties extended the maturity date from September 7, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

(18)	Original $475,000 note may be pre-payable at any time. The note balance includes an original issue discount of $75,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $0 and $36,729 respectively, with an unamortized discount of $0 at November 30, 2023. This loan is in default. No notices have been sent by lender. On November 29, 2023, the parties extended the maturity date from September 8, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

(19)	Original $350,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of the Company’s s present and after-acquired property. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $13,295 and $25,585 respectively, with an unamortized discount of $0 at November 30, 2023. This loan is in default. No notices have been sent by lender. On November 29, 2023, the parties extended the maturity date from October 13, 2023 to March 1, 2025 with all other terms and conditions remaining the same.

F-21

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(20)	On October 28, 2022 the Company entered into an loan facility with a lender for up to $4,000,000 including an original issue discount of $500,000. In exchange the Company will issue one series F Preferred Share, extended 329 series F warrants with a March 1, 2026 maturity to a new October 31, 2033 maturity, and issue up to 10 tranches with each tranche of $400,000, with cash proceeds of $350,000 an original issue discount of $50,000, October 31, 2026 maturity, and 61 Series F warrants with a October 31, 2033 maturity. Secured by a general security charging all of the Company’s present and after-acquired property. At November 30, 2022 the Company has issued 6 tranches as follows:
October 28, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants and 1 Series F Preferred Share having a relative fair value of $299,399. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $3,274 and $7,613 respectively, with an unamortized discount of $340,411 at November 30, 2023.

November 9, 2022, $400,000 loan, original issue discount of $50,000 , 61 Series F Preferred Share warrants having a relative fair value of $299,750. For the three and nine months ended November 30, 2023, 2023, the Company recorded amortization expense of $3,234 and $7,510 respectively, with an unamortized discount of $340,929 at November 30, 2023.

November 10, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $302,020. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $2,991 and $6,891 respectively, with an unamortized discount of $343,990 at November 30, 2023.

November 15, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. For the three nine months ended November 30, 2023, the Company recorded amortization expense of $3,295 and $7,665 respectively, with an unamortized discount of $340,151 at November 30, 2023.

January 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $3,355 and $7,821 respectively, with an unamortized discount of $339,368 at November 30, 2023.

February 6, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $3,231 and $7,503 respectively, with an unamortized discount of $340,923 at November 30, 2023.

April 5, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $296,245. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $3,335 and $6,608 respectively, with an unamortized discount of $339,637 at November 30, 2023.

April 20, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $302,219. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $2,723 and $4,930 respectively, with an unamortized discount of $347,290 at November 30, 2023.

May 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $348,983. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $0 and $0 respectively, with an unamortized discount of $398,983 at November 30, 2023.

October 27 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $261,759. For the three and nine months ended November 30, 2023, the Company recorded amortization expense of $2,044 and $2,044 respectively, with an unamortized discount of $309,715 at November 30, 2023.

(21)	On November 30, 2023 , the Company entered into an agreement where the lender will buy pay the Company $350,000 in exchange for thirteen future monthly payments of $36,750 commencing on April 30,2024 through to April 30, 2025 totaling $477,750. The effective interest rate is 35% per annum. As the proceeds were received on December 1, 2023 , this loan will be recorded next quarter. Secured by a general security charging all of RAD’s present and after-acquired property. Default rate of 15% per annum calculated daily on any missed monthly payment.

F-22

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

12. STOCKHOLDERS’ EQUITY (DEFICIT)

Summary or Preferred Stock Activity

No preferred stock activity during the period.

Summary of Preferred Stock Warrant Activity

	Number of Series F Preferred Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2023	695	$1.00	10.00
Issued	244	1.00	9.88
Exercised	—	—	—
Forfeited and cancelled	—	—	—
Outstanding at November 30, 2023	939	$1.00	9.50

During the nine months ended November 30, 2023, as part of debt issuance the Company issued 244 Series F Preferred Warrants to a lender for a relative fair value of $1,209,206. (see Note 11)

Summary of Common Stock Activity

The Company increased authorized common shares from 7,225,000,000 to 10,000,000,000 on August 30, 2023.

For the three months ended November 30, 2023, the Company issued 675,336,434 common shares with gross proceeds of $1,468,477 and net proceeds of $1,412,158 after issuance costs of $56,320.

For the nine months ended November 30, 2023, the Company issued 1,859,901,628 common shares with gross proceeds of 7,841,466 and net proceeds of $7,527,190 after issuance costs of $314,276. In addition the Company issued 6,500,000 shares with a fair value of $ 44,460 as payment for services of $ 83,200. A gain on settlement of debt of $38,640 has been recorded. The Company also issued 12,100,000 previously recorded as issuable shares pursuant to agreements.

The table below represent the common shares issued, issuable and outstanding at November 30, 2023 and February 28, 2023:

Common shares	November 30, 2023	February 28, 2023
Issued	7,715,143,227	5,836,641,599
Issuable	—	12,100,000
Issued, issuable and outstanding	7,715,143,227	5,848,741,599

Summary of Common Stock Warrant Activity

For the three months and nine months ended November 30, 2023 and November 30, 2022, the Company recorded a total of $47,462 and $0, and $150,896 and $0 respectively, to stock-based compensation for options and warrants with a corresponding adjustment to additional paid-in capital.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at February 28, 2023	314,217,451	$0.114	1.95
Issued	—	—	—
Exercised	—	—	—
Forfeited and cancelled	—	—	—
Outstanding at November 30, 2023	314,217,451	$0.114	1.20

F-23

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Summary of Common Stock Option Activity -Employee Stock Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at February 28 , 2023	95,725,000	$0.02	4.75
Issued	—	—	—
Exercised	—	—	—
Forfeited, extinguished and cancelled	(21,275,000)	$0.02	(4.60)
Outstanding at August 31, 2023	74,450,000	$0.02	4.00

13. COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s condensed consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

The related legal costs are expensed as incurred.

Operating Lease

On December 18, 2020, the Company entered into a 15-month lease agreement for office space at 18009 Sky Park Circle Suite E, Irvine CA, 92614, commencing on December 18, 2020 through to March 31, 2022 with a minimum base rent of $3,859 per month. The Company paid a security deposit of $3,859.

On March 10, 2021, the Company entered into a 10 year lease agreement for a manufacturing facility at 10800 Galaxie Avenue, Ferndale, Michigan, 48220, commencing on May 1, 2021 through to April 30, 2031 with a minimum base rent of $15,880 per month. The base rent increase by 3% per annum commencing May 1, 2024. The Company paid a security deposit of $15,880.

On September 30, 2021, the Company entered into a 3-year lease agreement for a vehicle commencing September 30, 2021 through to April 30, 2031 with a minimum base rent of $1,538 per month. The Company paid a down payment of $18,462.

On January 28, 2022, the Company entered into a 2-year lease agreement for office space at 1516 E Edinger, Santa Ana, California, 92705, commencing on February 1, 2022 through to January 31, 2024 with a minimum base rent of $1,500 per month. The Company paid a security deposit of $1,500.

The Company’s leases are accounted for as operating leases. Rent expense and operating lease cost are recorded over the lease terms on a straight-line basis. Rent expense and operating lease cost was $64,081 and $189,164 for the three and nine months ended November 30, 2023, respectively, and $61,005 and $194,653 for the three and nine months ended November 30, respectively.

Maturity of Lease Liabilities	Operating Leases
November 30, 2024	$229,016
November 30, 2025	207,558
November 30, 2026	207,558
November 30, 2027	207,558
November 30, 2028	207,558
November 30, 2029 and after	501,599
Total lease payments	1,560,847
Less: Interest	(450,015)
Present value of lease liabilities	$1,110,832

F-24

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

14. EARNINGS (LOSS) PER SHARE

The net income (loss) per common share amounts were determined as follows:

	For the Three Months Ended		For the Nine Months Ended
	November 30,		November 30,
	2023	2022	2023	2022
Numerator:
Net income (loss) available to common shareholders	$(3,966,484)	$(4,085,660)	$(13,281,405)	$(12,930,211)

Effect of common stock equivalents
Add: interest expense on convertible debt	—	22,438	—	27,863
Add: amortization of debt discount	—	78,149	—	90,767
Add (less) loss (gain) on settlement of debt	—	—	—	(3,992)
Add (less) loss (gain) on change of derivative liabilities	—	—	—	(3,595)
Net income (loss) adjusted for common stock equivalents	(3,966,484)	(3,985,073)	(13,281,405)	(12,819,168)

Denominator:
Weighted average shares – basic	7,294,775,879	5,140,405,652	6,606,988,956	4,969,080,716

Net income (loss) per share – basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Dilutive effect of common stock equivalents:
Convertible Debt	—	—	—	—
Preferred shares	—	—	—	—
Warrants	—	—	—	—
	—	—	—	—
Denominator:
Weighted average shares – diluted	7,294,775,879	5,140,405,652	6,606,988,956	4,969,080,716

Net income (loss) per share – diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The anti-dilutive shares of common stock equivalents for the three and nine months ended November 30, 2023 and 2022 were as follows:

	For the Three Months Ended		For the Nine Months Ended
	November 30,		November 30,
	2023	2022	2023	2022

Convertible notes and accrued interest	—	836,425,685	—	836,425,685
Convertible Series F Preferred Shares*	26,617,244,133	—	26,617,244,133	—
Stock options and warrants	428,667,451	401,217,451	428,667,451	401,217,451
Total	27,045,911,584	1,237,643,136	27,045,911,584	1,237,643,136

*	On August 23, 2021, the Company filed amended Series F preferred shares such that Series F preferred shares are not convertible into common stock by a holder until (A) August 23, 2023 or (B) the date on which such a conversion may be required for the purpose of (i) uplisting the Company to a new stock exchange, or (ii) selling more than 50% of the Company’s assets. Had these Series F preferred shares been convertible at November 30, 2023 and 2022 the dilutive effects would be as follows:

	For the Three and Nine Months Ended
	November 30, 2023	November 30, 2022
Convertible Series F Preferred Shares	—	18,148,779,827

15. SUBSEQUENT EVENTS

Subsequent to November 30, 2023 through to January 12, 2024:

— The Company issued 639,550 common shares pursuant to a share purchase agreement for gross proceeds of $1,523,258, issuance costs of $62,980 and net proceeds of $1,460,278.

F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Artificial Intelligence Technology Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Artificial Intelligence Technology Solutions, Inc. and subsidiaries (the “Company”) as of February 28, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two years ended February 28, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two years ended February 28, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully explained in Note 1, which includes management’s plans in regards to this uncertainty, the Company had a net loss of approximately $18 million, an accumulated deficit of approximately $112 million and stockholders’ deficit of approximately $32 million as of and for the year ended February 28, 2023, and therefore there is substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

June 14, 2023

We have served as the Company’s auditor since 2019.

PCAOB Audit ID: 318

F-26

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED BALANCE SHEETS

	February 28, 2023	February 28, 2022
ASSETS
Current assets:
Cash	$939,759	$4,648,146
Accounts receivable, net	265,024	429,469
Device parts inventory, net	1,637,899	1,530,657
Prepaid expenses and deposits	596,310	442,164
Total current assets	3,438,992	7,050,436
Operating lease asset	1,208,440	1,331,605
Revenue earning devices, net of accumulated depreciation of $778,839 and $434,661, respectively	1,235,219	709,063
Fixed assets, net of accumulated depreciation of $182,002 and $49,065, respectively	315,888	137,952
Trademarks	27,080	28,723
Investment at cost	50,000	—
Security deposit	21,239	21,239
Total assets	$6,296,858	$9,279,018
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,343,379	$968,853
Advances payable- related party	1,594	1,594
Customer deposits	9,900	10,000
Current operating lease liability	248,670	254,027
Current portion of deferred variable payment obligation	542,177	325,600
Current portion of convertible notes payable, net of discount of $0 and $0, respectively	—	3,500
Loan payable - related party	206,516	193,556
Incentive compensation plan payable	979,000	479,500
Current portion of loans payable, net of discount of $1,651,597 and $14,745	9,918,389	1,004,708
Vehicle loan - current portion	38,522	38,522
Current portion of accrued interest payable	2,761,446	1,260,271
Derivative liability	—	7,587
Total current liabilities	16,049,593	4,547,718
Non-current operating lease liability	950,541	1,057,579
Loans payable, net of discount of $4,130,291 and $4,905,076, respectively	15,554,069	20,309,069
Deferred variable payment obligation	2,525,000	2,525,000
Accrued interest payable	3,060,656	1,816,009
Total liabilities	38,139,859	30,255,375

Commitments and Contingencies
Stockholders’ deficit:
Preferred Stock, undesignated; 15,545,650 shares authorized; no shares issued and outstanding at February 28, 2023 and February 28, 2022, respectively	—	—
Series G Convertible Preferred Stock. $0.001 par value; 100,000 shares authorized, no shares issued and outstanding at February 28, 2023 and February 28, 2022, respectively	—	—
Series E Preferred Stock, $0.001 par value; 4,350,000 shares authorized; 3,350,000 and 3,350,000 shares issued and outstanding, respectively	3,350	3,350
Series F Convertible Preferred Stock, $1.00 par value; 4,350 shares authorized; 2,533 and 2,532 shares issued and outstanding, respectively	2,533	2,532
Common Stock, $0.00001 par value; 7,225,000,000 shares authorized 5,848,741,599 and 4,735,210,360 shares issued, issuable and outstanding, respectively	58,489	47,353
Additional paid-in capital	80,247,252	73,015,576
Preferred stock to be issued	99,086	99,086
Accumulated deficit	(112,253,711)	(94,144,254)
Total stockholders’ deficit	(31,843,001)	(20,976,357)
Total liabilities and stockholders’ deficit	$6,296,858	$9,279,018

The accompanying notes are an integral part of these consolidated financial statements.

F-27

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended February 28, 2023	Year Ended February 28, 2022

Revenues	$1,331,956	$1,447,109

Cost of Goods Sold	678,073	472,926

Gross Profit	653,883	974,183

Operating expenses:
Research and development	3,625,468	2,961,394
General and administrative	8,980,709	10,905,129
Depreciation and amortization	478,115	232,886
Operating lease cost and rent	260,271	275,785
(Gain) loss on disposal of fixed assets	—	(29,125)
Total operating expenses	13,344,563	14,346,069

Loss from operations	(12,690,680)	(13,371,886)

Other income (expense), net:
Change in fair value of derivative liabilities	3,595	372,214
Interest expense	(5,426,364)	(16,129,499)
Gain (loss) on settlement of debt	3,992	(33,068,313)
Total other income (expense), net	(5,418,777)	(48,825,598)

Net Loss	$(18,109,457)	$(62,197,484)

Net loss per share - basic	$(0.00)	$(0.02)

Net loss per share - diluted	$(0.00)	$(0.02)

Weighted average common share outstanding - basic	5,091,857,082	4,029,658,082

Weighted average common share outstanding - diluted	5,091,857,082	4,029,658,082

The accompanying notes are an integral part of these consolidated financial statements.

F-28

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED FEBRUARY 28, 2023 AND FEBRUARY 28, 2022

	Series E		Series F		Series G				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at February 28, 2021	4,350,000	4,350	2,799	176,869	—	$—	3,229,426,884	$32,294	$16,764,554	$(31,521,754)	$(14,543,687)
Cancellation of Series E Shares	(1,000,000)	(1,000)	—	—	—	—	—	—	1,000	—	—
Series F Preferred Shares issued with amendment agreement	—	—	40	40	—	—	—	—	3,244,700	—	3,244,740
Series F Preferred Shares Warrants issued with amendment agreement	—	—	—	—	—	—	—	—	29,770,474	—	29,770,474
Series F Preferred Shares cancelled in exchange for promissory notes	—	—	(83)	(83)	—	—	—	—	(6,732,752)	—	(6,732,835)
Series F preferred shares issued on exercise of warrants	—	—	38	38	—	—	—	—	(38)	—	—
Series F Preferred Shares converted to common shares	—	—	(78)	(78)	—	—	316,345,998	3,164	(3,086)	—	—
Redemption of 19 Issuable Series F shares	—	—	—	(74,984)	—	—	—	—	—	(425,016)	(500,000)
Exchange of Series F Preferred Shares for debt	—	—	(184)	(184)	—	—	—	—	(3,999,976)	—	(4,000,160)
Issuance of Series G preferred as equity awards per employment agreement	—	—	—	—	1,500	1,500,000	—	—	—	—	1,500,000
Redemption of Series G shares as compensation payment	—	—	—	—	(1,500)	(1,500,000)	—	—	—	—	(1,500,000)
Adjustment to derivative liability	—	—	—	—	—	—	—	—	422,272	—	422,272
Common stock issued for debt conversion	—	—	—	—	—	—	31,042,436	310	898,395	—	898,705
Exercise of warrants	—	—	—	—	—	—	300,251,561	3,003	(3,003)	—	—
Exchange of debt for common shares	—	—	—	—	—	—	116,104,232	1,161	6,454,235	—	6,455,396
Stock based compensation on issuable shares	—	—	—	—	—	—	2,100,000	21	109,179	—	109,200
Issuance of shares, net of $253,811 issuance costs	—	—	—	—	—	—	645,168,473	6,452	12,515,480	—	12,521,932
Cashless exercise of 100,000,000 warrants	—	—	—	—	—	—	94,770,776	948	(948)	—	—
Relative fair value of warrants issued with debt	—	—	—	—	—	—	—	—	3,319,816	—	3,319,816
Warrants issued as part of debt	—	—	—	—	—	—	—	—	4,749,006	—	4,749,006
Warrants as issuance cost	—	—	—	—	—	—	—	—	21,918	—	21,918
Warrants as consideration for debt extensions	—	—	—	—	—	—	—	—	5,415,000	—	5,415,000
Stock based compensation	—	—	—	—	—	—	—	—	69,350	—	69,350
Net income	—	—	—	—	—	—	—	—	—	(62,197,484)	(62,197,484)
Balance at February 28, 2022	3,350,000	$3,350	2,532	$101,618	—	$—	4,735,210,360	$47,353	$73,015,576	$(94,144,254)	$(20,976,357)

F-29

	Series E		Series F		Series G				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at February 28, 2022	3,350,000	3,350	2,532	101,618	—	$—	4,735,210,360	$47,353	$73,015,576	$(94,144,254)	$(20,976,357)
Issuance of shares net of $447,858 issuance costs	—	—	—	—	—	—	1,057,841,576	10,579	7,760,590	—	7,771,169
Cashless exercise of 108,378,210 warrants	—	—	—	—	—	—	45,306,557	453	(453)	—	—
Penalty shares issued pursuant to a share purchase agreement	—	—	—	—	—	—	17,500,000	175	(175)	—	—
Relative fair value of Series F warrants issued with debt	—	—	1	1	—	—	—	—	1,201,127	—	1,201,128
Relative fair value of warrants issued with debt	—	—	—	—	—	—	—	—	990,467	—	990,467
Fair value of 955,000,000 warrants cancelled for debt issuance	—	—	—	—	—	—	—	—	(2,960,500)	—	(2,960,500)
Shares issued for services	—	—	—	—	—	—	10,000,000	100	118,400	—	118,500
Cancelled shares	—	—	—	—	—	—	(17,116,894)	(171)	171	—	—
Stock based compensation - employee stock option plan	—	—	—	—	—	—	—	—	122,050	—	122,050
Rounding	—	—	—	—	—	—	—	—	(1)	—	(1)
Net income	—	—	—	—	—	—	—	—	—	(18,109,457)	(18,109,457)
Balance at February 28, 2023	3,350,000	$3,350	2,533	$101,619	—	$—	5,848,741,599	$58,489	$80,247,252	$(112,253,711)	$(31,843,001)

The accompanying notes are an integral part of these consolidated financial statements.

F-30

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended February 28, 2023	Year Ended February 28, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,109,457)	$(62,197,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	478,115	232,886
Inventory provision	130,000	65,000
(Gain) loss on disposal of fixed assets	—	(29,125)
Bad debts expense	45,110	9,022
Revenue earning device sold and expensed in cost of sales	—	3,410
Reduction of right of use asset	112,396	110,148
Accretion of lease liability	141,631	122,930
Stock based compensation	740,050	2,158,050
Interest expense related to the issuance of warrants for debt extensions	—	5,415,000
Interest expense related to penalties from debt defaults	—	—
Change in fair value of derivative liabilities	(3,595)	(372,214)
Amortization of debt discounts	1,980,033	7,597,242
(Gain) loss on settlement of debt	(3,992)	33,068,313
Increase (decrease) in related party accrued payroll and interest	12,960	264,331
Changes in operating assets and liabilities:
Accounts receivable	119,335	(339,947)
Prepaid expenses	(141,734)	(442,164)
Deposit on right of use asset	—	(19,999)
Device parts inventory	(1,161,047)	(2,191,571)
Accounts payable and accrued expenses	374,529	(596,615)
Accrued expense, related party	—	(167,187)
Customer deposits	(100)	(500)
Operating lease liability payments	(254,028)	(233,078)
Balance owed WeSecure	—	(122,000)
Current portion of deferred variable payment obligations for Payments	216,577	234,013
Accrued interest payable	2,745,822	2,606,097
Net cash used in operating activities	(12,577,395)	(14,825,442)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(258,402)	(115,493)
Purchase of investment	(50,000)	—
Acquisition of trademarks	—	(26,327)
Cash paid for security deposit	—	(17,380)
Proceeds on disposal of fixed assets	—	30,000
Net cash used in investing activities	(308,402)	(129,200)

CASH FLOWS FROM FINANCING ACTIVITIES:
Share proceeds net of issuance costs	7,771,169	12,521,932
Proceeds from convertible notes payable	619,250
Repayment of convertible debt	(750,000)	(65,000)
Proceeds from loans payable	3,300,000	9,426,146
Repayment of loans payable	(1,763,009)	(516,314)
Series G preferred shares redeemed as payment on incentive plan payable	—	(1,500,000)
Dividend upon redemption of cancelled issuable Series F shares	—	(500,000)
Net borrowings(repayments) on loan payable - related party	—	(808,394)
Net cash provided by financing activities	9,177,410	18,558,370

Net change in cash	(3,708,387)	3,603,728

Cash, beginning of period	4,648,146	1,044,418

Cash, end of period	$939,759	$4,648,146

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$451,192	$225,003
Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Right of use asset for lease liability	$—	$1,374,002
Transfer from device parts inventory to fixed assets	$932,805	$659,985
Conversion of convertible notes and interest to shares of common stock	$—	$898,705
Release of derivative liability on conversion of convertible notes payable	$—	$422,272
Derivative debt discount on revaluation of loan amendment	$—	$438,835
Exchange of notes payable for Series F preferred shares	$—	$6,732,835
Discount applied to face value of loans	$1,797,645	$6,162,945
Warrants issued as part of debt issuance	$—	$8,068,822
Exchange of warrants for debt	$3,000,000	$—
Refund on abandoned trademarks	$1,643	$—
Penalty shares pursuant to a share purchase agreement	$171	$—
Exercise of warrants	$453	$3,951
Series F preferred shares issued for debt	$—	$4,000,160
Cancellation of Series E preferred shares	$—	$1,000
Issuance of Series G preferred shares as payment on incentive plan payable	$—	$1,500,000
Series F preferred shares converted to common shares	$—	$3,086
Series F preferred shares issued on exercise of warrants	$—	$38

The accompanying notes are an integral part of these consolidated financial statements.

F-31

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION AND GOING CONCERN

Artificial Intelligence Technology Solutions Inc. (formerly known as On the Move Systems Corp.) (“AITX” or the “Company”) was incorporated in Florida on March 25, 2010 and reincorporated in Nevada on February 17, 2015. On August 24, 2018, Artificial Intelligence Technology Solutions Inc., changed its name from On the Move Systems Corp (“OMVS”).

Robotic Assistance Devices, LLC (“RAD”), was incorporated in the State of Nevada on July 26, 2016 as a LLC. On July 25, 2017, Robotic Assistance Devices LLC converted to a C Corporation, Robotic Assistance Devices, Inc. through the issuance of 10,000 common shares to its sole shareholder.

On August 28, 2017, AITX completed the acquisition of RAD (the “Acquisition”), whereby AITX acquired all the ownership and equity interest in RAD for 3,350,000 shares of AITX Series E Preferred Stock and 2,450 shares of Series F Convertible Preferred Stock. AITX’s prior business focus was transportation services, and AITX was exploring the on-demand logistics market by developing a network of logistics partnerships. As a result of the closing of the Acquisition, AITX has succeeded to the business of RAD, in which AITX purchased all of the outstanding shares of capital stock of RAD. As a result, AITX’s business going forward will consist of one segment activity which is the delivery of artificial intelligence and robotic solutions for operational, security and monitoring needs.

The Acquisition was treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of AITX’s operations were disposed of as part of the consummation of the transaction. Therefore, no goodwill or other intangible assets were recorded by AITX as a result of the Acquisition. RAD is treated as the accounting acquirer as its stockholders control the Company after the Acquisition, even though AITX was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of RAD as if RAD had always been the reporting company.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

For the year ended February 28, 2023, the Company had negative cash flow from operating activities of $12,577,395. As of February 28, 2023 the Company has an accumulated deficit of $112,253,711 and negative working capital of $12,610,601. Management does not anticipate having positive cash flow from operations in the near future. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

The Company does not have the resources at this time to repay all its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business. At the same time management points to its successful history with maintaining Company operations and reminds all with reasonable confidence this will continue. Management has plans to address the Company’s financial situation as follows:

Management is committed to raise either non-dilutive funds or minimally dilutive funds. There is no assurance that these funds will be able to be raised nor can we provide assurance that these possible raises may not have dilutive effects. In March 2023, the Company entered into an equity financing agreement whereby an investor will purchase up to $12,500,000 of the Company’s common stock at a discount over a two-year period. In March and April the Company reduced personnel that were working on far-future solutions as well as other department reductions. Combined with other cost cutting measures management estimates it reduced the monthly expense burn by $ 200,000 - $ 300,000 with little impact on short and medium term operations. Management believes that it has the necessary support to continue operations by continuing its funding methods in the following ways : growing revenues ,equity proceeds and non-convertible debt. Management has had many recent conversations with the Company’s primary debt holder and believes that the non-convertible debt on the balance sheet will be extended. Management notes that non-convertible debt on the books has been extended by this debt holder twice in the past and notes that this debt holder has been a strong supporter of the Company.

F-32

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in conformity with the instructions on Form 10-K of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (“SEC”). The audited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Robotic Assistance Devices, Inc., Robotic Assistance Devices Group , Inc, Robotic Assistance Devices Mobile , Inc. , On the Move Experience, LLC and OMV Transports, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates , judgements and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value equity instruments used in debt settlements, amendments and extensions.

Concentrations

Loans payable

At February 28, 2023 there were $31,254,345 of loans payable, $26,540,506 or 85% of these loans to companies controlled by one individual. At February 28, 2022 there were $26,233,598 of loans payable $21,709,459 or 83% of these loans to companies controlled by the same individual.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market instruments. The Company places its cash and cash equivalents with high-quality, U.S. financial institutions and, to date has not experienced losses on any of its balances.

Accounts Receivable

Accounts receivable are comprised of balances due from customers, net of estimated allowances for credit losses. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. There was an allowance of $39,000 and $33,890 provided as of February 28, 2023 and February 28, 2022, respectively. For the year ended February 28, 2023 , two customers account for 48% of total accounts receivable. For the year ended February 28, 2022 , three customers account for 63% of total accounts receivable.

Device Parts Inventory

Device parts inventory is stated at the lower of cost or net realizable value using the weighted average cost method. The Company records a valuation reserve for obsolete and slow-moving inventory, relying principally on specific identification of such inventory. The Company uses these device parts in the assembly of revenue earning devices (and demo devices) as well as research and development. Depending on use, the Company will transfer the parts to the corresponding asset or expense if used in research and development. A charge to income is taken when factors that would result in a need for an increase in the valuation, such as excess or obsolete inventory, are noted. At February 28, 2023 and at February 28, 2022 there was a valuation reserve of $195,000 and $65,000, respectively.

F-33

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Earning Devices

Revenue earning devices are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of 48 months. The Company continually evaluates revenue earning devices to determine whether events or changes in circumstances have occurred that may warrant revision of the estimated useful life or whether the devices should be evaluated for possible impairment. The Company uses a combination of the undiscounted cash flows and market approaches in assessing whether an asset has been impaired. The Company measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the respective assets which range from three to five years. Major repairs or improvements are capitalized. Minor replacements and maintenance and repairs which do not improve or extend asset lives are expensed currently.

Computer equipment	3 years
Furniture and fixtures	3 years
Office equipment	4 years
Warehouse equipment	5 years
Demo Devices	4 years
Vehicles	3 years
Leasehold improvements	5 years, the life of the lease

The Company periodically evaluates the fair value of fixed assets whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized in income.

Research and Development

Research and development costs are expensed in the period they are incurred in accordance with ASC 730, Research and Development unless they meet specific criteria related to technical, market and financial feasibility, as determined by Management, including but not limited to the establishment of a clearly defined future market for the product, and the availability of adequate resources to complete the project. If all criteria are met, the costs are deferred and amortized over the expected useful life or written off if a product is abandoned. At February 28, 2023 and February 28, 2022, the Company had no deferred development costs.

Contingencies

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

Sales of Future Revenues

The Company has entered into transactions, as more fully described in footnote 10, in which it has received funding from investors in exchange for which it will make payments to those investors based on the level of sales of certain revenue categories, generally based on a percentage of sales for those certain revenues. The Company determines whether these agreements constitute sales of future revenues or are in substance debt based on the facts and circumstances of each agreement, with the following primary criteria determinative of whether the agreement constitutes a sale of future revenues or debt:

●	Does the agreement purport, in substance, to be a sale

F-34

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	Does the Company have continuing involvement in the generation of cash flows due the investor

●	Is the transaction cancellable by either party through payment of a lump sum or other transfer of assets

●	Is the investors rate of return implicitly limited by the terms of the agreement

●	Does the Company’s revenue for a reporting period underlying the agreement have only a minimal impact on the investor’s rate of return

●	Does the investor have recourse relating to payments due

In the event a transaction is determined to be a sale of future revenues, it is recorded as deferred revenue and amortized using the sum-of-the-revenue method. In the event a transaction is determined to be debt, it is recorded as debt and amortized using the effective interest method. As of the date of these financial statements, the Company has determined that all such agreements are debt.

Revenue Recognition

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, supersedes the revenue recognition requirements and industry specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Topic 606 defines a five-step process that must be evaluated and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.. For the year ended February 28, 2023, two customers accounted for 45% of total revenue (2022- 43%).

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carryforward and valuation allowance. The Company will continue to analyze the Tax Act to assess its full effects on the Company’s financial results, including disclosures, for the Company’s fiscal year ending February 28, 2023, but the Company does not expect the Tax Act to have a material impact on the Company’s consolidated financial statements.

Leases

Lease agreements are evaluated to determine if they are sales/finance leases meeting any of the following criteria at inception: (a) transfer of ownership of the underlying asset; (b) purchase option that is reasonably certain of being exercised; (c) the lease term is greater than a major part of the remaining estimated economic life of the underlying asset; or (d) if the present value of the sum of lease payments and any residual value guaranteed by the lessee that has not already been included in lease payments in accordance with ASC 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset.

F-35

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

If at its inception, a lease meets any of the four lease criteria above, the lease is classified by the Company as a sales/finance; and if none of the four criteria are met, the lease is classified by the Company as an operating lease.

Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term, whereby an equal amount of rent expense is attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in the later years. The difference between rent expense recognized and actual rental payments is recorded as deferred rent and included in liabilities.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Our CEO and Chairman holds sufficient shares of the Company’s voting stock that give sufficient voting rights under the articles of incorporation and bylaws of the Company such that the CEO and Chairman can at any time unilaterally vote to increase the number of authorized shares of common stock of the Company without the need to call a general meeting of common shareholders of the Company.

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other income (expenses).

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

F-36

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Inputs that are unobservable for the asset or liability.

Measured on a Recurring Basis

The following table presents information about our liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fell:

	Amount at	Fair Value Measurement Using
	Fair Value	Level 1	Level 2	Level 3
February 28, 2023
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$979,000	$—	$—	$979,000

February 28, 2022
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$479,500	$—	$—	$479,500
Derivative liability – conversion features pursuant to convertible notes payable	$7,587	$—	$—	$7,587

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and advances, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

F-37

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements

Recently Adopted Accounting Standards

In December 2019, the Financial Accounting Standards Board (FASB) issued amended guidance on the accounting and reporting of income taxes. The guidance is intended to simplify the accounting for income taxes by removing exceptions related to certain intraperiod tax allocations and deferred tax liabilities; clarifying guidance primarily related to evaluating the step-up tax basis for goodwill in a business combination; and reflecting enacted changes in tax laws or rates in the annual effective tax rate. The Company adopted the new guidance effective February 1, 2021. There was no impact to the Company’s consolidated financial statements upon adoption.

In January 2020, the FASB issued new guidance intended to clarify certain interactions between accounting standards related to equity securities, equity method investments and certain derivatives. The guidance addresses accounting for the transition into and out of the equity method of accounting and measuring certain purchased options and forward contracts to acquire investments. The Company adopted the new guidance effective February 1, 2021. There was no impact to the Company’s consolidated financial statements upon adoption.

In August 2020, the FASB issued amended guidance on the accounting for convertible instruments and contracts in an entity’s own equity. The guidance removes the separation model for convertible debt instruments and preferred stock, amends requirements for conversion options to be classified in equity as well as amends diluted earnings per share (EPS) calculations for certain convertible debt instruments. The amended guidance is effective for interim and annual periods in 2022. The application of the amendments in the new guidance are to be applied either on a modified retrospective or a retrospective basis. We are currently assessing the effect that the adoption of this standard will have on the Company’s consolidated financial statements upon adoption.

Recently Issued Accounting Standards Not Yet Adopted

In March 2020, the FASB issued optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting and subsequently issued clarifying amendments. The guidance provides optional expedients and exceptions for accounting for contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. The optional guidance is effective upon issuance and can be applied on a prospective basis at any time between January 1, 2020 through December 31, 2022. The Company is currently evaluating the impact of adoption on its consolidated financial statements.

In October 2021, the FASB issued amended guidance that requires acquiring entities to recognize and measure contract assets and liabilities in a business combination in accordance with existing revenue recognition guidance. The amended guidance is effective for interim and annual periods in 2023 and is to be applied prospectively. Early adoption is permitted on a retrospective basis to the beginning of the fiscal year of adoption. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements for prior acquisitions; however, the impact in future periods will be dependent upon the contract assets and contract liabilities acquired in future business combinations.

3. REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue is earned primarily from two sources: 1) direct sales of goods or services and 2) short-term rentals. Direct sales of goods or services are accounted for under Topic 606, and short-term rentals are accounted for under Topic 842 which was adopted. On March 1, 2019.

As disclosed in the revenue recognition section of Note 2 – Accounting Polices, the Company adopted Topic 606 in accordance with the effective date on March 1, 2018. Note 2 includes disclosures regarding the Company’s method of adoption and the impact on the Company’s financial statements. Revenue is recognized on direct sales of goods or services when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

F-38

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Upon adoption of Topic 842, also referred to above in Note 2, the Company accounts for revenue earned from rental activities where an identified asset is transferred to the customer and the customer has the ability to control that asset for periods greater than one year. To date none of the lease agreements entered into have been for periods longer than one year or greater, and the Company has availed itself of the practical expedient to exclude such leases from ASC 84 2accountiong and instead has accounted for these leases under ASC 606.

The following table presents revenues from contracts with customers disaggregated by product/service:

	Year Ended February 28, 2023	Year Ended February 28, 2022
Device rental activities	$754,126	$592,401
Direct sales of goods and services	577,830	854,708
	$1,331,956	$1,447,109

4. LEASES

We lease certain warehouses, and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

There is no lease renewal. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at February 28, 2023 and February 28, 2022.

Leases	Classification	February 28, 2023	February 28, 2022
Assets
Operating	Operating Lease Assets	$1,208,440	$1,331,605
Liabilities
Current
Operating	Current Operating Lease Liability	$248,670	$254,027
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	950,541	1,057,579
Total lease liabilities		$1,199,211	$1,311,606

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 10% which for the leases noted above was based on the information available at commencement date in determining the present value of lease payments. We compare against loans we obtain to acquire physical assets and not loans we obtain for financing. The loans we obtain for financing are generally at significantly higher rates and we believe that physical space or vehicle rental agreements are in line with physical asset financing agreements. CAM charges were not included in operating lease expense and were expensed in general and administrative expenses as incurred.

Operating lease cost and rent was $260,271 and $275,785 for both the twelve months ended February 28, 2023 and February 28, 2022, respectively.

F-39

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. INVESTMENT

On December 23, 2022 the Company entered into a Simple Agreement for Future Equity (SAFE) contract to invest $50,000 to acquire shares of a company’s capital stock at a discount.

6. REVENUE EARNING ROBOTS

Revenue earning robots consisted of the following:

	February 28, 2022	February 28, 2021
Revenue earning devices	$2,015,058	$1,143,724
Less: Accumulated depreciation	(779,839)	(434,661)
	$1,235,219	$709,063

During the year ended February 28, 2023, the Company made total additions to revenue earning devices of $871,334 which was transferred from inventory. During the year ended February 28, 2022, the Company made total additions to revenue earning devices of $647,116 including $647,116 in inventory transfers. During the year ended February 28, 2022, the company disposed of a revenue earning device having a net book value of $3,255 for revenues of $30,600 and included the $3,255 in cost of goods sold.

Depreciation expense for these devices was $345,178 and $208,510 for the years ended February 28, 2023 and February 28, 2022, respectively.

7. FIXED ASSETS

Fixed assets consisted of the following:

	February 28, 2023	February 28, 2022
Automobile	$101,680	$101,680
Demo devices	69,010	16,539
Tooling	101,322	—
Machinery and equipment	8,825	—
Computer equipment	150,387	36,742
Office equipment	15,312	15,312
Furniture and fixtures	21,225	—
Warehouse equipment	14,561	11,415
Leasehold improvements	15,568	5,329
	497,890	187,017
Less: Accumulated depreciation	(182,002)	(49,065)
	$315,888	$137,952

During the year ended February 28, 2023, the Company made additions to fixed assets of $258,402 and also additions through inventory transfers of $52,471.

During the year ended February 28, 2022, the Company made additions to fixed assets of $115,493, additions through inventory transfers of $12,868 and the Company sold a vehicle having a net book value of $875 for fair value proceeds of $30,000 and recorded a gain on disposal of fixed assets of $29,125.

Depreciation expense was $132,937 and $24,376 for the years ended February 28, 2023 and February 28, 2022, respectively.

F-40

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. DEFERRED VARIABLE PAYMENT OBLIGATION

On February 1, 2019 the Company entered into an agreement with an investor whereby the investor would pay up to $900,000 in exchange for a perpetual 9% rate payment (Payments) on the Company’s reported quarterly revenue from operations excluding any gains or losses from financial instruments (Revenues). At February 29, 2020 the investor has advanced the full $900,000.

On May 9, 2019 the Company entered into two similar arrangements with two investors:

(1)	The investor would pay up to $400,000 in exchange for a perpetual 4% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $400,000 has been paid to the Company.

(2)	The investor would pay up to $50,000 in exchange for a perpetual 1.11% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $50,000 has been paid to the Company.

These variable payments (Payments) are to be made 30 days after the end of each fiscal quarter. If the Payments would deplete RAD’s available cash by more than 30%, the Payments may be deferred for up to 12 months after the quarterly report at an interest rate of 6% per annum on the unpaid amount.

In the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 30% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 30% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments.

On November 18, 2019 the Company entered into another similar arrangement with the (February 1, 2019) investor above whereby the investor would advance up to $225,000 in exchange for a perpetual 2.25% rate Payment on the Company’s quarterly Revenues (commencing on quarter ending May 31, 2020). At February 29, 2020 the investor has advanced $109,000 and the investor advanced the $116,000 remainder as of May 2020.

On December 30, 2019 the Company entered into another similar arrangement with a new investor whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues (commencing quarter ended November 30, 2020). At February 29, 2020 the investor has advanced $50,000 with the remainder to be advanced no later than June 30, 2020. If the total investor advances turns out to be less than $100,000, this would not constitute a breach of the agreement, rather the 1.00% rate would be adjusted on a pro-rata basis.

On April 22, 2020 the Company entered into another similar arrangement with the (first May 9, 2019) investor above whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues. At May 31, 2020 the investor has fully funded this commitment.

On July 1, 2020 the Company entered into a similar agreement with the first investor whereby the investor would pay up to $800,000 in exchange for a perpetual 2.75% rate payment (Payment) on the Company’s reported quarterly revenue. These Payments are to be made 90 days after the fiscal quarter with the first payment being due no later than May 31, 2021. If the Payments would deplete RAD’s available cash by more than 20%, the payment may be deferred. The investor had agreed to pay $100,000 per month over an 8 month period with the first payment due July 2020 and the final payment no later than February 28, 2021. As at August 31, 2020 the investor had fully funded the $800,000 commitment

On August 27, 2020 the Company and the first investor referred to above consolidated the three separate agreements of February 1, 2019 for $900,000, November 18, 2019 for $225,000 and July 1, 2020 for $800,000 into a new agreement for a total of $1,925,000. This new agreement is for similar terms as the above agreements save for the following: the rate payment is revised to 14.25% payable on revenues commencing the quarter ended August 31, 2020 and the Payments are secured by the assets of the Company. This interest may be secured by UCC filing but is subordinated to equipment financing on the products the Company leases to its customers.

F-41

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In summary of all agreements mentioned above if in the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 43.77% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 43.77% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments. As of March 1, 2021 as a result of the amendment with the first investor noted below. This aggregate asset disposition % was reduced from 43.77 % to 33.77%

The Payments will first become payable on June 30, 2019 (unless otherwise indicated) based on the quarterly Revenues for the quarter ended May 31, 2019 and will accrue every quarter thereafter. As of February 28, 2023, the Company has accrued approximately $542,177 in Payments, of which $325,600 is in arrears. As of February 28, 2022, the Company has accrued approximately $325,600 in Payments, of which $90,300 is in arrears. No notices have been received by the Company.

On March 1, 2021 the first investor referred to above whose aggregate investment is $1,925,000 revised his agreements as follows:

1)	The rate payment was reduced from 14.25 % to 9.65%
2)	The asset disposition % (see below) was reduced from 31 % to 21%

In consideration for the above changes, the investor received 40 Series F Convertible Preferred Stock and a warrant to purchase 367 shares of its Series F Convertible Preferred Stock with a five-year term and an exercise price of $1.00. During the three months ended May 31, 2021 the warrant holder exercised warrants to acquire 38 shares of Series F Convertible Preferred Stock. The company attributed a fair value based on recent transactions for the Series F Preferred stock and warrants of $33,015,214 and recorded a loss on settlement of debt with a corresponding adjustment to paid in capital.

The Company retains total involvement in the generation of cash flows from these revenue streams that form the basis of the payments to be made to the investors under this agreement. Because of this, the Company has determined that the agreements constitute debt agreements. As of February 28, 2023, and February 28, 2022, the long-term balances other than Payments already owed is the cash received of $2,525,000 and $2,525,000, respectively.

For both the years ended February 28, 2023 and February 28, 2022, the Company has received $0 related to the deferred payment obligation as the balance remains $2,525,000 at both February 28, 2023 and February 28, 2022.

9. CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

					Balance	Balance
		Interest	Conversion		February 28,	February 28,
Issued	Maturity	Rate	Rate per Share		2023	2022
July 18, 2016	July 18, 2017*	8%	$0.003	(1)	$—	$3,500
August 9, 2022	August 9, 2023	12%	$0.009	(2)	—	—
					$—	$3,500

(Less): current portion of convertible notes payable					—	(3,500)
(Less): discount on noncurrent convertible notes payable					—	—
Noncurrent convertible notes payable, net of discount					$—	$—

Current portion of convertible notes payable					$—	$3,500
(Less): discount on current portion of convertible notes payable					—	—
Current portion of convertible notes payable, net of discount					$—	$3,500

*	This note was in default as of February 28, 2022. Default interest rate 22%
(1)	The conversion price was not subject to adjustment from forward or reverse stock splits. Effective in August 2022 this note (and accrued interest) was no longer convertible.
(2)	Subject to adjustment for dilutive issuances

F-42

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the years ended February 28, 2023 and February 28, 2022, the Company incurred original issue discounts of $75,000 and $0, respectively, and debt discounts (and relative fair value debt discounts) from derivative liabilities of $$393,949 and $438,835, respectively, related to both new and re-valued convertible notes payable. These amounts are included in discounts on convertible notes payable and are being amortized to interest expense over the life of the convertible notes payable. During the years ended February 28, 2023 and February 28, 2022, the Company recognized interest expense related to the amortization of debt discount of $524,699 and $775,986, respectively.

All the notes above are unsecured. As of February 28, 2023, the Company had total accrued interest payable of $28,104, all of which is classified as current. As of February 28, 2022, the Company had total accrued interest payable of $28,104, all of which is classified as current. See description below for details of the convertible notes issued during the years ended February 28, 2022 and February 28, 2021.

Convertible notes issued

During the year ended February 28, 2023, the Company had the following convertible note activity:

●	The Company transferred the above July 18, 2016 $3,500 note to loans payable as the note was no longer convertible. This was a result of an SEC action against the debt holder who was also a common stockholder.

●	On August 9, 2022 the Company entered into a new convertible note for $750,000 with a one year maturity, interest rate of 12%, with a warrant (Warrant 1) to purchase 47,000,000 common shares with a five year maturity and an exercise price of $0.01, and an additional warrant (Warrant 2) to purchase 47,000,000 common shares with a five year maturity and an exercise price of $0.008 to be cancelled and extinguished if the note balance is $375,000 or less by February 9. 2023. The Company received $619,250 in cash proceeds, recorded an original issue discount of $75,000, recognized $393,949 based on a relative fair value calculation as debt discount with a corresponding adjustment to paid-in capital for the attached warrants, and transaction fees of $55,750. The discount is amortized over the term of the loan. This note and related accrued interest have been fully repaid at February 28, 2023.

The Company determined that the embedded conversion features which result in a variable conversion rate, in the convertibles notes described below should be accounted for as derivative liabilities as a result of their variable conversion rates.

During the year ended February 28, 2022, the Company had the following convertible note activity:

●	the Company amended the January 27, 2021 agreement with the lender whereby the conversion rate was changed from $0.10 to $0.03 as a result of a dilutive issuance. This resulted a derivative discount of $438,835 and a loss on extinguishment of $360,125.

●	holders of certain convertible notes payable elected to convert a total of $825,000 of principal and $71,955 accrued interest, and $1,750 of fees into 31,042,436 shares of common stock. No gain or loss was recognized on conversions as these conversions occurred within the terms of the agreement that provided for conversion.

●	the conversion rate of the January 19, 2021 note included above was reduced to $0.027 due to the dilutive issuance provision in the January 19, 2021 agreement.

F-43

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. RELATED PARTY TRANSACTIONS

For the years ended February 28, 2023 and February 28, 2022, the Company made net repayments of $0 and $803,394, respectively, to its loan payable-related party. At February 28, 2023, the loan payable-related party was $206,516 and $193,556 at February 28, 2022. As of February 28, 2023, included in the balance due to the related party is $108,000 of deferred salary all of which bears interest at 12%. At February 28, 2023 there was $108,000 of deferred salary with $90,000 bearing interest at 12%. The accrued interest included at February 28, 2023 was $15,660 (2022- $2,700).

During the year ended February 28, 2023 pursuant to the amended Employment Agreement with its Chief Executive Officer the Company accrued $499,500 as incentive compensation plan payable with a corresponding recognition of stock based compensation due to the expectation of additional awards being met. At February 28, 2023, the balance of incentive compensation plan payable was $979,000 (2022-$479,500). This will be payable in Series G Preferred Shares which are redeemable at the Company’s option at $1,000 per share.

During the year ended February 28, 2022, pursuant to the amended Employment Agreement with its Chief Executive Officer, the Company issued 1,500 shares of Series G Preferred Shares which are redeemable at the Company’s option at $1,000 per share and recorded $1,500,000 of stock based compensation. The Company redeemed these shares for $1,500,000 and accrued $479,500 as incentive compensation plan payable with a corresponding recognition of stock based compensation due to the expectation of additional awards being met.

During the years ended February 28, 2023 and February 28, 2022, the Company was charged $3,578,981 and $2,258,819, respectively in consulting fees for research and development to a company partially owned by a principal shareholder. The principal shareholder received no compensation from this partially owned research and development company and the fees were spent on core development projects.

11. OTHER DEBT – VEHICLE LOANS

In December 2016, RAD entered into a vehicle loan for $47,704 secured by the vehicle. The loan is repayable over 5 years maturing November 9, 2021, and repayable $1,019 per month including interest and principal. In November 2017, RAD entered into another vehicle loan secured by the vehicle for $47,661. The loan is repayable over 5 years, maturing October 24, 2022 and repayable at $923 per month including interest and principal. The principal repayments made were $0 for both the year ended February 28, 2022 and February 28, 2021. Regarding the second vehicle loan, the vehicle was returned at the end of fiscal 2019 and the car was subsequently sold by the lender for proceeds of $21,907 which went to reduce the outstanding balance of the loan. A loss of $3,257 was recorded as well. A balance of $21,578 remains on this vehicle loan at both February 28, 2023 and February 29, 2022. For the first vehicle loan, the vehicle was retired in 2020, the proceeds of the disposal of $18,766 was applied against the balance of the loan with a $5,515 gain on the remaining asset value of $13,251. A balance of $16,944 remains on this vehicle loan at both February 28, 2023 and February 28, 2022. The remaining total balances of the amounts owed on the vehicle loans were $38,522 and $38,522 as of February 28, 2023 and February 28, 2022, respectively, of which all were classified as current.

F-44

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. LOANS PAYABLE

Loans payable at February 28, 2023 consisted of the following:

					Annual
Date	Maturity	Description		Principal	Interest Rate
July 18, 2016	July 18, 2017	Promissory note	(35)*	$3,500	22%
June 11, 2018	June 11, 2019	Promissory note	(2)(#)	—	25%
January 31, 2019	June 30, 2019	Promissory note	(1)(#)	—	15%
May 9, 2019	June 30, 2019	Promissory note	(3)(#)	—	15%
May 31, 2019	June 30, 2019	Promissory note	(4)(#)	—	15%
June 26, 2019	June 26, 2020	Promissory note	(5)(#)	—	15%
September 24, 2019	June 24, 2020	Promissory note	(6)(#)	—	15%
January 30, 2020	January 30, 2021	Promissory note	(7)(#)	—	15%
February 27, 2020	February 27, 2021	Promissory note	(8)(#)	—	15%
April 16, 2020	April 16, 2021	Promissory note	(9)(#)	—	15%
May 12, 2020	May 12, 2021	Promissory note	(11)(#)	—	15%
May 22, 2020	May 22, 2021	Promissory note	(12)(#)	—	15%
June 2, 2020	June 2, 2021	Promissory note	(13)(#)	—	15%
June 9, 2020	June 9, 2021	Promissory note	(14)(#)	—	15%
June 12, 2020	June 12, 2021	Promissory note	(15)(#)	—	15%
June 16, 2020	June 16, 2021	Promissory note	(16)(#)	—	15%
September 15, 2020	September 15, 2022	Promissory note	(17)(#)	—	10%
October 6, 2020	March 6, 2023	Promissory note	(18)(#)	—	12%
November 12, 2020	November 12, 2023	Promissory note	(19)(#)	—	12%
November 23, 2020	October 23, 2022	Promissory note	(20)(#)	—	15.5%
November 23, 2020	November 23, 2023	Promissory note	(21)(#)	—	15%
December 10, 2020	December 10, 2023	Promissory note	(22)(#)	—	12%
December 10, 2020	December 10, 2023	Promissory note	(23)	3,921,168	12%
December 10, 2020	December 10, 2023	Promissory note	(24)	3,054,338	12%
December 10, 2020	December 10, 2023	Promissory note	(25)	165,605	12%
December 14, 2020	December 14, 2023	Promissory note	(26)	310,375	12%
December 30, 2020	December 30, 2023	Promissory note	(27)	350,000	12%
December 31, 2021	December 31, 2024	Promissory note	(28)	25,000	12%
December 31, 2021	December 31, 2024	Promissory note	(29)	145,000	12%
January 14, 2021	January 14, 2024	Promissory note	(30)	550,000	12%
February 22, 2021	February 22, 2024	Promissory note	(31)	1,650,000	12%
March 1, 2021	March 1, 2024	Promissory note	(10)	6,000,000	12%
June 8, 2021	June 8, 2024	Promissory note	(32)	2,750,000	12%
July 12, 2021	July 26, 2026	Promissory note	(33)	3,884,360	7%
September 14, 2021	September 14, 2024	Promissory note	(34)	1,650,000	12%
July 28, 2022	July 28, 2023	Promissory note	(36)	170,000	15%
August 30, 2022	August 30,2024	Promissory note	(38)	3,000,000	15%
September 7, 2022	September 7, 2023	Promissory note	(37)	400,000	15%
September 8, 2022	September 8, 2023	Promissory note	(39)	475,000	15%
October 13, 2022	October 13, 2023	Promissory note	(40)	350,000	15%
October 28, 2022	October 31, 2026	Promissory note	(41)	400,000	15%
November 9, 2022	October 31, 2026	Promissory note	(41)	400,000	15%
November 10, 2022	October 31, 2026	Promissory note	(41)	400,000	15%
November 15, 2022	October 31, 2026	Promissory note	(41)	400,000	15%
January 11, 2023	October 31,2026	Promissory note	(41)	400,000	15%
February 6, 2023	October 31,2026	Promissory note	(41)	400,000	15%
				$31,254,346

Less: current portion of loans payable				(11,569,986)
Less: discount on non-current loans payable				(4,130,291)
Non-current loans payable, net of discount				$15,554,069

Current portion of loans payable				$11,569,986
Less: discount on current portion of loans payable				(1,651,597)
Current portion of loans payable, net of discount				$9,918,389

*	In default. Default interest rate 22%

(#)	Loans with a principal balance of $1,661,953 along with associated accrued interest of $342,138 totaling $2,004,091 were paid in March 2022, with a remaining accrued liability of $62,979.

F-45

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	Original $78,432 note may be pre-payable at any time. The note balance includes 33% original issue discount of $25,882 at issuance. The loan and accrued interest were fully paid in March 2022.

(2)	Repayable in 12 monthly instalments of $4,562 commencing August 11, 2018 and secured by revenue earning devices having a net book value of at least $48,000. The loan and accrued interest were fully paid in March 2022.

(3)	Original $7,850 note may be pre-payable at any time. The note balance includes 33% original issue discount of $2,590 at issuance. The loan and accrued interest were fully paid in March 2022.

(4)	Original $86,567 note may be pre-payable at any time. The note balance includes 33% original issue discount of $28,567 at issuance. The loan and accrued interest were fully paid in March 2022.

(5)	Original $79,104 note may be pre-payable at any time. The note balance includes 33% original issue discount of $26,104 at issuance. The loan and accrued interest were fully paid in March 2022.

(6)	Original $12,000 note may be pre-payable at any time. The note balance includes an original issue discount of $3,000 at issuance. The loan and accrued interest were fully paid in March 2022.

(7)	Original $11,000 note may be pre-payable at any time. The note balance includes an original issue discount of $2,450 at issuance. The loan and accrued interest were fully paid in March 2022.

(8)	Original $5,000 note may be pre-payable at any time. The note balance includes an original issue discount of $1,200 at issuance. The loan and accrued interest were fully paid in March 2022.

(9)	Original $13,000 note may be pre-payable at any time. The note balance includes an original issue discount of $3,850 at issuance. The loan and accrued interest were paid in March 2022.

(10)	The unsecured note may be pre-payable at any time. Cash proceeds of $5,400,000 were received. The note balance of $6,000,000 includes an original issue discount of $600,000 and was issued with a warrant to purchase 300,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $4,749,005 using Black-Scholes with assumptions described in note 13. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $4,749,005 with a corresponding adjustment to paid in capital for the relative value of the warrant. For both the years ended February 28, 2023, the Company recorded amortization expense of $0 with an unamortized discount of $0 at February 28, 2023. The maturity was extended from March 1, 2022 to March 1, 2024 on February 28, 2022 in exchange for warrants to purchase 150,000,000 shares of common stock at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $2,850,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022.

(11)	Original $43,500 note may be pre-payable at any time. The note balance includes an original issue discount of $8,000 at issuance. The loan and accrued interest were fully paid in March 2022.

(12)	Original $85,000 note may be pre-payable at any time. The note balance includes an original issue discount of $15,000 at issuance. The loan and accrued interest were fully paid in March 2022.

(13)	Original $62,000 note may be pre-payable at any time. The note balance includes an original issue discount of $12,000 at issuance. The loan and accrued interest were fully paid in March 2022.

(14)	Original $31,000 note may be pre-payable at any time. The note balance includes an original issue discount of $6,000 at issuance. The loan and accrued interest were fully paid in March 2022.

F-46

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(15)	Original $50,000 note may be pre-payable at any time. The note balance includes an original issue discount of $10,000 at issuance. The loan and accrued interest were fully paid in March 2022.

(16)	Original $42,000 note may be pre-payable at any time. The note balance includes an original issue discount of $7,000 at issuance. The loan and accrued interest were fully paid in March 2022.

(17)	Original $300,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Interest payable monthly, principal due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The loan and accrued interest were fully paid in March 2022.

(18)	Original principal of $150,000 and interest repayable in 28 monthly instalments commencing December 6, 2020, the first 6 months at $2,000 per month, the remaining 22 payments at $ 8,500 per month. Secured by revenue earning devices. The loan and accrued interest were fully paid in March 2022.

(19)	Original $110,000 note may be pre-payable at any time. The note balance includes an original issue discount of $10,000 and was issued with a warrant to purchase 70,000,000 shares at an exercise price of $0.00165 per share, with a 3-year term and having a relative fair value of $41,176. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $41,176 with a corresponding adjustment to paid in capital. The loan and accrued interest were fully paid in March 2022.

(20)	Original principal of $65,000 and interest repayable in 21 monthly instalments of $4,060 commencing February 23, 2021. Secured by revenue earning devices. The loan and accrued interest were fully paid in March 2022.

(21)	Original $300,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000 and was issued with a warrant to purchase 230,000,000 shares at an exercise price of $0.00165 per share with a 3-year term and having a relative fair value of $125,814. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $125,814 with a corresponding adjustment to paid in capital for the relative value of the warrant. The loan and accrued interest were fully paid in March 2022.

(22)	Original $82,500 note may be pre-payable at any time. The note balance includes an original issue discount of 7,500 and was issued with a warrant to purchase 100,000,000 shares at an exercise price of $0.002 per share with a 3-year term and having a relative fair value of $54,545. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $54,545 with a corresponding adjustment to paid in capital for the relative value of the warrant. The loan and accrued interest were fully paid in March 2022.

(23)	This promissory note was issued as part of a debt settlement whereby $2,683,357 in convertible notes and associated accrued interest of $1,237,811 totaling $3,921,168 was exchanged for this promissory note of $3,921,168, and a warrant to purchase 450,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a relative fair value of $990,000. This note is secured by a general security charging all of the Company’s present and after-acquired property.

(24)	This promissory note was issued as part of a debt settlement whereby $1,460,794 in convertible notes and associated accrued interest of $1,593,544 totaling $3,054,338 was exchanged for this promissory note of $3,054,338, and a warrant to purchase 250,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a relative fair value of $550,000. This note is secured by a general security charging all of the Company’s present and after-acquired property.

(25)	This promissory note was issued as part of a debt settlement whereby $103,180 in convertible notes and associated accrued interest of $62,425 totaling $165,605 was exchanged for this promissory note of $165,605, and a warrant to purchase 80,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $176,000.

(26)	This promissory note was issued as part of a debt settlement whereby $235,000 in convertible notes and associated accrued interest of $75,375 totaling $310,375 was exchanged for this promissory note of $310,375, and a warrant to purchase 25,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $182,500.

F-47

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(27)	The note, with an original principal amount of $350,000, may be pre-payable at any time. The note balance includes an original issue discount of $35,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $271,250. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $271,250 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. For the year ended February 28, 2023, the Company recorded amortization expense of $83,338, with an unamortized discount of $193,515 at February 28, 2023.

(28)	This promissory note was issued as part of a debt settlement whereby $9,200 in convertible notes and associated accrued interest of $6,944 totaling $16,144 was exchanged for this promissory note of $25,000. This note is secured by a general security charging all of the Company’s present and after-acquired property.

(29)	This promissory note was issued as part of a debt settlement whereby $79,500 in convertible notes and associated accrued interest of $28,925 totaling $108,425 was exchanged for this promissory note of $145,000. This note is secured by a general security charging all of the Company’s present and after-acquired property.

(30)	The note, with an original principal amount of $550,000, may be pre-payable at any time. The note balance includes an original issue discount of $250,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $380,174. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $380,174 with a corresponding adjustment to paid in capital. For the year ended February 28, 2023, the Company recorded amortization expense of $127,897, respectively, with an unamortized discount of $239,336 at February 28, 2023.

(31)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 100,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $1,342,857. The discount and warrant are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,342,857 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. For the year ended February 28, 2023, the Company recorded amortization expense of $2,995,719, with an unamortized discount of $1,112,261 at February 28, 2023. The maturity date was extended from February 22, 2022 to February 22, 2024 on February 28, 2022 in exchange for warrants to purchase 50,000,000 at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $950,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022.

(32)	The note, with an original principal balance of $2,750,000, may be pre-payable at any time. The note balance includes an original issue discount of $50,000 and was issued with a warrant to purchase 170,000,000 shares at an exercise price of $0.064 per share with a 3-year term and having a relative fair value of $2,035,033. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $2,035,033 with a corresponding adjustment to paid in capital. For the year ended February 28, 2023, the Company recorded amortization expense of $455,527, with an unamortized discount of $794,218 at February 28, 2023. The maturity date was extended from June 8, 2022 to June 8, 2024 on February 28, 2022 in exchange for warrants to purchase 85,000,000 at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $1,615,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022.

(33)	This loan, with an original principal balance of $4,000,160, was in exchange for 184 Series F preferred shares from a former director. The interest and principal are payable at maturity. The loan is unsecured. For the year ended February 28, 2023 there was repayments $115,800 on the note.

(34)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 250,000,000 shares at an exercise price of $0.037 per share with a 3-year term and having a relative fair value of $1,284,783, The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,284,783 with a corresponding adjustment to paid in capital. For the year ended February 28, 2023, the Company recorded amortization expense of $188,002, with an unamortized discount of $1,214,431 at February 28, 2023.

(35)	This note was transferred from convertible notes payable because in August 2022 it was no longer convertible due to restrictions placed on the lender.

F-48

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(36)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2023, the Company recorded amortization expense of $10,974, with an unamortized discount of $9,026 at February 28, 2023.

(37)	Original $400,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2023, the Company recorded amortization expense of $22,179 with an unamortized discount of $27,821 at February 28, 2023.

(38)	A warrant holder exchanged 955,000,000 warrants for a promissory note of $3,000,000, bearing interest at 15% with a two year maturity. The fair value of the warrants was determined to be $2,960,500 with a corresponding adjustment to paid-in capital and a debt discount of $39,500 which will be amortized over the term of the loan. Principal and interest due at maturity. For the year ended February 28, 2023, the Company recorded amortization expense of $8,632, with an unamortized discount of $30,868 at February 28, 2023.

(39)	Original $475,000 note may be pre-payable at any time. The note balance includes an original issue discount of $75,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2023, the Company recorded amortization expense of $38,271 with an unamortized discount of $32,909 at February 28, 2023.

(40)	Original $350,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of the Company’s s present and after-acquired property. For the year ended February 28, 2023, the Company recorded amortization expense of $17,091 with an unamortized discount of $46,407 at February 28, 2023.

(41)

On October 28, 2022 the Company entered into an loan facility with a lender for up to $4,000,000 including an original issue discount of $500,000. In exchange the Company will issue one series F Preferred Share, extended 329 series F warrants with a March 1, 2026 maturity to a new October 31, 2033 maturity, and issue up to 10 tranches with each trance of $400,000, with cash proceeds of $350,000 an original issue discount of $50,000, October 31, 2026 maturity, and 61 Series F warrants with a October 31, 2033 maturity. Secured by a general security charging all of the Company’s present and after-acquired property. At November 30, 2022 the Company has issued 6 tranches as follows:

October 28, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants and 1 Series F Preferred Share having a relative fair value of $299,399. For the year ended February 28, 2023, the Company recorded amortization expense of $1,375 with an unamortized discount of $348,024 at February 28, 2023.

November 9, 2022, $400,000 loan, original issue discount of $50,000 , 61 Series F Preferred Share warrants e having a relative fair value of $299,750. For the year ended February 28, 2023, the Company recorded amortization expense of $1,312 with an unamortized discount of $348,438 at February 28, 2023.

November 10, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants e having a relative fair value of $302,020. For the year ended February 28, 2023, the Company recorded amortization expense of $1,139 with an unamortized discount of $350,881 at February 28, 2023.

November 15, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants e having a relative fair value of $299,959. For the year ended February 28, 2023, the Company recorded amortization expense of $2,143 with an unamortized discount of $347,815 at February 28, 2023.

January 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants e having a relative fair value of $299,959. For the year ended February 28, 2023, the Company recorded amortization expense of $802 with an unamortized discount of $347,189 at February 28, 2023.

February 6, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants e having a relative fair value of $299,959. For the year ended February 28, 2023, the Company recorded amortization expense of $100 with an unamortized discount of $348,426 at February 28, 2023.

F-49

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. DERIVATIVE LIABILITIES

As of February 28, 2023, and February 28, 2022, the Company revalued the fair value of all of the Company’s derivative liabilities associated with the conversion features on the convertible notes payable and determined that it had a total derivative liability of $0, and $7,587, respectively. For the year ended February 28, 2023, the Company recorded a change in fair value of derivative liabilities of $0 and $3,595, respectively and a gain on settlement of debt (with a corresponding adjustment to derivative liabilities) of $0 and $3,992, respectively. For the year ended February 28, 2022, the Company recorded a change in fair value of derivative liabilities of $372,214 and a gain on settlement of debt (with a corresponding adjustment to derivative liabilities) of $81,228, respectively.

14. STOCKHOLDERS’ DEFICIT

Preferred Stock: The Company is authorized to issue up to 20,000,000 shares of $0.001 par value preferred stock. The board of directors is authorized to designate any series of preferred stock up to the total authorized number of shares.

Series E Preferred Stock

The board of directors has designated 4,350,000 shares of Series E Preferred Stock. As of the date of this report, there are 3,350,000 shares of Series E Preferred Stock outstanding. The Series E Preferred Stock ranks subordinate to the Company’s common stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation. The Series E preferred stock is non-redeemable, does not have rights upon liquidation of the Company and does not receive dividends. The outstanding shares of Series E Preferred Stock have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of equity instruments with voting rights. As a result, the holder of Series E Preferred Stock has 2/3rds of the voting power of all shareholders at any time corporate action requires a vote of shareholders.

Series F Convertible Preferred Stock

The board of directors has designated 4,350 shares of Series F Convertible Preferred Stock with a par value of $1.00 per share. As of the date of this report, there are 2,533 shares of Series F Convertible Preferred Stock outstanding. The Series F Convertible Preferred Stock is non-redeemable, does not have rights upon liquidation of the Company, does not have voting rights and does not receive dividends. Each holder may, at any time and from time to time convert all, but not less than all, of their shares of Series F Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by three and 45 100ths (3.45) on a pro rata basis. So long as any shares of Series F Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the majority of the holders: (a) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series F convertible preferred stock; (b) create any Senior Securities; (c) create any pari passu Securities; (d) do any act or thing not authorized or contemplated by the Certificate of Designation which would result in any taxation with respect to the Series F Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

Series G Preferred Stock

The board of directors has designated 100,000 shares of Series G Preferred Stock. As of the date of this report, there are no shares of Series G Preferred Stock outstanding. The series G shares are redeemable at $1,000 per share The Series G preferred stock does not have voting rights, does not have rights upon liquidation of the Company and does not receive dividends.

Summary of Preferred Stock Activity

Series E Preferred Stock

During the year ended February 28, 2023 there was no Series E share activity.

During the year ended February 28, 2022 Series E shareholders had the following activity:

—	A shareholder cancelled 1,000,000 Class E shares. The company recorded an adjustment to paid in capital.

F-50

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series F Preferred Shares

Each holder of Series F Convertible Preferred Shares may, at any time and from time to time convert all, but not less than all, of their shares into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by three and 45 100ths (3.45) on a pro rata basis.

On August 23, 2021, the Company filed amended Series F preferred shares such that Series F preferred shares are not convertible into common stock by a holder until (A) August 23, 2023 or (B) the date on which such a conversion may be required for the purpose of (i) uplisting the Company to a new stock exchange, or (ii) selling more than 50% of the Company’s assets.

Summary or Preferred Stock Activity

During the year ended February 28, 2023 Series F shareholders had the following activity:

—	1 Series F Preferred Share and a total of 366 Series F Preferred Stock Warrants issued along with debt to a lender.

During the year ended February 28, 2022 Series F shareholders had the following activity:

—	40 Series F Preferred Shares and a warrant to purchase 367 Series F Preferred Shares with a five-year term and an exercise price of $1.00 were issued to an investor in exchange for amending their deferred variable payment obligation agreement. The company attributed a fair value based on recent transactions for the Series F Preferred stock and warrants of $33,015,214 and recorded a loss on settlement of debt with a corresponding adjustment to paid in capital.

—	The warrant holder exercised the warrant in part to acquire 38 Series F Preferred Shares.

—	The shareholder above converted 78 Series F Preferred Shares into 316,345,908 common shares.

—	Two Series F Preferred shareholders exchanged 83 Series F Preferred Shares for two promissory notes on March 23, 2021. The notes are non-interest bearing, have a one-year maturity and total $7,546,775. These notes were subsequently exchanged on June 2, 2021 for a total of 116,104.232 common shares.

—	On July 12, 2021, the former director agreed to surrender his remaining 184 Series F preferred shares in exchange for a note payable from the Company of $4,000,160 bearing interest at 7% per annum with a 5 year term, maturing July 12, 2026.

—	On August 24, 2021the Series F preferred warrant holder agreed to not exercise his warrant privileges on his remaining 329 warrant shares before September 1, 2023.

Unissued Series F Preferred Stock

At both February 28, 2023 and February 28, 2022 there remains 46 issuable Series F preferred stock at a value of $99,086.

During the year ending February 28, 2022 the Company redeemed (through cancellation) 19 shares of issuable Series F preferred stock having a value of $ 74,984 for $500,000, with the difference of $425,016 recorded as a dividend. On October 28, 2022 as part of a $4,000,000 loan facility (described in Note 12) the Company extended the maturity date of the 329 existing Series F Preferred Warrants currently held by the lender to October 31, 2033 from October 31, 2026.

Summary of Preferred Stock Warrant Activity

	Number of Series F Preferred Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2022	329	$1.00	11.50
Issued	366	$1.00	10.00
Exercised	—	—	—
Forfeited and cancelled	—	—	—
Outstanding at February 28, 2023	695	$1.00	10.00

F-51

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series G Preferred Stock

During the year ended February 28, 2023 there was no Series G share activity.

During the year ending February 28, 2022 Series G shareholders had the following activity:

—	On achievement of objectives 3,4,5 and 8 of the equity awards described below the CEO was granted 1500 Series G Preferred shares which were redeemed immediately for $1,500,000

—	The Company has accrued $1,979,500 of the equity awards and incentive compensation plan payable with the balance of $479,500 at February 28, 2022 after the $1,500,000 payment above.

Summary of Common Stock Activity

The Company increased authorized common shares from 5,000,000,000 to 6,000,000,000 on July 8, 2022 and again increased authorized common shares from 6,000,000,000 to 7,225,000,000 on March 19, 2023.

Summary of Common Stock Activity

During the year ended, February 28, 2023, common shareholders had the following activity:

—	the Company issued 1,057,841,576 common shares with gross proceeds of $8,21,027 and net proceeds of $7,771,169 after issuance costs of $447,858.

—	the Company issued 17,500,000 common shares as penalty to an investor pursuant to a share purchase agreement.

—	the Company issued 45,306,557 shares through the cashless exercise of 108,378,210 warrants.

—	the Company cancelled 17,116,894 shares as a result of an SEC enforcement action against a lender and issued 10,000,000 shares for $118,500 as payment for services.

During the year ending February 28, 2022, common shareholders had the following activity:

—	A Series F Preferred shareholder converted 78 Series F Preferred Shares for 316,345,998 common shares.

—	holders of certain convertible notes payable elected to convert a total of $825,000 of principal and $71,955 accrued interest, and $1,750 of fees into 31,042,436 shares of common stock.

—	in June 2021, lenders exchanged debt having a face value of $7,546,775 and a net book value of $6,894,099 for 116,104,232 common shares having a fair value of $6,455,396. A gain on settlement of debt of $438,703 was recorded.

—	the Company entered into an investor relations contract whereby 2,100,000 shares are issuable as of February 28, 2022. Stock based compensation of $109,200 was recorded in the period ended February 28, 2022.

—	the Company issued 645,168,473 common shares with gross proceeds of $13,108,624 and cash proceeds of $12,521,932 after issuance costs of $586,692

—	warrant holders exercised warrants to acquire 411,000,000 shares on a cashless basis for 395,022,447 common shares with a corresponding adjustment to paid in capital.

The table below represent the common shares issued, issuable and outstanding at February 28, 2023 and February 28, 2022:

Common shares	February 28, 2023	February 28, 2022
Issued	5,836,641,599	4,733,110,360
Issuable	12,100,000	2,100,000
Issued, issuable and outstanding	5,848,741,599	4,735,210,360

F-52

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Summary of Warrant and Stock Option Activity

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at February 29, 2021	619,523,492	$0.03	2.81
Issued	1,008,324,212	0.06	2.47
Exercised	(411,000,000)	0.06	1.70
Forfeited and cancelled	(2,043)	—	—
Outstanding at February 28, 2022	1,216,845,661	$0.06	2.38
Adjusted(1)	66,750,000	0.011	1.41
Issued	94,000,000	0.010	4.69
Exercised	(108,378,210)	(0.011)	2.44
Forfeited and cancelled	(955,000,000)	(0.008)	1.33
Outstanding at February 28, 2023	314,217,451	$0.114	1.95

(1)	Required dilution adjustment per warrant agreement

For the years ended February 28, 2023 and February 28, 2022, the Company recorded a total of $0 and $0, respectively on stock-based payments for warrants with a corresponding adjustment to additional paid-in capital.

For the years ended February 28, 2023 and February 28, 2022 the Company recorded a total of $240,550 and $1,678,550 respectively, to stock-based compensation for options, and shares with a corresponding adjustment to additional paid-in capital. In addition the Company recorded other stock based compensation of $499,500 and $479,500, respectively with a corresponding adjustment to incentive compensation plan payable, payable in Series G Preferred shares which have not yet been issued.

During the year ended February 28, 2023 warrant holders had the following activity:

—	On August 30, 2022 a warrant holder exchanged 955,000,000 warrants for a promissory note of $3,000,000, bearing interest at 15% with a two year maturity. The fair value of the warrants was determined to be 2,960,500 with a corresponding adjustment to paid-in capital and a debt discount of $39,500 which will be amortized over the term of the loan.

—	On August 9, 2022 as part of a debt issuance the Company issued two 47,000,000 warrants at an exercise price of $0.01 and $0.008 per share, respectively both with a 5-year term and with a total relative fair value of $393,949 all using a Monte Carlo simulation to include reset events, exercise at maturity, and cashless exercise features with assumptions described below:

Strike price	$0.008 - $0.01
Fair value of Company’s common stock	$0.012
Dividend yield	0.00%
Expected volatility	88.2% - 90.00%
Risk free interest rate	2.98%
Expected term (years)	5.00

—	Cashless exercise of 108,378,210 warrants for 45,306,557 common shares

During the year ended February 28, 2022 warrant holders had the following activity:

—	warrant holders exercised warrants to acquire 411,000,000 shares on a cashless basis for 395,022,447 common shares with a corresponding adjustment to paid in capital.

—	in conjunction with debt disclosed in Note 11 (44), the Company issued warrants to a lender to purchase 170,000,000 shares at an exercise price of $0.064 per share with a 3-year term and having a relative fair value of $2,035,033, in conjunction with debt disclosed in Note 11 (10), the Company issued warrants to a lender to purchase 300,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $4,749,005,and in conjunction with debt disclosed in Note 11 (46), the Company issued warrants to a lender to purchase 250,000,000 shares at an exercise price of $0.037 per share with a 3-year term and having a relative fair value of $1,284,783 all using the Black-Scholes model with assumptions described below:

F-53

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Strike price	$0.135 - $0.037
Fair value of Company’s common stock	$0.146 - $0.0071
Dividend yield	0.00%
Expected volatility	411.0% - 403.33%
Risk free interest rate	0.43% - 0.27%
Expected term (years)	3.00

—	in conjunction with debt extensions on notes payable disclosed in Note 12 (10, 43, 44), the Company issued warrants to a lender to purchase a total 285,000,000 shares at an exercise price of $0.164 per share with a 3-year term and having an aggregate fair value of $5,415,000, recorded as interest with a corresponding adjustment to paid in capital all using the Black-Scholes model with assumptions described below:

Strike price	$0.0164
Fair value of Company’s common stock	$0.019
Dividend yield	0.00%
Expected volatility	385.60%
Risk free interest rate	1.62%
Expected term (years)	3.00

—	As share issuance costs to a broker the company issued warrants to acquire a total of 3,324,212 shares with a fair value of $21,929 recorded against share proceeds with a corresponding adjustment to paid in capital all using the Black-Scholes model with assumptions described below:

Strike price	$0.041 - $0.029
Fair value of Company’s common stock	$0.039 - $0.028
Dividend yield	0.00%
Expected volatility	35.30 - 35.90%
Risk free interest rate	0.46 - 0.95%
Expected term (years)	3.00

Summary of Common Stock Option Activity

Summary of CEO Compensation Grant

On April 9, 2021 the Company entered into an Employment Agreement with Chief Executive Officer, Steven Reinharz with a three- year term under the following terms whereby stock option awards will be granted if certain conditions are met:

—	A stock option award (option 1) will be granted to the employee to purchase 10,000,000 shares at an exercise price of $ $0.15 per share if the trading share price of the Company reaches an average of $0.30 per share for ten days over a 30 day trading period.

—	A stock option award (option 2) will be granted to the employee to purchase 30,000,000 shares at an exercise price of $ $0.25 per share if the trading share price of the Company reaches an average of $0.50 per share for ten days over a 30 day trading period.

Objective #3:	Sales in any fiscal quarter exceed the total sales in fiscal year 2021 for the first time.

Award #3:	Five hundred (500) shares of Series G preferred stock.

Objective #4:	One hundred fifty (150) devices are deployed in the marketplace.

Award #4:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #5:	Year-to-date sales at any point in fiscal year 2022 exceed One Million Dollars ($1,000,000).

Award #5:	Two hundred fifty (250) shares of Series G preferred stock.

F-54

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Objective #6:	The price per share of common stock has increased to and maintains a price of Ten Cents ($0.10) or more for ten (10) days in a thirty (30) day period.

Award #6:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #7:	The price per share of common stock has increased to and maintains a price of Twenty Cents ($0.20) or more for ten (10) days in a thirty (30) day period.

Award #7:	Five hundred (500) shares of Series G preferred stock.

Objective #8:	The RAD 3.0 products are launched into the marketplace by November 30, 2021.

Award #8:	Five hundred (500) shares of Series G preferred stock.

Objective #9:	RAD receives an order for fifty (50) units from a single customer.

Award #9:	Five hundred (500) shares of Series G preferred stock.

The fair value of the first two awards was obtained through the use of the Monte Carlo method was $69,350 with a charge to stock- based compensation and a corresponding charge to paid in capital. The fair value of the remaining rewards was determined by calculating the vesting amounts of each reward and then determining for each reporting period the requisite service rendered and applying that against the cash redemption value of the number of shares of Series G issuable for each tier in the agreement. For the period ended February 28, 2023 that amount totaled $499,500 with a charge to stock-based compensation and a corresponding charge to incentive compensation plan payable. For the period ended February 28, 2022 that amount totaled $1,979,500 with a charge to stock-based compensation and a corresponding charge to incentive compensation plan payable. With the achievement of objectives 3,4,5 and 8 of the equity awards described above the CEO was granted 1,500 Series G Preferred shares which were redeemed in the reporting period for $1,500,000 in cash. As part of the grant, the Company is responsible for grossing up the award value and has accrued additional compensation for the estimated taxes to be paid by the executive.

On April 14, 2021, the Shareholders of Series E Preferred Stock and the Board of Directors of our Company (“Board”) approved and adopted the 2021 Incentive Stock Plan (the “2021 Plan”). On August 11, 2022 the Company amended the 2021 Plan increasing the maximum number of shares applicable to the 2021 Plan from 5,000,000 to 100,000,000.

The purpose of the 2021 Plan is to promote the success of the Company by authorizing incentive awards to retain Directors, executives, selected Employees and Consultants, and reward participants for making major contributions to the success of the Company. The 2021 Plan authorizes the granting of stock options, restricted stock, restricted stock units, stock appreciation rights and stock awards. A total of one hundred million (100,000,000) shares of common stock may be issued under the 2021 Plan. All awards under the 2021 Plan, whether vested or unvested, are subject to the terms of any recoupment, clawback or similar policy of the Company in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any shares of stock or other cash or property received with respect to the awards, including any value received from a disposition of the shares acquired upon payment of the awards. The 2021 Plan will be administered by the Board or any Committee authorized by the Board, if applicable, which will have the sole authority to, among other things: construe and interpret the 2021 Plan; make rules and regulations relating to the administration of the 2021 Plan; select participants; and establish the terms and conditions of awards, all in accordance with the terms of the 2021 Plan. The 2021 Plan will remain in effect until April 14, 2031, unless sooner terminated by the Board. Termination will not affect awards then outstanding.

During the year ended February 28, 2023 the Company had the following common stock option activity:

—	On September 1, 2022, the Company as part of the afore-mentioned Incentive Stock Option Plan issued 100,000,000 shares to 64 employees. The shares were issued with an exercise price of $0.02, vest after 4 years with a 5 year term having a fair value of $1,020,000 using the Black-Scholes model with assumptions described below:

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ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Strike price	$0.02
Fair value of Company’s common stock	$0.01
Dividend yield	0.00%
Expected volatility	340.9
Risk free interest rate	3.39%
Expected term (years)	4.50

The Company recorded $122,050 in stock-based compensation which represents the current expense over the vesting period.

—	Options to purchase 4,275,000 shares were forfeited due to employee terminations

During the year ended February 28, 2022 the Company had no common stock option activity:

Summary of Common Stock Option Activity

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2022	—	$—	—
Issued	100,000,000	$0.02	4.75
Exercised	—	—	—
Forfeited, extinguished and cancelled	(4,275,000)	$0.02	(4.75)
Outstanding at November 30, 2022	95,725,000	$0.02	4.75

15. COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s condensed consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

The related legal costs are expensed as incurred.

Operating Lease

On December 18, 2020, the Company entered into a 15-month lease agreement for office space at 18009 Sky Park Circle Suite E, Irvine CA, 92614, commencing on December 18, 2020 through to March 31, 2022 with a minimum base rent of $3,859 per month. The Company paid a security deposit of $3,859.

On March 10, 2021, the Company entered into a 10 year lease agreement for q manufacturing facility at 10800 Galaxie Avenue, Ferndale, Michigan, 48220, commencing on May 1, 2021 through to April 30, 2031 with a minimum base rent of $15,880 per month. The base rent increase by 3% per annum commencing May 1, 2024. The Company paid a security deposit of $15,880.

On September 30, 2021, the Company entered into a 3-year lease agreement for a vehicle commencing September 30, 2021 through to April 30, 2031 with a minimum base rent of $1,538 per month. The Company paid a down payment of $18,462.

On January 28, 2022, the Company entered into a 2-year lease agreement for office space at 1516 E Edinger, Santa Ana, California, 92705, commencing on February 1, 2022 through to January 31, 2024 with a minimum base rent of $1,500 per month. The Company paid a security deposit of $1,500.

The Company’s leases are accounted for as operating leases. Rent expense and operating lease cost are recorded over the lease terms on a straight-line basis. Rent expense and operating lease cost was $260,271 and $275,785 for the years ended February 28, 023 and February 28, 2022, respectively.

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ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Maturity of Lease Liabilities	Operating Leases
February 28, 2024	$248,669
February 28, 2025	219,863
February 28, 2026	207,558
February 28, 2027	207,558
February 28, 2028	207,558
February 28, 2029 and after	657,268
Total lease payments	1,748,474
Less: Interest	(549,263)
Present value of lease liabilities	$1,199,211

16. EARNINGS (LOSS) PER SHARE

The net income (loss) per common share amounts were determined as follows:

	For the Year Ended
	February 28,	February 28,
	2023	2022
Numerator:
Net income (loss) available to common shareholders	$(18,109,457)	$(62,197,484)

Effect of common stock equivalents
Add: interest expense on convertible debt	47,075	24,954
Add (less) loss (gain) on change of derivative liabilities	(3,595)	(372,214)
Net income (loss) adjusted for common stock equivalents	(18,065,977)	(62,544,744)

Denominator:
Weighted average shares - basic	5,091,857,082	4,029,658,082

Net income (loss) per share – basic	$(0.00)	$(0.02)

Denominator:
Weighted average shares – diluted	5,091,857,082	4,029,658,082

Net income (loss) per share – diluted	$(0.00)	$(0.02)

The anti-dilutive shares of common stock equivalents for the years ended February 28, 2023 and February 28, 2022 were as follows:

	For the Year Ended
	February 28,	February 28,
	2023	2022
Convertible notes and accrued interest	—	4,927,561
Convertible Class F Preferred Shares*	—	—
Stock options and warrants	496,942,251	1,256,845,661
Total	496,942,251	1,261,773,222

*	On August 23, 2021, the Company filed amended Series F preferred shares such that Series F preferred shares are not convertible into common stock by a holder until (A) August 23, 2023 or (B) the date on which such a conversion may be required for the purpose of (i) uplisting the Company to a new stock exchange, or (ii) selling more than 50% of the Company’s assets. Had these Series F preferred shares been convertible at February 28, 2023 and 2022 the dilutive effects would be as follows:

	For the Year Ended
	February 28
	2023	2022
Convertible Series F Preferred Shares	20,178,158,517	16,336,475,742

F-57

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The income tax expense (benefit) consisted of the following for the fiscal years ended February 28, 2023 and February 28, 2022:

	February 28, 2023	February 28, 2022
Total current	$—	$—
Total deferred	—	—
Total	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax benefit for the fiscal years ended February 28, 2023 and February 28, 2022:

February 28, 2023
Federal statutory rate	$(3,803,000)
State income tax benefit, net of federal benefit	(859,400)
Non deductible interest	415,800
Non deductible stock based compensation	155,400
Change in valuation allowance	4,091,200
Total	$—

February 28, 2022
Federal statutory rate	$(13,061,500)
State income tax benefit, net of federal benefit	(2,954,400)
Non deductible interest	4,027,800
Non deductible settlement losses	8,515,100
Non deductible stock based compensation	169,400
Non deductible changes in fair value of instruments	(95,800)
Other non deductible expenses	600
Change in valuation allowance	3,398,800
Total	$—

For the year ended February 28, 2023 and February 28, 2022, the expected tax benefit, temporary timing differences and long-term timing differences are calculated at the 21% statutory rate.

F-58

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax assets and liabilities were as follows for the fiscal years February 28, 2023 and February 28, 2022:

	February 28, 2023	February 28, 2022
Deferred tax assets:
Net operating loss carryforwards	$12,651,115	$8,445,915
Debt discount		114,000
Total deferred tax assets	12,651,115	8,559,915

Deferred tax liabilities:
Depreciation	—	—
Deferred revenue	—	—
Total deferred tax liabilities	—	—

Net deferred tax assets:
Less valuation allowance	(12,651,115)	(8,559,915)
Net deferred tax assets (liabilities)	$—	$—

The Company has incurred losses since inception, therefore, the Company has no federal tax liability. Additionally there are limitations imposed by certain transactions which are deemed to be ownership changes which occurred in the Company on August 28, 2017. The net deferred tax asset generated by the loss carryforward has been fully reserved. The cumulative net operating loss carryforward was approximately $44,448,800 at February 28, 2023 and $28,200,000 at February 28, 2022, that is available for carryforward for federal income tax purposes and begin to expire in 2030.

Although the Company has tax loss carry-forwards, there is uncertainty as to utilization prior to their expiration. Accordingly, the future income tax asset amounts have been fully reserved by a valuation allowance.

The Company has maintained a full valuation allowance against its deferred tax assets at February 28, 2023 and February 28, 2022. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax asset, a full valuation allowance has been provided.

The Company does not have any uncertain tax positions at February 28, 2023 and February 28, 2022 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

The Company’s tax returns for the years ended February 28, 2022, and February 28, 2021, and February 29, 2020 are open for examination under Federal statute of limitations.

18. SUBSEQUENT EVENTS

Subsequent to February 28, 2023 through to June 5, 2023,

— the Company issued 280,929,190 common shares pursuant to a share purchase agreement for gross proceeds of $1,400,194, issuance costs of $81,285 and cash proceeds of $1,318,909.

— on March 19 ,2023 the shareholders approved an increase to its authorized common stock by 1,225,000,000 shares

— on March 22, 2023 the Company entered into an Equity Financing Agreement whereby an investor shall invest up to $30,000,000 over the course of twenty four (24) month at a purchase price of eighty percent (80%) of the lowest trade price in the 9 day preceding period. If the average Closing Price for the Common Stock during the three (3) trading days preceding a purchase is equal to or greater than one cent ($.01) per share, the applicable purchase price shall equal eighty five percent (85%) of the lowest trade price in the 9 day preceding period. Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the purchase price shall equal ninety percent (90%) of the lowest Volume Weighted Average Price (“VWAP”) for the Common Stock during the 9 day preceding period subject to a floor of $4.50 per share, below which the Company shall not be required to sell shares. In conjunction with the above agreement, the Company entered into a Registration Rights Agreement.

Agreement with Icon Capital Group

(September 24, 2023 Placement Agent Agreement)

Subsequent to our quarter ending June 30, 2023, we completed a September 24, 2023 Placement Agreement with JH Darbie & Company (“Darbie”) to introduce third party investors to us for which we are obligated to pay Darbie: (a) upon consummation of the closing of a financing on our behalf, a finder’s fee in cash equal to 8% of the gross proceeds of an equity/convertible security (4% of for Equity Lines of Credit) and/or cash equal to 3% of the gross proceeds of a non-convertible debt transaction; (b) pay Darbie non-callable warrants equal to 8% warrant coverage of the amount raised (0% warrant coverage for Equity Lines of Credit. In conjunction with (b), the warrants will entitle the holder to purchase our securities at a purchase price equal to 120% of the introduced party’s exercise price of the transaction or the public market closing price of our common stock on the date of the transaction, whichever is lower.

F-59

PROSPECTUS

Up to 2,500,000,000 Shares of Common Stock

April 3, 2024

- Prospectus Cover Page -

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates except the SEC registration fee.

Accounting fees and expenses	$3,000
Total	$3,000

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholder. The Selling Stockholder, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our Bylaws provide that the Company shall indemnify its directors and officers from and against any liability arising out of their service as a director or officer of the Corporation or any subsidiary or affiliate of which they serve as an officer or director at the request of the Corporation to the fullest extent not prohibited by NRS Chapter 78. The effect of this provision of our bylaws is to eliminate our right and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statements

(a)(1) Financial Statements

The consolidated financial statements and Report of Independent Registered Public Accounting Firm are listed in the Index to Financial Statements and Financial Statement Schedules on page F-1 and included on pages F-2 through F-59.

(2) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC are either not required under the related instructions, are not applicable (and therefore have been omitted), or the required disclosures are contained in the financial statements included herein.

Exhibit #	Description

3.1	Articles of Incorporation filed with Nevada Secretary of State on 9/8/2014 (previously filed as Exhibit 3.1 to the Registrant’s Transition Report on Form 10-KT filed on 3/12/2018.

3.2	Amended Bylaws (previously filed as Exhibit 4.1 on Form S-3 on 9/2/2021 and incorporated by reference)

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4.3	Amendment to Certificate of Designation of Series E Convertible Preferred Stock (previously filed as Exhibit 3.5 to Registrant’s Transition Report on Form 10-KT filed on 3/12/2018 and incorporated by reference)

4.4	Certificate of Designation of Series F Convertible Preferred Stock (previously filed as exhibit 3.4 to the Registrant’s Transition Report on Form 10-KT filed on 3/12/2018 and incorporated by reference)

4.5	Amendment No. 2 to Certificate of Designation of Series F Convertible Preferred Stock (previously filed as Exhibit 10.1 of Registrant’s Form 8-K filed on 8/24/2021 and incorporated by reference)

4.6	Certificate of Designation of Series G Preferred Stock (previously filed as Exhibit 3.4 to the Registrant’s Transition Report on Form 10-KT on 3/12/2018 and incorporated by reference)

5.1	Opinion of Frederick M. Lehrer, P. A. *

10.1	Equity Financing Agreement (previously filed as Exhibit 10.1 to the Registrant’s Form S-1 dated March 31, 2023)

10.2	Registration Rights Agreement (previously filed as Exhibit 10.2 to the Registrant’s Form S-1 dated March 31, 2023)

10.3	Placement Agent Agreement with Icon Capital Group (previously filed as Exhibit 10.3 to the Registrant’s Form S-1 dated March 31, 2023)

10.4	September 24, 2023 Finder’s Fee Agreement with JH Darbie & Co. (previously filed as Exhibit 10.4 to the Registrant’s Form S-1 dated September 29, 2023

23.1	Consent of Frederick M. Lehrer, P. A. (included in Exhibit 5.1) *

23.2	Consent of L J Soldinger Associates, LLC, Independent Registered Public Accounting Firm *

107	Calculation of Filing Fee Table *

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document. *

101.SCH	Inline XBRL Taxonomy Extension Schema Document *

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document *

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document *

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101) *

* Filed or furnished herewith

Item 16. Undertakings.

The undersigned registrant hereby undertakes

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ferndale, Michigan on April 3, 2024.

Artificial Intelligence Technology Solutions, Inc.

By:	/s/ Steven Reinharz
Steven Reinharz
Chief Executive Officer, Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Steven Reinharz	Chief Executive Officer/Director	April 3, 2024
Steven Reinharz

/s/ Anthony Brenz	Chief Financial Officer	April 3, 2024
Anthony Brenz

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